                                                          Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    --------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                    --------
                                  TELLABS, INC.
             (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                         3661                  36-3831568
(State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) (Identification No.)

                               4951 INDIANA AVENUE
                           LISLE, ILLINOIS 60532-1698
                                 (630) 378-8800
   (Address and telephone number of Registrant's principal executive offices)

                               CAROL COGHLAN GAVIN
                       VICE PRESIDENT AND GENERAL COUNSEL
                                  TELLABS, INC.
                               4951 INDIANA AVENUE
                           LISLE, ILLINOIS 60532-1698
                                 (630) 378-8800
            (Name, address and telephone number of agent for service)
                                    --------
                                   Copies to:

              IMAD I. QASIM                          EDWIN M. MARTIN, JR.
             SIDLEY & AUSTIN                   PIPER MARBURY RUDNICK & WOLFE LLP
              Bank One Plaza                         1200 19th Street, NW
         10 South Dearborn Street                   Washington, D.C. 20036
         Chicago, Illinois 60603
                                    --------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of Oriole Merger Corp., a wholly owned subsidiary of the Registrant, with and into SALIX Technologies, Inc., as described herein.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________________

                                    --------
                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
                                                          Proposed Maximum        Proposed Maximum
       Title of Each Class            Amount to Be         Offering Price             Aggregate                   Amount of
 of Securities to Be Registered      Registered (1)          Per Share            Offering Price(2)         Registration Fee (2)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value......................        4,688,965           Not applicable            $2,733,330                    $722(3)
----------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of common stock that the Registrant may be required to issue in the merger pursuant to the merger agreement, which sets forth an aggregate merger consideration of $300,000,000.00 and a price of $63.98 per share of Tellabs common stock

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(2), on the basis of one-third of the stated value of the outstanding shares of SALIX common stock and preferred stock to be exchanged in the merger, calculated as of June 30, 1999.

(3) Previously paid. The securities being registered hereunder are carried forward from the 220,868,892 split-adjusted shares of Registrant's common stock previously registered on Registration Statement No. 333-59511 (none of which have been issued) with respect to which a filing fee of $2,432,523 was previously paid.

                                    --------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                            SALIX TECHNOLOGIES, INC.
                            904 Wind River Lane #101
                             Gaithersburg, MD 20878

                                                                  ________, 2000

Dear Fellow Stockholder:

         You are cordially invited to attend the special meeting of stockholders of SALIX Technologies, Inc., to be held on _____, ________, 2000, at __:__ a.m. at _________, ______________________.

         SALIX and Tellabs, Inc. entered into a merger agreement dated as of December 21, 1999. Under that agreement, a newly formed subsidiary of Tellabs will be merged with and into SALIX, and SALIX will survive as a wholly owned subsidiary of Tellabs. Your Board of Directors is giving this proxy statement and prospectus to you to solicit your proxy to vote for approval and adoption of the merger agreement.

         If we complete the merger, each share of SALIX common stock and SALIX preferred stock that you own will be converted into shares of Tellabs common stock, unless you exercise appraisal rights under Delaware law. We will determine the number of shares of Tellabs common stock into which each share of SALIX common stock and preferred stock will be converted immediately prior to completion of the merger according to formulas specified in the merger agreement and described in the attached materials. If the merger agreement is approved and all other conditions described in the merger agreement have been met or, where permissible, waived, the merger is expected to occur as soon as possible after the special meeting. There is no public trading market for SALIX common stock or SALIX preferred stock. Tellabs common stock is quoted on the Nasdaq Stock Market under the symbol "TLAB."

         AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF SALIX AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SALIX STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

         The accompanying proxy statement and prospectus describes the terms and conditions of the merger agreement and includes, as Annex A, a complete text of the merger agreement. I urge you to read the enclosed materials carefully for a complete description of the merger. Whether or not you plan to attend the special meeting in person and regardless of the number of shares you own, please complete, sign, date and return the enclosed proxy card as promptly as possible. We look forward to seeing you at the special meeting.

                                        Sincerely,


                                        Daniel Simpkins
                                        President, CEO and Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Tellabs common stock to be issued under this proxy statement and prospectus or determined if this proxy statement and prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

  This proxy statement and prospectus is dated ________, 2000 and is first being mailed to SALIX stockholders on or about ________, 2000.

                            SALIX TECHNOLOGIES, INC.
                            904 WIND RIVER LANE #101
                             GAITHERSBURG, MD 20878

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON ________, 2000

TO THE STOCKHOLDERS OF SALIX TECHNOLOGIES, INC.:

         A special meeting of stockholders of SALIX Technologies, Inc. will be held on _____, ________, 2000, at _____________, _____________________,
commencing at __:__ a.m., for the following purposes:

                  (1) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of December 21, 1999 among SALIX, Tellabs, Inc., and Oriole Merger Corp., a wholly owned subsidiary of Tellabs, a copy of which is attached as Annex A to the proxy statement and prospectus accompanying this notice.

                  (2) To consider and transact such other business as may properly be brought before the special meeting or any adjournment thereof.

         AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF SALIX AND ITS STOCKHOLDERS. THE SALIX BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. We urge you to read the accompanying proxy statement and prospectus carefully for a description of the merger agreement.

         Stockholders of SALIX beneficially holding, as of the record date, in the aggregate approximately 80% of the outstanding shares of SALIX common stock and 100% of the outstanding shares of SALIX Series A preferred stock have agreed to vote all of their shares in favor of the approval and adoption of the merger agreement. Consequently, approval and adoption of the merger agreement by SALIX stockholders is assured.

         Pursuant to the merger agreement, holders of SALIX common stock and preferred stock are entitled to appraisal rights in connection with the merger, in accordance with Delaware law.

         The record date for determining the stockholders who will receive notice of and be entitled to vote at the special meeting is ________, 2000. You may examine a list of the SALIX stockholders who are entitled to vote at the special meeting during ordinary business hours at SALIX's principal offices for the ten days prior to the special meeting.

                                        By Order of the Board of Directors,


                                        ------------------------
                                        Suzanne L. Rotbert
                                        Secretary
Gaithersburg, Maryland
________, 2000

         Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Stockholders who attend the special meeting may revoke their proxies and vote in person if they desire. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARDS AT THIS TIME. Do not send in your stock certificates until you receive a letter of transmittal.

                       TABLE OF CONTENTS

SUMMARY..................................................1
     The Companies.......................................1
     What You Will Receive in the Merger.................1
     Escrow..............................................2
     Treatment of Stock Options in the Merger............2
     The Special Meeting.................................2
     Voting Agreements...................................3
     SALIX's Reasons for the Merger......................3
     Interests of Certain Persons in the Merger..........3
     Regulatory Approvals................................4
     Conditions to the Merger............................4
     Termination of the Merger Agreement.................4
     No Solicitation of Competing Transactions...........5
     Appraisal Rights....................................5
     Material Federal Income Tax Consequences............5
     Accounting Treatment................................6
     Forward-Looking Statements May Prove Inaccurate.....6

SUMMARY SELECTED FINANCIAL DATA..........................7
     Selected Historical Financial Data of SALIX.........7
     Selected Historical Financial Data of Tellabs.......8
     Comparative Per Share Data..........................9
     Comparative Market Price Data......................10

THE SPECIAL MEETING.....................................11
     General............................................11
     Matters to Be Considered at the Special Meeting....11
     Record Date........................................11
     Quorum.............................................11
     Required Vote......................................11
     Proxies............................................12
     Solicitation of Proxies............................12

THE MERGER..............................................13
     Background of the Merger...........................13
     SALIX's Reasons for the Merger; Recommendation
       of the SALIX Board of Directors .................14
     Interests of Certain Persons in the Merger;
       Conflicts of Interest ...........................16
     Form of the Merger.................................16
     Merger Consideration...............................16
     Escrow.............................................17
     Procedures for Exchange of SALIX Common
       and Preferred Stock Certificates ................18
     Material Federal Income Tax Consequences...........18
     Anticipated Accounting Treatment...................21
     Federal Securities Law Consequences................21
     Certain Other Effects of the Merger................21
     Forward-Looking Statements May Prove Inaccurate....21

THE MERGER AGREEMENT....................................22
     The Merger.........................................22
     Structure of the Merger............................22
     Conversion and Exchange of Securities..............22
     Effective Time.....................................22
     Representations and Warranties.....................22
     Business of SALIX Pending the Merger and Other
       Agreements ......................................25
     No Solicitation by SALIX...........................27
     Additional Agreements of Tellabs and SALIX.........27
     Fees and Expenses..................................27
     SALIX Stock Option Plan............................27
     Employee Benefit Plans.............................28
     Directors' and Officers' Insurance and
       Indemnification .................................28
     Loans to SALIX.....................................28
     What Is Needed to Complete the Merger..............28
     Termination of the Merger Agreement................31
     Waiver and Amendment of the Merger Agreement.......31

VOTING AGREEMENTS.......................................33

REGULATORY MATTERS......................................34

BUSINESS OF TELLABS.....................................35

INFORMATION ABOUT SALIX.................................36
     Business of SALIX..................................36
     Management's Discussion and Analysis of
       Financial Condition and Results of Operations ...36
     Voting Securities and Principal Holders Thereof....38

DESCRIPTION OF TELLABS' CAPITAL STOCK...................41
     Capital Stock......................................41
     Dividend Rights....................................41
     Voting Rights......................................41
     Change of Control..................................41
     Liquidation Rights.................................43
     Preemption, Subscription, Redemption and
       Conversion ......................................43
     Miscellaneous......................................43

COMPARISON OF RIGHTS OF SALIX STOCKHOLDERS
     AND TELLABS STOCKHOLDERS ..........................44
     Size and Classification of the Board of Directors..44
     Removal of Directors...............................44
     By-Law Amendments..................................44

     Certificate of Incorporation Amendments............44
     Action by Written Consent..........................45
     Transactions With Interested Stockholders..........45

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS OF SALIX....46

EXPERTS.................................................48

LEGAL OPINIONS..........................................48

WHERE YOU CAN FIND MORE INFORMATION.....................48

SALIX FINANCIAL STATEMENTS.............................F-1

Annex A      Agreement and Plan of Merger
Annex B      Form of Voting Agreement
Annex C      Indemnity Escrow Agreement
Annex D      Section 262 of the Delaware General Corporation Law

                                     SUMMARY

     This Summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" (page 48). We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this Summary.


     In the merger, Oriole Merger Corp., a newly formed subsidiary of Tellabs, will merge with and into SALIX. SALIX will be the surviving corporation in the merger and will become a wholly owned subsidiary of Tellabs. You will receive Tellabs common stock in exchange for your shares of SALIX common stock and preferred stock.

     The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

THE COMPANIES

SALIX TECHNOLOGIES, INC.
904 Wind River Lane #101
Gaithersburg, MD 20878
(301) 417-0017

SALIX is a provider of high-capacity networking solutions that enable telecommunications service providers to offer next-generation voice, fax and Virtual Private Network services. SALIX's core competencies in optical carrier, digital switching and high-performance processing positions SALIX to deliver innovative solutions for the telecommunications industry.

SALIX, which is headquartered in Gaithersburg, Maryland, was founded in 1990. For further information concerning SALIX, see "-- Selected Historical Financial Data of SALIX" and "INFORMATION ABOUT SALIX."

TELLABS, INC.
4951 Indiana Avenue
Lisle, IL 60532-1698
(630) 378-8800

     Tellabs designs, manufactures, markets and services data, voice and video transport, switching/routing and network access systems that are used worldwide by the providers of communications services.

     Tellabs was incorporated in Delaware in 1992 in connection with the reincorporation of its predecessor from an Illinois to a Delaware corporation. Tellabs' predecessor corporation began operations in 1975 and became a public company in 1980. For further information concerning Tellabs, see "-- Selected Historical Financial Data of Tellabs," "BUSINESS OF TELLABS," and " WHERE YOU CAN FIND MORE INFORMATION."

ORIOLE MERGER CORP.
4951 Indiana Avenue
Lisle, IL 60532-1698
(630) 378-8800

     Oriole Merger Corp. is a company formed by Tellabs on August 9, 1999 solely for use in the merger.

WHAT YOU WILL RECEIVE IN THE MERGER  (PAGE 16)

     As a result of the merger, unless you exercise appraisal rights under Delaware law, each share of SALIX common stock and preferred stock that you own will be converted into the number of shares of Tellabs common stock determined in accordance with the merger agreement. Tellabs and SALIX expect that prior to the merger all of the holders of SALIX preferred stock will convert all of their shares of SALIX preferred stock into shares of SALIX common stock. Thus, holders of SALIX common stock and preferred stock should expect to receive approximately
0.381 shares of Tellabs common stock for each share of SALIX common or preferred stock held.

     In calculating the consideration payable to you, Tellabs will be entitled to rely on certain representations made by SALIX. If these representations prove inaccurate, Tellabs will have the right to adjust the ratio at which shares of SALIX common and preferred stock are to be converted in the merger. Notwithstanding anything else to the contrary, in no event will Tellabs be required to issue more than 4,688,965 shares of Tellabs common stock, which represents an aggregate value of approximately $300,000,000, based on an assumed Tellabs share price of $63.98.

     The table below sets forth an example of the exchange of shares of SALIX common stock and preferred stock into shares of Tellabs common stock as a result of the merger:

--------------------------------------------------------
Example of Exchange Values:
--------------------------------------------------------
If you own  You will   You will     The        The
100 shares  receive    receive      Indemnity  Indemnity
of SALIX:   this many  this         Agent      Agent will
            shares of  amount       will       receive
            Tellabs    of cash      receive    this much
            Common     in lieu      this many  cash in
            Stock      of           shares of  lieu of
                       fractional   Tellabs    fractional
                       shares       Common     shares
                                    Stock
--------------------------------------------------------
Common        34       $18.55       3       $51.82
Stock
--------------------------------------------------------
Series A      34       $18.55       3       $51.82
Preferred
Stock
--------------------------------------------------------

     The example above has been calculated on a fully-diluted basis, assuming the exercise of all outstanding options and the conversion of all shares of SALIX preferred stock into shares of SALIX common stock prior to the merger, resulting in approximately 12,304,626 shares of SALIX common stock being exchanged in the merger. If the total amount of SALIX stock outstanding as of the merger is greater or lesser than 12,304,626, on a fully-diluted basis, the exchange ratio will be adjusted accordingly. However, the aggregate value of Tellabs common stock issuable to holders of SALIX stock as a result of the merger will not change.

     The cash in lieu of fractional share amounts listed in the previous table are only examples, as these numbers will be based on the per share Tellabs closing price on the date on which the merger occurs.

ESCROW (PAGE 17)

     Under the merger agreement, Tellabs and its affiliates will be indemnified against any losses that may arise in the event of a breach by SALIX of its warranties, covenants or obligations in the merger agreement. To meet this obligation, the parties will establish an indemnity fund. Promptly after the merger Tellabs will cause 10% of the whole shares of Tellabs common stock and 10% of the cash to be paid in lieu of fractional shares issuable to SALIX stockholders in connection with the merger to be deposited with Harris Trust and Savings Bank, as indemnity agent. The indemnity fund will be governed by a separate indemnity agreement, which is attached as Annex C.

     The former SALIX stockholders whose shares of Tellabs common stock are held in the fund will be represented by three stockholder representatives, who will initially be Daniel Simpkins, Peter Barris and Patrick Kerins. The persons acting as the stockholder representatives can be changed by SALIX prior to the merger or by the holders of a majority in interest of the shares in the indemnity fund at any time upon not less than ten days' prior written notice to Tellabs and the indemnity agent. The indemnity fund and indemnification obligations will end one year after the closing of the merger, except with respect to any pending or outstanding indemnity claims. At that time, if no indemnity claim has been made, the shares of Tellabs common stock plus cash in lieu of any fractional shares in the indemnity fund will be released to former holders of SALIX stock (other than those who exercised appraisal rights) in accordance with the indemnity agreement.

TREATMENT OF STOCK OPTIONS IN THE MERGER (PAGE 27)

     At the time of completion of the merger, each SALIX stock option issued pursuant to SALIX's Omnibus Stock Plan will become an option to purchase shares of Tellabs common stock. The number of shares of Tellabs common stock that will become subject to each new stock option will be the same as the number of shares of Tellabs common stock into which the shares of SALIX common stock subject to the existing stock option would have been converted had they been outstanding at the time of completion of the merger. The per share exercise price of each new stock option will be adjusted at the time of completion of the merger so that the aggregate exercise price for all shares subject to the new stock option does not change as a result of the merger.

THE SPECIAL MEETING (PAGE 11)

     At the special meeting, the holders of SALIX common stock and preferred stock will be asked to approve and adopt the merger agreement. The close of business on ________, 2000 is the record date for determining if you are entitled to vote at the special meeting. At that date, there were 4,908,225 shares of SALIX common stock outstanding and 5,023,626 shares of SALIX Series A preferred stock outstanding. Each share is entitled to one vote at the special meeting.

     The vote of a majority of the shares entitled to be cast of SALIX common stock and the vote of 60% of the shares entitled to be cast of SALIX Series A preferred stock, voting as a separate class, are required to approve and adopt the merger agreement. On the record date, directors and executive officers of SALIX, and their affiliated entities, as a group beneficially owned 4,022,550 shares of SALIX common stock, or approximately 82% of the outstanding shares of SALIX common stock on that date, and 5,023,626 shares of SALIX Series A preferred stock, or approximately 100% of the outstanding shares of SALIX Series A preferred stock on that date.

VOTING AGREEMENTS (PAGE 33)

     As a condition to Tellabs' willingness to enter into the merger agreement, Tellabs has entered into separate voting agreements with certain of SALIX's stockholders, including stockholders who are also directors or officers of SALIX. These stockholders have agreed, without any additional consideration being paid to them, to vote all of their shares in favor of the merger. Stockholders owning, as of the record date, 3,928,800 shares of SALIX common stock and 5,023,626 shares of SALIX Series A preferred stock, representing approximately 80%, and 100%, of the shares of the respective classes then outstanding, have entered into such voting agreements with Tellabs.

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE SALIX STOCKHOLDERS IS THEREFORE ASSURED. HOWEVER, BECAUSE THERE ARE OTHER CONDITIONS TO CLOSING THAT HAVE NOT YET BEEN FULFILLED, CLOSING OF THE MERGER IS NOT ASSURED.

SALIX'S REASONS FOR THE MERGER  (PAGE 14)

     The SALIX Board unanimously approved the merger agreement and the merger and recommends that you vote to approve and adopt the merger agreement. The SALIX Board believes that the merger is fair to and in the best interests of SALIX and its stockholders. In reaching its decision, the SALIX Board considered a number of factors, including the following:

- the consideration to be received by SALIX's stockholders has a market value significantly in excess of the current book value of SALIX's assets and represents a substantial per share premium over the book value per share of SALIX's outstanding common and preferred stock;

- the shares of Tellabs common stock that SALIX's stockholders will receive in the merger are publicly traded and are therefore considerably more liquid than shares of SALIX's common and preferred stock;

- because Tellabs' financial and other resources are far greater than those of SALIX, a merger with Tellabs would greatly enhance SALIX's ability to compete with larger, better-financed competitors;

- the merger should allow SALIX to take advantage of Tellabs' expertise in manufacturing and its extensive customer service resources;

- the merger should allow SALIX to significantly improve its position in the markets in which it competes, by providing SALIX access to the marketing channels and resources, larger client base and industry contacts, and management expertise developed by Tellabs over the years; and

- because SALIX's technology is complementary with technology developed and acquired by Tellabs, significant research and development, marketing and other synergies should result from the combination of the two companies.

     To review SALIX's reasons for the merger in greater detail, see "THE MERGER -- SALIX's Reasons for the Merger; Recommendation of the SALIX Board of Directors."

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 16)

     In considering the recommendation of the SALIX Board regarding the merger, you should be aware of the interests that executive officers and directors of SALIX have in the merger that are different from your and their interests as stockholders.

     Patrick Kerins and Peter Barris, current members of the SALIX Board, are general partners of Grotech Capital Group and New Enterprise Associates, respectively, affiliates of which are principal holders of SALIX's Series A preferred stock. In addition, affiliates of Grotech and New Enterprise Associates have provided loans to SALIX, in the aggregate principal amount of $6,500,000, that, pursuant to a letter agreement dated December 21, 1999, will not be repaid until after the completion of the merger.

     Certain members of the SALIX management team hold unvested SALIX stock options that will vest immediately upon completion of the merger. Members of SALIX's management team, along with other employees of SALIX, will receive options to acquire shares of Tellabs common stock under new or existing Tellabs stock option plans after the completion of the merger.

     SALIX's employment agreements with Daniel Simpkins, the President and Chief Executive Officer of SALIX and Greg Schupp, the Vice President, Operations, have provisions that obligate SALIX to provide them with certain benefits and termination compensation if they are terminated other than for cause or resign from their positions following a significant reduction in duties.

     The SALIX Board recognized all the interests described above and concluded that these interests did not detract from the fairness of the merger to the SALIX stockholders who are not executive officers or directors of SALIX. Please refer to page 16 for more information concerning the interests of SALIX's executive officers and directors. See "THE MERGER -- Interests of Certain Persons in the Merger; Conflicts of Interest."

REGULATORY APPROVALS (PAGE 34)

     Tellabs and SALIX are not aware of any material governmental or regulatory approvals required to be obtained in order to consummate the merger, other than compliance with applicable federal and state securities and corporate laws.

CONDITIONS TO THE MERGER (PAGE 28)

     Tellabs and SALIX will not complete the merger unless a number of conditions are satisfied or waived by them. These include the following:

     - the holders of a majority of the shares of SALIX common stock and the holders of 60% of the shares of SALIX Series A preferred stock, voting as a separate class, must vote to approve and adopt the merger agreement;

     - the shares of Tellabs common stock to be issued in the merger and not previously listed must be authorized for quotation on the Nasdaq National Market;

     - the relevant governmental authorities and other third parties must approve the merger;

     -   there must be no law, injunction or order that prohibits the merger;

     - SALIX, Tellabs and Oriole Merger Corp. must perform all of their obligations under the merger agreement;

     - with certain exceptions, Tellabs and SALIX must each certify to the other that its representations and warranties contained in the merger agreement are true and correct;

     - Tellabs and SALIX must each receive an opinion from its tax counsel that, among other things, the merger will qualify for U.S. federal income tax purposes as a tax-free reorganization;

     - Tellabs and SALIX must each receive a pooling letter from its independent auditors that it is eligible to be a party to a business combination accounted for as a pooling of interests and that, in the case of Tellabs, the merger will qualify for pooling of interests accounting;

     - the indemnity agreement must be executed by the indemnity agent and the stockholder representatives and delivered to Tellabs;

     - Tellabs must receive a certificate from officers of SALIX as to SALIX's then current capital structure;

     - no holders of shares of SALIX preferred stock and no more than 5% of the holders of shares of SALIX common stock must have exercised appraisal rights;

     - not more than 20 days before the closing date, SALIX must deliver to Tellabs a statement certifying that it is not and has not been a United States real property holding corporation under the Internal Revenue Code of 1986. SALIX must also deliver on the closing date a notification to the Internal Revenue Service of the delivery of the aforementioned statement; and

     - other customary contractual conditions specified in the merger agreement must be satisfied.

The party entitled to the benefit of some of these conditions may waive these conditions. Neither Tellabs nor SALIX can make assurances that the conditions will be satisfied or waived or that the merger will occur.

TERMINATION OF THE MERGER AGREEMENT (PAGE 31)

     SALIX and Tellabs can agree at any time to terminate the merger agreement without completing the merger, and the merger agreement may be terminated by either company if any of the following occurs:

     - either party materially breaches any of its representations, warranties or obligations under the merger agreement and does not cure such breach within 30 business days of receiving notice of it;

     - the merger is not completed by April 15, 2000, except that if the registration statement of which this proxy statement and prospectus is a part does not become effective by this date, then the date will be extended to May 15, 2000; or

     - a court or other governmental authority permanently prohibits the merger.

     In addition, Tellabs may terminate the merger agreement if any of the following occurs:

     -   SALIX stockholders do not approve the merger;

     - the SALIX Board fails to recommend or modifies or withdraws its recommendation in favor of the merger or its declaration that the merger is fair to and in the best interest of SALIX's stockholders;

     - if any other person or entity becomes the beneficial owner of 20% or more of the shares of SALIX common stock;

     - if the SALIX Board recommends in favor of a business combination other than the merger with Tellabs or resolves to do so; or

     - a tender offer or exchange offer for 20% or more of the shares of SALIX capital stock is commenced and the SALIX Board fails to recommend against acceptance of such offer by the SALIX stockholders.

If Tellabs terminates the merger agreement for any of these reasons, SALIX has agreed to pay a termination fee of $9,000,000 to Tellabs promptly following the termination. See "THE MERGER AGREEMENT -- Fees and Expenses."

NO SOLICITATION OF COMPETING TRANSACTIONS (PAGE 27)

     The merger agreement restricts SALIX's ability to solicit, encourage or enter into any alternative acquisition transactions with third parties. SALIX must promptly notify Tellabs if it receives offers or proposals for any such alternative transactions.

APPRAISAL RIGHTS (PAGE 46)

     IF YOU OBJECT TO THE MERGER, DELAWARE LAW PERMITS YOU TO SEEK RELIEF AS A DISSENTING STOCKHOLDER AND HAVE THE "FAIR VALUE" OF YOUR SHARES OF SALIX COMMON STOCK AND SALIX PREFERRED STOCK DETERMINED BY A COURT AND PAID TO YOU IN CASH.

     If you are a SALIX stockholder and wish to dissent, you must deliver to SALIX, prior to the taking of the vote on the merger at the special meeting, a written demand for appraisal of your shares. A proxy or vote against the merger is not sufficient to make this demand. You also must not vote in favor of the merger agreement. To not vote in favor of the merger agreement, you can do any of the following:

     -   vote "no" at the special meeting, either in person or by proxy;

     -   abstain from voting;

     -   fail to vote; or

     - revoke a duly executed proxy that contains a vote in favor of the merger or contains no voting instructions.

Beneficial owners of shares of SALIX common stock or SALIX Series A preferred stock whose shares are held of record by another person, such as a broker, bank or nominee, and who wish to exercise their rights of appraisal, should instruct the record holder to follow the appraisal procedures of Delaware law. The provisions of Delaware law relating to the exercise of appraisal rights are complicated and failure to strictly adhere to such provisions may terminate or waive your appraisal rights. Therefore, if you decide to exercise your appraisal rights to obtain an appraisal of the fair value of your shares, you may wish to consult with a qualified attorney.

A copy of Section 262 of the Delaware General Corporation Law, which governs this process, is attached as Annex D to this proxy statement and prospectus.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 18)

     It is a condition to complete the merger that SALIX and Tellabs each receive an opinion of tax counsel. The opinion of tax counsel will conclude that the merger will constitute a reorganization under the Internal Revenue Code of 1986 and that Tellabs, SALIX, and Oriole Merger Corp. will each be a party to that reorganization.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU. SEE "THE MERGER-- MATERIAL FEDERAL INCOME TAX CONSEQUENCES." (PAGE 18)

ACCOUNTING TREATMENT (PAGE 21)

     Tellabs expects to account for the merger as a pooling of interests.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 21)

     Tellabs and SALIX have made forward-looking statements in this document and in documents to which we have referred you. These statements are subject to risks and uncertainties, and we cannot assure you that such statements will prove to be correct. Forward-looking statements include assumptions as to how Tellabs and SALIX may perform in the future. You will find many of these statements in the following sections:

     - "THE MERGER-- Reasons for the Merger; Recommendation of the SALIX Board of Directors." (page 14)

     - "INFORMATION ABOUT SALIX-- Management's Discussion and Analysis of Financial Condition and Results of Operation." (page 36)

Also, when we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, Tellabs and SALIX claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that some important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of Tellabs and SALIX and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include: materially adverse changes in economic conditions and in the markets served by Tellabs and SALIX; regulatory, legal, economic and other changes in the telecommunications industry environment generally; and a significant delay in the expected completion of the merger.

                         SUMMARY SELECTED FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA OF SALIX
(Dollars in thousands, except per share data)

         SALIX is providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical financial data presented below for fiscal years 1999, 1998 and 1997 have been derived from SALIX's audited financial statements. The interim selected historical financial data and the annual selected historical financial data for fiscal years 1995 and 1996 presented below have been derived from SALIX's unaudited financial statements. As this information is only a summary, it should be read in conjunction with SALIX's historical financial statements (and related notes). See "SALIX FINANCIAL STATEMENTS."

         SALIX operates on a fiscal year ending on the 30th of June in each year.


                                                                                                  THREE MONTHS ENDED
                                                      FISCAL YEARS                                   SEPTEMBER 30,
                             ---------------------------------------------------------------    ------------------------

                               1995         1996         1997         1998           1999         1998          1999
                             ---------    ---------    ---------    ----------     ---------    ---------    -----------

     STATEMENT OF
     OPERATIONS DATA:
     Net Sales.............       $975      $1,397        $2,010        $3,682        $1,867         $384           $853
     Gross Profit .........       $435        $683        $1,008        $1,985          $734         $212           $249

     Income (Loss) before
     income taxes..........        $84        $125           $32          $399       $(7,297)       $(882)       $(4,376)



     Net income (loss).....        $70         $94            $9          $237       $(7,136)       $(822)       $(4,401)
     Net income (loss)
     attributable to
     common stockholders...        $70         $94            $9          $237       $(7,289)       $(860)       $(4,439)
     Income (loss) per
     share attributable to
     common stockholders...     $0.013      $0.018        $0.002        $0.055       $(1.669)       (0.20)        $(0.93)
     Income (loss) per
     share  attributable to
     common  stockholders,
     assuming dilution.....     $0.013      $0.018        $0.002        $0.043       $(1.669)       (0.20)        $(0.93)



     BALANCE SHEET DATA --
     AT PERIOD END
     Stockholders' equity
     (deficit).............       $114        $208           $87          $324       $(6,424)       $(536)       $(9,970)
     Total assets..........       $306        $377          $577        $1,143        $3,063       $8,003         $4,277
     Net working capital
     (deficit).............        $61        $119           $62          $210        $1,208       $7,335        $(2,373)
     Long-term debt........        $43         $40           $54           $48           $12          $39             $9

SELECTED HISTORICAL FINANCIAL DATA OF TELLABS
(Dollars in thousands, except per share data)

    Tellabs is providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical financial data presented below have been derived from Tellabs' audited consolidated financial statements. The interim selected historical financial data presented below have been derived from Tellabs' unaudited consolidated financial statements. As this information is only a summary, it should be read in conjunction with Tellabs' historical financial statements (and related notes) contained in the annual reports and other information that Tellabs has filed with the Securities and Exchange Commission (SEC), and are incorporated by reference into this proxy statement and prospectus.

    Tellabs operates on a 52-53 week fiscal year, ending on a Friday near December 31.


                                                 FISCAL YEARS                                    NINE MONTHS ENDED
                         --------------------------------------------------------------     ----------------------------
                                                                                            OCTOBER 2,      OCTOBER 1,
                            1994          1995        1996         1997          1998          1998            1999
                         ------------   ---------   ---------  -----------  -----------     -----------     ------------

STATEMENT OF EARNINGS
DATA:
Net sales............       $524,669    $679,058    $923,406   $1,277,241   $1,704,210      $1,182,877       $1,604,556
Gross profit.........       $280,822    $375,491    $532,409     $759,358     $999,244        $687,647         $955,710
Earnings before
income taxes.........       $104,213    $175,475    $190,264     $416,827     $584,757        $405,704         $540,826

Net earnings.........        $76,190    $123,196    $127,547     $275,302     $396,120        $275,103         $370,466
Earnings per share...          $0.21       $0.33       $0.33        $0.71        $1.00           $0.70            $0.93
Earnings per share,
assuming dilution....          $0.20       $0.32       $0.33        $0.69        $0.98           $0.68            $0.90
BALANCE SHEET DATA --
AT PERIOD END
Stockholders'
equity...............       $303,181    $453,681    $628,487     $991,867   $1,397,613      $1,235,836       $1,821,110
Total assets.........       $407,345    $580,667    $786,271   $1,248,942   $1,645,125      $1,446,006       $2,107,498
Net working capital..       $148,011    $283,799    $374,604     $684,801   $1,048,984        $903,891       $1,347,804
Long-term debt.......         $4,850      $3,850      $2,850       $3,087       $3,349          $3,243           $3,319

    Per share data have been restated to reflect two-for-one stock splits in fiscal years 1995, 1996 and 1999.

COMPARATIVE PER SHARE DATA

         The following table presents historical and pro forma per share data of SALIX and Tellabs. The data presented below should be read in conjunction with the historical financial statements of Tellabs, which are incorporated by reference in this document, and of SALIX, which are provided under "SALIX FINANCIAL STATEMENTS" on page F-1. Earnings per share data are calculated using the diluted weighted average of shares outstanding, while book value per share is calculated using the outstanding shares at period end. Using the reference average Tellabs closing price of $63.98 per share of Tellabs common stock and assuming the exchange of 12,304,626 shares of SALIX common stock in the merger (which assumes the exercise of all outstanding options and warrants to purchase shares of SALIX common stock and the conversion of all shares of SALIX preferred stock into shares of SALIX common stock prior to the merger), 4,688,965 shares of Tellabs common stock will be issuable in the merger resulting in an exchange ratio of 0.381 shares of Tellabs common stock for each share of SALIX common stock in the merger. The Tellabs pro forma combined per share data assume the conversion of all SALIX preferred stock into SALIX common stock at the applicable conversion ratios and the exchange of shares of SALIX common stock into shares of Tellabs common stock in the merger at an exchange ratio of 0.381. The SALIX pro forma equivalent per share data is calculated by multiplying the reference Tellabs pro forma combined per share data by the hypothetical exchange ratio of 0.381.

                                                                                                                    FISCAL
                                                                     FISCAL YEAR(3)                               QUARTER(3)
                                             ---------------------------------------------------------------     -------------
                                                 1999              1998            1997             1996
                                             --------------     ------------    ------------     -----------
    TELLABS HISTORICAL(1):
    Earnings per common share, assuming
    dilution.........................              --             $ .98           $ .69           $ .33            $  .90
    Dividends per common share, net..              --               --              --              --                --
    Book value per share.............              --             $3.52           $2.53           $1.63            $ 4.53
    SALIX HISTORICAL(1):
    Earnings (loss) per common share,
    assuming dilution................            $(1.67)          $ .04           $.002             --             $ (.93)
    Dividends per common share, net..              --               --              --              --                --
    Book value (deficit) per share...            $(1.39)          $ .08           $ .02             --             $(2.06)

    TELLABS PRO FORMA COMBINED (2):
    Earnings  per common share, assuming
    dilution.........................              --             $ .97           $ .69           $ .32            $  .87
    Dividends per common share, net..              --               --              --              --                --
    Book value per share.............              --             $3.47           $2.52           $1.62            $ 4.45
    SALIX PRO FORMA EQUIVALENT:
    Earnings  per common share, assuming
    dilution.........................              --             $ .37           $ .26           $ .12            $  .33
    Dividends per common share, net..              --               --              --              --                --
    Book value per share.............              --             $1.32           $ .96           $ .62            $ 1.70

--------------------
     (1) For Tellabs, information is for the nine months ended October 1, 1999 and the fiscal years ended January 1, 1999, January 2, 1998, and December 27, 1996. For SALIX, information is for the three months ended September 30, 1999, and the fiscal years ended June 30, 1999, June 30, 1998, and June 30, 1997.

     (2) The pro forma combined net earnings per share for the nine months in the period ended October 1, 1999 and for each of the years ended January 1, 1999, January 2, 1998, and December 27, 1996, respectively, illustrates the results as if the merger had occurred on the first day of each fiscal period. SALIX's statements of operations have been made to conform to a calendar year presentation in order to present the pro forma combined earnings per common share, assuming dilution, for the nine month period ended September 30, 1999 and for each of the years ended December 31, 1998, 1997, and 1996, respectively. The pro forma combined per share data have been included for illustrative purposes only and do not reflect any cost savings and other synergies anticipated by Tellabs' management as a result of the merger. The pro forma combined per share data are not necessarily indicative of the results of operations or financial position that would have occurred had the merger been consummated at the dates indicated, nor are they necessarily indicative of future results of operations or financial position of the merged companies.

     (3) Per share data of Tellabs have been restated to reflect a two-for-one stock split effective May 17, 1999. Per share data of SALIX have been restated to reflect a five-for-one stock split in October 1997 and a three-for-two stock split in July 1998.

         COMPARATIVE MARKET PRICE DATA

                  Tellabs. Tellabs common stock is traded on the Nasdaq National Market under the symbol "TLAB." Tellabs has never paid cash dividends and has no plans to do so in the future. The following table presents certain historical trading and dividend declaration information for Tellabs common stock.

                                                                      TELLABS
                                                                 COMMON STOCK (1)
                                                       --------------------------------------
                                                            HIGH                  LOW
                                                       ----------------    ------------------
     FISCAL YEAR 2000
     First Quarter (through __________, 2000)........  $                    $
     FISCAL YEAR 1999
     Fourth Quarter..................................  $    77 1/4          $    53
     Third Quarter...................................  $    74              $    54
     Second Quarter .................................  $    70 5/8          $    45 13/16
     First Quarter ..................................  $    50 9/16         $    32 3/8
     FISCAL YEAR 1998
     Fourth Quarter..................................  $    36 11/32        $    15 11/16
     Third Quarter...................................       46 9/16              18
     Second Quarter..................................       37 5/16              30 5/16
     First Quarter...................................       34 3/4               22 1/4

------------------------
     (1) The per share amounts have been restated to reflect a two-for-one stock split effective on May 17, 1999.

                  On December 20, 1999, the last trading day prior to the public announcement of the merger agreement, the last sale price of Tellabs common stock, as reported by Nasdaq, was $64 1/8. On ________, 2000, the last trading date prior to the date of this proxy statement and prospectus, the last sale price of Tellabs common stock, as reported by Nasdaq, was $________.

                  THE MARKET PRICE OF TELLABS COMMON STOCK FLUCTUATES AND YOU ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR TELLABS COMMON STOCK.

                  SALIX. Because there is no established trading market for shares of any class of SALIX stock, information with respect to market prices of SALIX stock and the equivalent per share market prices of Tellabs common stock have been omitted.

                               THE SPECIAL MEETING

GENERAL

         This proxy statement and prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of SALIX Technologies, Inc. for use at the special meeting of holders of SALIX common stock and SALIX preferred stock. This proxy statement and prospectus, the attached Notice of Special Meeting of Stockholders and the enclosed form of proxy are first being mailed to stockholders of SALIX on or about ________, 2000.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

         At the SALIX special meeting, holders of SALIX common stock and preferred stock will be asked to consider and vote on a proposal to approve and adopt the merger and the merger agreement.

         AFTER CAREFUL CONSIDERATION, THE SALIX BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF SALIX AND ITS STOCKHOLDERS. THE SALIX BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SALIX COMMON STOCK AND PREFERRED STOCK VOTE TO APPROVE AND ADOPT IT AT THE SPECIAL MEETING.

RECORD DATE

         The SALIX Board has fixed the close of business on ________, 2000 as the record date for the determination of the stockholders entitled to notice of and to vote at the special meeting. As of the close of business on the record date, there were outstanding 4,908,225 shares of SALIX common stock, and 5,023,626 shares of Series A preferred stock. No other voting securities of SALIX are outstanding. Each holder of SALIX common stock is entitled to one vote for each share of SALIX common stock held as of the record date and each holder of SALIX Series A preferred stock is entitled to one vote for each share of SALIX Series A preferred stock held as of the record date.

         As of the record date, the directors and executive officers of SALIX beneficially owned approximately 4,022,550 (approximately 82%) of the outstanding shares of SALIX common stock, and approximately 5,023,626 (approximately 100%) of the outstanding shares of SALIX Series A preferred stock. Certain SALIX stockholders, including each of the directors and the President and Chief Executive Officer of SALIX have signed voting agreements, without any additional consideration being paid to them, by which they have agreed to vote all of their shares of SALIX common stock and preferred stock in favor of approving and adopting the merger agreement.

QUORUM

         The presence at the special meeting, in person or by proxy, of the holders of the majority of shares of SALIX common stock and SALIX Series A preferred stock, determined as separate classes, entitled to vote constitutes a quorum for the transaction of business at the special meeting. Abstentions will be considered present at the special meeting for the purpose of determining the presence of a quorum. If a quorum should not be present, the special meeting may be adjourned from time to time until a quorum is obtained.

REQUIRED VOTE

         Assuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of SALIX common stock and the affirmative vote of the holders of 60% of the outstanding shares of SALIX Series A preferred stock, voting as a separate class, are required to approve and adopt the merger agreement.

         As a condition of Tellabs' willingness to enter into the merger agreement, certain stockholders of SALIX, including stockholders who are also directors or executive officers of SALIX, have entered into voting agreements with Tellabs, each dated as of December 21, 1999. Under the voting agreements, these stockholders have agreed, without any additional consideration being paid to them, to vote all of the shares of SALIX common stock and preferred stock held by them in favor of approving and adopting the merger agreement. As of the record date, these stockholders beneficially held 3,928,800

(approximately 80%) of the outstanding shares of SALIX common stock, and 5,023,626 (approximately 100%) of the outstanding shares of SALIX Series A preferred stock.

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE SALIX STOCKHOLDERS IS THEREFORE ASSURED. HOWEVER, BECAUSE THERE ARE OTHER CONDITIONS TO CLOSING THAT HAVE NOT YET BEEN FULFILLED, CLOSING OF THE MERGER IS NOT ASSURED.

PROXIES

         This proxy statement and prospectus is accompanied by a form of proxy to be used at the SALIX special meeting. SALIX stockholders are requested to complete, sign and date the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to SALIX.

         Shares of SALIX common stock and preferred stock represented by properly executed proxies will, unless revoked, be voted in accordance with the instructions indicated or, if no instructions are indicated, will be voted for approval and adoption of the merger agreement and in the best judgment of the individuals named in the proxy on any other matters which may properly come before the special meeting.

         You may revoke any proxy you have given at any time prior to its being voted by filing a notice of revocation or a duly executed proxy bearing a later date with the Secretary of SALIX. You may also revoke your proxy by attending the special meeting and voting in person.

         You may abstain from voting by properly marking the "ABSTAIN" box on the proposal from which you wish to abstain. Your abstention will be counted as present for the purpose of determining the existence of a quorum. Abstentions will have the same effect as a vote against the approval and adoption of the merger agreement.

SOLICITATION OF PROXIES

         Proxies are being solicited by and on behalf of the SALIX Board. SALIX will bear the cost of the solicitation of proxies from its stockholders. Tellabs and SALIX will share equally all expenses related to printing, filing and mailing this proxy statement and prospectus and all the Securities and Exchange Commission and other regulatory filing fees incurred in connection with this proxy statement and prospectus. See "THE MERGER AGREEMENT -- Fees and Expenses." In addition to soliciting proxies by mail, officers, directors and employees of SALIX, without receiving additional compensation, may solicit proxies by telephone, in person or by other means.

                                   THE MERGER

BACKGROUND OF THE MERGER

         In March 1999, SALIX initiated contact with Tellabs in order to obtain information about the possible integration of certain SALIX technology with certain Tellabs technology. In April 1999, the companies signed a mutual non-disclosure agreement and held several meetings to determine if such an integration was economically feasible. In late April 1999, SALIX and Tellabs determined that the two parties were unable to agree on terms for such integration and discussions were terminated between the two parties.

         There were no formal discussions again between Tellabs and SALIX until the SuperComm telecommunications industry conference in Atlanta, Georgia on June 9, 1999 when Mr. Harvey Scull, Vice President of Global Planning and Business Development of Tellabs, and Mr. Lawrence Beerman, Marketing Manager, Network Enhancing Technologies Solutions of Tellabs, met with Mr. Daniel Simpkins, President and Chief Executive Officer of SALIX, to discuss opportunities for the two companies to work together. Mr. Scull wanted to obtain additional technical information about SALIX's products and the parties agreed to participate in a telephone conference call the following week.

         On June 16, 1999, Tellabs and SALIX held a telephone conference call to discuss the additional technical information requested by Mr. Scull. Participants in that conference call included: from Tellabs, Mr. Harvey Scull, Mr. Richard Younce, PhD, Director of Engineering, Network Enhancing Technologies Solutions, and Mr. Lawrence Beerman; from SALIX, Mr. Daniel Simpkins, and Mr. Carl Symborski, Vice President, Engineering. During the discussion, Tellabs received additional information about SALIX's products.

         On June 17, 1999, SALIX held a regularly scheduled Board of Directors meeting. One of the items of discussion was SALIX's forthcoming round of financing. Mr. Simpkins informed the Board that negotiations with the second round venture capital investors were almost complete and he expected to close the second round of financing within two weeks. The Board advised Mr. Simpkins to continue moving forward with the second round of financing.

         On June 21, 1999, Mr. Simpkins received a telephone call from Mr. Beerman. Mr. Beerman indicated that Tellabs was interested in exploring the possibility of a merger between Tellabs and SALIX. Mr. Simpkins informed him that SALIX was in the process of finalizing its second round of venture financing and any merger discussions would need to proceed quickly. The parties agreed to meet at SALIX to review SALIX's overall business plan.

         On June 28, 1999, executives from Tellabs visited SALIX's facility in Gaithersburg, Maryland to review SALIX's overall business plan. Participants in that meeting included: from Tellabs, Mr. Harvey Scull, Mr. Richard Younce, Mr. David Wells, Corporate Strategist, Global Strategic Planning, and Ms. Anita Marsh, Senior Staff Engineer, Adaptive Network Solutions Division; from SALIX, Mr. Daniel Simpkins, Mr. Carl Symborski, Mr. Peter Jackson, Vice President, Finance, Mr. Terry Wolters, Vice President, Sales, and Mr. Kenneth McInerney, Director, Product Management. The parties discussed SALIX's overall business plan and viewed a demonstration of a prototype SALIX product.

         In the evening of June 29, 1999, Mr. Simpkins received a fax letter from Mr. Michael Birck, President and Chief Executive Officer of Tellabs. The letter outlined a non-binding merger offer at a valuation of $280 million, subject to the completion of due diligence by Tellabs and the negotiation of a definitive agreement. Mr. Simpkins contacted a majority of the SALIX Board members by telephone and they concluded that it would be appropriate to continue the due diligence process with Tellabs to determine whether an acceptable agreement could be reached between the parties.

         During July 1999, there were several due diligence meetings between executives from both companies. Additionally, Mr. Simpkins continued to negotiate the terms of the merger with Mr. Birck and Mr. Brian Jackman, Executive Vice President of Tellabs. On July 19, 1999 counsel to Tellabs delivered a draft merger agreement to SALIX. On July 23, 1999, Mr. Birck sent a letter to Mr. Simpkins raising the total valuation of the merger to $300 million. Between July 22, 1999 and August 6, 1999, legal counsel for Tellabs and SALIX had numerous discussions regarding the terms of the merger agreement and exchanged multiple drafts and rounds of comments regarding this document. Representatives of Tellabs and SALIX and their respective legal counsel met on August 2 and 3 to address a number of open issues regarding the merger agreement.

         On August 6, 1999, SALIX held a regularly scheduled Board of Directors meeting. The principal item of discussion was the status of the merger negotiations between Tellabs and SALIX. Mr. Simpkins provided the Board with a status report concerning the merger negotiations with Tellabs. There followed a discussion of valuation issues and a review of alternative strategies such as accepting a second round of venture financing, a merger with an alternative merger partner, or an initial public offering. The Board also considered the risks and uncertainties associated with each alternative strategy. The Board reviewed publicly available information concerning Tellabs, including financial information and information regarding the telecommunications equipment industry. The Board also considered recent activity in the stock market for the initial public offerings of telecommunications equipment providers, the valuations of those and other similar companies and the valuations resulting from recent merger activity among companies in the industry. The Board reviewed the compatibility of the operations of SALIX and Tellabs, including potential benefits of combining sales and marketing, product development efforts and customer support functions. The Board concluded the meeting by authorizing Mr. Simpkins to complete negotiations with Tellabs so that the Board could evaluate the final offer.

         On August 9, 1999, SALIX's independent public accountants identified potential issues in connection with the accounting treatment that would be afforded in a merger between SALIX and Tellabs. From August 9, 1999 through September 14, 1999, SALIX and Tellabs, with the assistance of their respective accountants and legal advisers, discussed a resolution of these issues. In mid-September 1999, SALIX sought guidance from the staff of the Securities and Exchange Commission in connection with the potential accounting issues and representatives of SALIX and its independent public accountants discussed these issues with members of the SEC staff. After receiving guidance from the SEC staff in late September 1999, Mr. Simpkins and SALIX's legal counsel continued to negotiate the terms of the merger with Mr. Birck, Mr. Jackman and Tellabs' legal counsel.

         On November 17, 1999, the Board of Directors of SALIX met to discuss the approval of the merger agreement and related documents. Representatives of legal counsel to SALIX were in attendance and briefed the Board of Directors on the principal terms and conditions of the merger, the resolution of the accounting issues, as well as their legal duties and responsibilities in the context of the merger. The Board also reviewed the issues discussed at the August 6, 1999 Board meeting. After thorough discussion, the Board of SALIX unanimously determined that a merger with Tellabs was fair to and in the best interest of the stockholders of SALIX, approved the terms of the merger and directed the officers of SALIX to move forward to finalize the merger agreement and related documents.

         Between November 17 and December 21, 1999 representatives of SALIX and Tellabs met to negotiate and finalize the merger agreement and related documents.

         On December 21, 1999, the Board of Directors of SALIX, acting by written consent, approved the final terms of the merger agreement and related documents and unanimously resolved to recommend that SALIX's stockholders vote to adopt the Merger Agreement and authorized the officers of SALIX to execute the final merger agreement and related documents.

SALIX'S REASONS FOR THE MERGER; RECOMMENDATION OF THE SALIX BOARD OF DIRECTORS

         The SALIX Board believes the merger will be beneficial to SALIX and in the best interests of the stockholders and that its stockholders should vote FOR the merger for the following reasons:

         - the consideration to be received by SALIX's stockholders has a market value significantly in excess of the current book value of SALIX's assets and represents a substantial per share premium over the book value per share of SALIX's outstanding common and preferred stock;

         - the shares of Tellabs common stock that SALIX's stockholders will receive in the merger are publicly traded and are therefore considerably more liquid than shares of SALIX's common and preferred stock;

         - because Tellabs' financial and other resources are far greater than those of SALIX, a merger with Tellabs would greatly enhance SALIX's ability to compete with larger, better-financed competitors;

         - the merger should allow SALIX to take advantage of Tellabs' expertise in manufacturing and its extensive customer service resources;

         - the merger should allow SALIX to significantly improve its position in the markets in which it competes by providing SALIX access to the marketing channels and resources, larger client base and industry contacts and management expertise developed by Tellabs over the years; and

         - because SALIX's technology is complementary with technology developed and acquired by Tellabs, significant research and development, marketing and other synergies should result from the combination of the two companies.

         In the course of its deliberations concerning the merger, the SALIX Board reviewed with SALIX management and SALIX's legal advisors additional factors that the SALIX Board deemed relevant to the merger, including the following:

         - the SALIX Board's review of and familiarity with the business and prospects of SALIX, including SALIX's prospects if it were to continue operating as an independent company;

         - the strategic and financial alternatives available to SALIX, as well as the attractiveness of a merger with Tellabs, the strategic fit between SALIX and Tellabs, and the potential risks of and uncertainties surrounding possible future financings, including an initial public offering;

         - potential synergies that could be achieved as a result of combining the operations of SALIX and Tellabs;

         - a review of the historical operating results and current financial condition of SALIX and Tellabs and the projected operating results of the two companies, individually and in combination;

         - the amount and type of consideration to be received by SALIX's stockholders in the merger, including the opportunity for SALIX's stockholders, through the exchange of their shares of SALIX stock for shares of Tellabs common stock, to obtain a financial stake in a more diverse, larger and publicly-traded company; and

         - the expectation that the merger would be accounted for as a pooling of interests for accounting purposes and would be accomplished on essentially a tax-free basis for federal income tax purposes.

         During the course of its deliberations concerning the merger, the SALIX Board also identified and considered a variety of potentially negative factors that could materialize as a result of the merger, including the following:

         - the risk that the potential benefits sought in the merger might not be fully realized;

         - the possibility that the merger might not be consummated and the effect of the public announcement of the merger on SALIX's employees and current and prospective customers;

         - the risks associated with obtaining the necessary approvals required to complete the merger; and

         - the effects of the diversion of management resources necessary to respond to due diligence inquiries, the negotiation and consummation of the merger, the preparation of this proxy statement and prospectus and the integration of the two companies.

         In view of the variety of factors considered, the SALIX Board did not find it practical to and did not make a specific assessment of or otherwise assign relative weights to the specific facts, matters and information considered. THE SALIX BOARD UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

         In considering the recommendation of the SALIX Board with respect to the merger, stockholders of SALIX should be aware that certain members of the SALIX Board and SALIX's management have certain interests in the merger in addition to their interests as stockholders of SALIX. The SALIX Board was aware of these possible conflicts of interest and carefully considered them in reaching its determination that the merger was fair to the stockholders of SALIX.

         Patrick Kerins is a current member of the SALIX Board and is also a general partner of Grotech Capital Group, affiliates of which are principal holders of SALIX's Series A preferred stock. Peter Barris is a current member of the SALIX Board and is also a general partner of New Enterprise Associates, an affiliate of which is a principal holder of SALIX's Series A Preferred Stock. In addition, affiliates of Grotech and New Enterprise Associates have provided certain loans to SALIX in the aggregate principal amount of $6,500,000. The loans are repayable upon demand and have an interest rate of prime plus 2.5%. Pursuant to a letter agreement dated December 21, 1999, these loans will not be repaid until after the completion of the merger or the termination of the merger agreement.

         The current officers and directors of SALIX will be indemnified by Tellabs with respect to acts or omissions of these persons occurring at or prior to the completion of the merger, to the same extent as these persons presently are indemnified under SALIX's charter documents.

         Certain members of the SALIX management team hold unvested SALIX stock options that will vest immediately upon completion of the merger. Additionally, members of SALIX's management team, along with other employees of SALIX will receive options to acquire shares of Tellabs common stock under new or existing Tellabs stock option plans after the completion of the merger.

         SALIX has an employment agreement with Daniel Simpkins, the President and Chief Executive Officer of SALIX. If Mr. Simpkins is terminated other than for cause or resigns from his positions with SALIX following a significant reduction in his duties or authority or a reduction in his total compensation, then SALIX is obligated to provide certain benefits and termination compensation to Mr. Simpkins. SALIX also has an employment agreement with Greg Schupp, Vice President, Operations. If Mr. Schupp is terminated other than for cause or resigns from his position with SALIX following a significant reduction in his duties or a forced relocation, then SALIX is obligated to provide certain benefits and termination compensation to Mr. Schupp.

FORM OF THE MERGER

         If the holders of SALIX common stock and preferred stock approve and adopt the merger agreement and all other conditions to the merger are satisfied or waived, Oriole Merger Corp. will be merged with and into SALIX. SALIX will be the surviving corporation after the merger and will become a wholly owned subsidiary of Tellabs. Tellabs and SALIX anticipate that the merger will occur as promptly as practicable after the special meeting, with the filing of a Certificate of Merger with the Delaware Secretary of State.

MERGER CONSIDERATION

         The merger agreement provides that, upon consummation of the merger, as consideration for the merger, each share of SALIX common stock and preferred stock (other than shares owned by SALIX or its wholly owned subsidiaries or by Tellabs, which will be canceled, or any shares for which appraisal rights have been validly asserted) will be converted into shares of Tellabs common stock according to the formulas set forth in the merger agreement. Tellabs and SALIX expect that the holders of SALIX preferred stock will convert all of their shares of SALIX preferred stock into shares of SALIX common stock prior to the merger. This will result in an exchange ratio of 0.381 shares of Tellabs common stock for each share of SALIX common stock, assuming 12,304,626 shares of SALIX common stock outstanding as of the merger.

         The merger consideration is generally intended to provide shares of Tellabs common stock with an aggregate value of $300,000,000.00, based upon the number of outstanding shares of SALIX common stock and preferred stock as of the merger, on a fully-diluted basis. Therefore, a greater number of shares of SALIX stock outstanding as of the merger will result in a lower exchange ratio and a lesser number of shares of SALIX stock outstanding as of the merger will result in a greater exchange ratio.

         For example, if the aggregate number of shares of SALIX common stock outstanding as of the merger is greater than 12,304,626, on a fully-diluted basis, the exchange ratio in the merger will be less than 0.381 shares of Tellabs common stock for each share of SALIX common stock. If the aggregate number of shares of SALIX common stock outstanding as of the merger is less than 12,304,626, on a fully-diluted basis, the exchange ratio in the merger will be greater than 0.381 shares of Tellabs common stock for each share of SALIX common stock.

         In calculating the consideration payable to you, Tellabs will be entitled to rely on certain representations made by SALIX. If these representations prove inaccurate, Tellabs will have the right to adjust the ratio at which shares of SALIX common stock are to be converted in the merger. Notwithstanding anything else to the contrary, in no event will Tellabs be required to issue shares in connection with the merger having an aggregate value greater than $300,000,000, based on an assumed Tellabs per share price of $63.98.

         If between the date of the merger agreement and the effective time of the merger Tellabs changes the outstanding shares of Tellabs common stock into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the merger agreement provides that the merger consideration paid to SALIX stockholders will be correspondingly adjusted to the extent appropriate to reflect these changes. In lieu of fractional shares of Tellabs common stock, Tellabs will pay to each holder who would otherwise be entitled to receive a fractional share an amount in cash equal to the product of (i) the last reported sale price per share of Tellabs common stock, as reported by Nasdaq, on the date of the effective time of the merger, and (ii) the fractional share interest to which such holder would otherwise be entitled.

ESCROW

         Under the merger agreement, Tellabs and its affiliates will be indemnified against losses and expenses incurred as a result of:

         - any failure of SALIX to perform or comply with any covenant contained in the merger agreement; and

         - any inaccuracy of a representation or breach of a warranty of SALIX contained in Article III of the merger agreement or in a certificate of SALIX delivered to Tellabs pursuant to Article VI of the merger agreement.

         With respect to inaccuracies of certain representations or breaches of certain warranties of SALIX, Tellabs and its affiliates will be indemnified only in the event that the aggregate losses and expenses borne by Tellabs and its affiliates with respect to such inaccuracies and breaches exceeds $250,000 and only to the extent of such excess, except with respect to certain representations and warranties for which the deductible is not applicable.

         Indemnity Fund. Tellabs and its affiliates will be indemnified from an indemnity fund. The indemnity fund will be governed by an indemnity agreement and Harris Trust and Savings Bank will act as indemnity agent. The indemnity agreement is attached to this proxy statement and prospectus substantially in the form of Annex C. The indemnity fund and indemnity obligations will end one year after the closing of the merger, except with respect to any pending or outstanding indemnity claims. At that time, if no indemnity claim has been made, the shares of Tellabs common stock plus cash in lieu of any fractional shares in the indemnity fund will be released to former holders of SALIX stock (other than those who exercised appraisal rights) in accordance with the indemnity agreement. The stockholders will have no right of contribution from SALIX with respect to any losses or expenses claimed by Tellabs after the closing date. Nothing in the merger agreement limits the liability of SALIX for any breach of any representation, warranty or covenant if the merger is not consummated.

         Upon the surrender of a properly executed certificate representing shares of SALIX common stock or preferred stock to the exchange agent, 10% of the number of whole shares of Tellabs common stock and 10% of the cash in lieu of fractional shares into which such shares of SALIX common stock or preferred stock are convertible will be delivered to the indemnity agent and will comprise the indemnity fund. Any additional shares of Tellabs common stock resulting from a stock split affecting the Tellabs common stock in the indemnity fund will remain a part of the indemnity fund. All dividends or distributions (other than stock or similar dividends) will be distributed to stockholders whose shares are held in the indemnity fund by the indemnity agent in accordance with the indemnity agreement. Under the indemnity agreement, the stockholders may, under certain circumstances, sell the shares of Tellabs common stock credited to them in the indemnity fund, but the proceeds of the sale must be maintained in the indemnity fund until it expires.

         Stockholder Representatives. The merger agreement establishes Daniel Simpkins, Peter Barris and Patrick Kerins as the initial stockholder representatives. The stockholder representatives are appointed to act as the agents of the stockholders whose shares of Tellabs common stock are held in the indemnity fund to take certain actions relating to the indemnity fund. The actions of the stockholder representatives will be considered the binding actions of the stockholders whose shares of Tellabs common stock are held in the indemnity fund. The holders of a majority in interest of the shares of Tellabs common stock held in the indemnity fund may change the stockholder representatives upon ten days' prior written notice to Tellabs and the indemnity agent.

         Maximum Payments and Remedies. Following the merger, the amount held in the indemnity fund will provide the sole and exclusive remedy for any and all damages Tellabs may suffer as the result of any breach of the merger agreement or any claim of misrepresentation against SALIX in connection with the merger agreement or the merger.

PROCEDURES FOR EXCHANGE OF SALIX COMMON AND PREFERRED STOCK CERTIFICATES

         Tellabs will authorize a commercial bank to act as exchange agent. As soon as practicable after the effective time of the merger, Tellabs will deposit with the exchange agent, into an exchange fund, for the benefit of holders of issued and outstanding shares of SALIX common stock and preferred stock, certificates representing the shares of Tellabs common stock issuable as a result of the merger and cash required to make payments in lieu of fractional shares.

         As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal, together with exchange instructions, to the holders of record of SALIX common stock and preferred stock. After receiving the letter of transmittal the SALIX stockholders will be able to surrender their certificates to the exchange agent, and will receive in exchange a certificate representing the number of whole shares of Tellabs common stock (and cash in lieu of any fractional shares) to which they are entitled, less any amounts distributed to the indemnity agent for deposit into the indemnity fund. The letter of transmittal will be accompanied by instructions specifying other details of the exchange. SALIX STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

         After the effective time of the merger and until surrendered, each certificate representing shares of SALIX common stock or preferred stock will represent only the right to receive upon surrender a certificate representing shares of Tellabs common stock and cash in lieu of fractional shares. No dividends or other distributions declared or made on Tellabs common stock with a record date after the effective time and no payment in lieu of fractional shares will be paid to the holder of any unsurrendered SALIX stock certificate until the holder of record surrenders his SALIX stock certificate. Subject to the effect of applicable laws, after a SALIX stockholder surrenders his SALIX stock certificate, he will be paid, without interest, (i) at the time of surrender, the amount of any cash payable in lieu of fractional shares of Tellabs common stock to which he is entitled and the amount of dividends or other distributions with a record date after the effective time of the merger previously paid with respect to whole shares of his Tellabs common stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to surrender and with a payment date after surrender payable with respect to whole shares of his Tellabs common stock.

         Tellabs and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable such amounts as they are required to deduct and withhold under the Internal Revenue Code of 1986 or any provision of state, local or foreign tax law. Tellabs and SALIX will treat any amounts so withheld as having been paid to the person in respect of whom such deduction and withholding was made.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         Generally

         The following discussion summarizes the material United States federal income tax consequences of the merger. The discussion that follows is based on and subject to the Internal Revenue Code, Treasury Regulations under the Internal Revenue Code, existing administrative interpretations and court decisions as of the date of this proxy statement and prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. The following discussion does not address the effects of the merger under any state, local or foreign tax laws.

         The tax treatment of a SALIX stockholder may vary depending upon the stockholder's particular situation, and certain SALIX stockholders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons who do not hold SALIX stock as capital assets, employees of SALIX, and individuals who hold SALIX stock as part of a straddle or conversion transaction) may be subject to special rules not discussed below. Each SALIX stockholder is urged to consult its tax advisor with respect to the specific tax consequences of the merger, including the effect of United States federal, state and local, and foreign and other tax rules, and the effect of possible changes in tax laws.

         It is a condition to the obligation of Tellabs to effect the merger that Tellabs receive an opinion from its counsel, Sidley & Austin, and it is a condition to the obligation of SALIX to effect the merger that SALIX receive an opinion from its counsel, Piper Marbury Rudnick & Wolfe LLP, in each case to the effect that the merger constitutes a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes, and that Tellabs, Oriole Merger Corp. and SALIX will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Based on those conclusions, the federal income tax consequences of the merger will be as follows:

                  Tax Consequences to Tellabs, Oriole Merger Corp. and SALIX. For federal income tax purposes, no gain or loss will be recognized by Tellabs, Oriole Merger Corp. or SALIX as a result of the merger.

                  Tax Consequences to SALIX Stockholders. For federal income tax purposes, (i) no gain or loss will be recognized by the stockholders of SALIX upon the conversion of their shares of SALIX stock into shares of Tellabs common stock pursuant to the merger, except with respect to cash, if any, received in lieu of fractional shares of Tellabs common stock, (ii) the aggregate tax basis of the shares of Tellabs common stock received in exchange for shares of SALIX stock pursuant to the merger (including a fractional share of Tellabs common stock for which cash is received) will be the same as the aggregate tax basis of such shares of SALIX stock, (iii) the holding period for shares of Tellabs common stock received in exchange for shares of SALIX stock will include the holder's holding period for such shares of SALIX stock, provided such shares of SALIX stock were held as capital assets by the holder at the effective time of the merger, and (iv) a stockholder of SALIX who receives cash in lieu of a fractional share of Tellabs common stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in the fractional share (determined under clause (ii) above) and the amount of cash received.

         The consequences of the merger described above may not apply to individuals who received SALIX stock as compensation or to SALIX stockholders who, for United States federal income tax purposes, are nonresident aliens, foreign corporations, foreign partnerships, foreign trusts or foreign estates.

         Moreover, the opinions described above will be based on certain assumptions, and both Sidley & Austin and Piper Marbury Rudnick & Wolfe LLP will receive and rely upon representations, unverified by counsel, contained in certificates of Tellabs, SALIX and possibly others. The inaccuracy of any of those assumptions or representations might jeopardize the validity of the opinions rendered. Moreover, under the terms of the merger agreement, Tellabs is not contractually precluded from taking action, or causing SALIX to take action (after the merger) which would cause certain of those assumptions or representations not to be true, or from otherwise taking action that could adversely affect the status of the merger as a reorganization. Accordingly, no assurance can be given that the merger will in fact be a reorganization or that SALIX stockholders will not recognize gain with respect to the receipt of shares of Tellabs stock in the merger should Tellabs, in fact, take such action.

         The opinions of counsel will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting positions contrary to those expressed above, and no assurance can be given that contrary positions will not be asserted successfully by the Internal Revenue Service or adopted by a court if the issues are litigated. Neither Tellabs nor SALIX intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

         Taxation of Escrowed Shares

         Under the merger agreement, each SALIX stockholder (other than a stockholder validly asserting appraisal rights) will receive outright, upon surrender of its shares of SALIX stock, shares of Tellabs common stock equal to 90% of the number of whole shares of Tellabs common stock into which the shares of SALIX stock surrendered by the stockholder are to be converted (and 90% of cash received in lieu of a fractional share of Tellabs stock). The remaining 10% of the number of whole shares of Tellabs stock into which the shares of SALIX stock are to be converted (and 10% of cash received in lieu of a fractional share of Tellabs stock) will be placed in escrow as security for indemnification obligations incurred by the SALIX stockholders pursuant to the merger agreement. Each SALIX stockholder will be credited with the number of shares (and the amount of cash) placed in escrow on its behalf. See "--Escrow."

         For federal income tax purposes, shares of Tellabs common stock (and cash received in lieu of a fractional share of Tellabs stock) that are placed in escrow will be deemed to have been received by the SALIX stockholders at the effective time of the merger.

         Each SALIX stockholder will allocate its tax basis in its shares of SALIX stock among all of the shares of Tellabs stock received by the stockholder as a result of the merger (including a fractional share of Tellabs common stock for which cash is received), including both shares of Tellabs stock received outright and shares of Tellabs stock placed in escrow on the stockholder's behalf.

         A SALIX stockholder that elects to have the indemnity agent sell any of the escrowed shares of Tellabs stock credited to that stockholder will recognize gain or loss at the time of sale in an amount equal to the difference, if any, between the stockholder's tax basis in the escrowed shares that are sold (determined under clause (ii) under the heading "--Tax Consequences to SALIX Stockholders," above) and the amount realized upon the sale, notwithstanding that the indemnity agent will retain the proceeds of the sale.

         The tax consequences to a SALIX stockholder are not clear where all or a portion of such stockholder's escrowed shares are distributed to Tellabs in satisfaction of indemnification claims. It is likely that, under the Internal Revenue Service's view, the SALIX stockholders will recognize gain or loss at the time of the distribution to Tellabs in an amount equal to the difference, if any, between the stockholder's tax basis in the escrowed shares that are distributed (determined under clause (ii) under the heading "--Tax Consequences to SALIX Stockholders," above) and the stated value of such shares (as set forth in the indemnity agreement). It is possible, however, that under an alternative theory the escrowed shares distributed to Tellabs in satisfaction of indemnification claims will be treated as an adjustment to the consideration paid. Under this theory, SALIX stockholders would not recognize gain or loss as a result of such distribution; instead, each SALIX stockholder's tax basis in its remaining shares of Tellabs common stock (including a fractional share for which cash was received) would be adjusted so that the aggregate tax basis in such remaining shares would be equal to its tax basis in the shares of SALIX stock surrendered in the merger. SALIX stockholders should consult their own tax advisors with respect to this issue.

         In the event that some or all of the proceeds from the sale of escrowed shares (plus, if applicable, additional amounts required to be contributed by a stockholder as described under "-- Escrow"), or shares of escrowed stock, or earnings on escrowed property, are distributed to Tellabs in satisfaction of an indemnification claim, the amount of the indemnification claim satisfied by the distribution will be allocated among, and added to the stockholder's tax basis in, the stockholder's remaining shares of Tellabs stock.

         Each SALIX stockholder will be subject to United States federal income tax on all amounts earned on property held by the indemnity agent and credited to that stockholder. Any dividends paid on the escrowed Tellabs stock will be distributed currently to the SALIX stockholders, subject to limited exceptions. Any other earnings with respect to property held in the escrow will be retained by the indemnity agent and will remain subject to indemnification claims, notwithstanding that the SALIX stockholders are subject to United States federal income tax on these amounts.

         No gain or loss will be recognized by a SALIX stockholder upon the receipt from the indemnity agent of escrowed shares of Tellabs stock, sales proceeds with respect to the escrowed shares or cash in lieu of a fractional share of Tellabs stock that are distributed to the stockholder upon termination of the escrow arrangement.

         Dissenting SALIX Stockholders

         A SALIX stockholder who receives cash upon valid exercise of dissenters' rights generally will recognize gain or loss, if any, equal to the difference between the amount of cash received and its tax basis in the shares of SALIX stock. It is possible, however, under certain circumstances for such a SALIX stockholder to recognize ordinary income equal to the amount of cash received.

         WE INTEND THIS DISCUSSION TO PROVIDE ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, AS NOTED ABOVE, WE DO NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR

PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

ANTICIPATED ACCOUNTING TREATMENT

         The merger will be accounted for by Tellabs under the "pooling of interest" method of accounting in accordance with generally accepted accounting principles. Consummation of the merger is conditioned upon receipt at or prior to the closing of the merger by Tellabs and SALIX of pooling letters from their respective independent auditors, Ernst & Young LLP and Arthur Andersen LLP, that each is eligible to be a party to a business combination accounted for as a pooling of interests.

FEDERAL SECURITIES LAW CONSEQUENCES

         SALIX stockholders who are not affiliates of SALIX before the merger will receive freely transferable shares of Tellabs common stock in the merger. However, shares of Tellabs common stock received by persons who are affiliates of SALIX before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or Rule 144 under the Securities Act in the case of those persons who become affiliates of Tellabs after the merger, or as otherwise permitted by the Securities Act.

CERTAIN OTHER EFFECTS OF THE MERGER

         After the merger, stockholders of SALIX will become stockholders of Tellabs. Upon consummation of the merger, the rights of all former stockholders of SALIX will be governed by the certificate of incorporation and bylaws of Tellabs, in addition to the applicable provisions of Delaware law. For a description of the differences between the rights of Tellabs and SALIX stockholders, see "COMPARISON OF RIGHTS OF SALIX STOCKHOLDERS AND TELLABS STOCKHOLDERS."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

         Tellabs and SALIX have made forward-looking statements, as such term is used in the Private Securities Litigation Reform Act of 1995, in this document and those documents to which we have referred you that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Tellabs and SALIX set forth under "-- Reasons for the Merger; Recommendation of the SALIX Board of Directors," and "INFORMATION ABOUT SALIX -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of SALIX and Tellabs, and could cause those results to differ materially from those expressed in the forward-looking statements of SALIX and Tellabs: materially adverse changes in economic conditions and in the markets served by SALIX and Tellabs; regulatory, legal, economic and other changes in the telecommunications industry environment generally; and a significant delay in the expected closing of the Merger.

                              THE MERGER AGREEMENT

         This section of the proxy statement and prospectus describes aspects of the merger, including the material provisions of the merger agreement. The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Annex A to this proxy statement and prospectus and is incorporated herein by reference. You are encouraged to read the merger agreement in its entirety for a fuller description of the merger.

THE MERGER

         The merger agreement provides that Oriole Merger Corp., a wholly owned subsidiary of Tellabs, will be merged with and into SALIX at the effective time of the merger. Pursuant to the merger agreement, SALIX will be the surviving corporation and will become a wholly owned subsidiary of Tellabs. THE SALIX BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER.

STRUCTURE OF THE MERGER

         According to the terms and conditions of the merger agreement and the Delaware corporation laws, at the effective time of the merger, Oriole will merge with and into SALIX. SALIX will continue to exist as the surviving corporation under the laws of the State of Delaware. At the effective time of the merger, Oriole will no longer exist as a separate corporation. At the effective time of the merger, the fourth Article of the restated certificate of incorporation of SALIX will be amended to authorize the issuance of a total of 1,000 shares of all classes of common stock, with a par value of $0.01 per share. After such amendment, the restated certificate of incorporation of SALIX will become the certificate of incorporation of the surviving corporation. The by-laws of Oriole will become the by-laws of the surviving corporation at the effective time of the merger.

CONVERSION AND EXCHANGE OF SECURITIES

         At the effective time of the merger, each issued and outstanding share of Oriole common stock will be converted into one share of common stock of the surviving corporation.

         At the effective time of the merger, each issued and outstanding share of SALIX common stock and preferred stock (other than any shares owned by SALIX or its wholly owned subsidiaries or by Tellabs, which will be canceled, or any shares for which appraisal rights have been validly exercised), will be converted into shares of Tellabs common stock according to the exchange ratio described under "THE MERGER -- Merger Consideration."

EFFECTIVE TIME

         The merger will occur after all of the conditions in Article VI of the merger agreement have been fulfilled or, if permissible, waived. No later than the second business day after the satisfaction or waiver of the conditions in
Article VI of the merger agreement, or such later date as Tellabs and SALIX may agree, the parties will hold a scheduled closing. On the day the merger occurs, a certificate of merger will be filed with the Secretary of State of the State of Delaware. The effective time of the merger will be the date and time of the filing, unless both Oriole and SALIX mutually agree to designate a later date of effectiveness of the merger not more than 30 days after the date the certificate of merger is filed, in which case the later date designated in the certificate of merger will be the effective time.

         Tellabs and SALIX each anticipate that, if the merger is approved at the special meeting of SALIX stockholders, it will be consummated shortly thereafter. However, if any of the conditions required to be met prior to consummation of the merger have not been so met, the closing may be delayed. There can be no assurances as to if or when the conditions required to consummate the merger will be met or that the merger will be consummated.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains various representations of Tellabs, Oriole and SALIX. Tellabs and Oriole have made representations and warranties to SALIX regarding, among other things, the following:

         - the due organization, valid existence and good standing of Tellabs and Oriole;

         -        the capital structure of Tellabs;

         - the authorization, execution, delivery and enforceability of the merger agreement and other agreements contemplated by the merger agreement and related matters;

         - the compliance of the merger agreement and related documents with (1) Tellabs' certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Oriole, (2) any provision of comparable organizational documents of any of Tellabs' other subsidiaries, (3) certain material agreements applicable to Tellabs or any of its subsidiaries, and (4) any rule or regulation applicable to Tellabs or any of its subsidiaries;

         -        the required governmental filings;

         - SEC documents and other reports filed since January 1, 1999, including that such filings did not, at the time they were filed, contain material misstatements or omissions;

         - the accuracy of information contained in the registration statement, of which this proxy statement and prospectus is a part, including the absence of any untrue statement of material fact or omission of a material fact such that the statement is not misleading;

         - the absence of legal proceedings or governmental investigations relating to the merger agreement and related documents;

         - the absence of any vote of the security holders of Tellabs being required by law or Tellabs' certificate of incorporation;

         - the lack of any knowledge as to actions that would jeopardize the treatment of the merger as a pooling of interests for accounting purposes;

         - the lack of any knowledge as to actions by Tellabs that would jeopardize the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

         -        the absence of any broker's or finder's fee being paid;

         -        the formation and operations of Oriole;

         -        the absence of certain material undisclosed liabilities;

         - with certain exceptions, the absence of a material adverse change with respect to Tellabs since October 2, 1999; and

         - with certain exceptions, the absence of a material revaluation by Tellabs of its assets since October 2, 1999.

SALIX has made representations and warranties to Tellabs and Oriole regarding, among other things, the following:

         - the due organization, valid existence and good standing of SALIX;

         -        the capital structure of SALIX;

         -        the absence of any subsidiaries of SALIX;

         - the authorization, execution, delivery and enforceability of the merger agreement and other agreements contemplated by the merger agreement and related matters;

         - the requisite power and authority of the stockholder representatives to enter into the indemnity agreement and to fulfill its terms;

         - the compliance of the merger agreement and related documents with (1) SALIX's restated certificate of incorporation and amended and restated by-laws, (2) certain material agreements of SALIX, and (3) any rule or regulation applicable to SALIX;

         -        the required governmental filings;

         - SALIX's financial statements, including that the financial statements have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the financial position of SALIX;

         - the absence of any declaration of any payment of dividends or distributions to SALIX's stockholders or any purchase or redemption of any of SALIX's capital stock or other equity interests;

         - between June 30, 1999 and the date of the merger agreement, the absence of any material adverse changes, material losses, material changes in business, and material undisclosed liabilities with respect to SALIX;

         - the possession and validity of all required licenses and governmental authorizations to use and operate SALIX's assets and to conduct business substantially as currently conducted;

         - the accuracy of information contained in the registration statement of which this proxy statement and prospectus is a part, including the absence of any untrue statement of material fact or omission of a material fact such that the statement is not misleading;

         -        the filing and accuracy of SALIX's tax returns;

         - the absence of any judgments or legal or administrative proceedings outstanding or threatened against SALIX;

         - the absence of changes in certain stock option and benefits plans as a result of the merger;

         - SALIX's employee benefit plans and related matters, including that each such plan has been operated and administered in accordance with applicable law;

         -        compliance with worker safety laws and environmental laws;

         - the absence of any collective bargaining agreement or labor contract and the absence of any unfair labor practice or material dispute with employees;

         - intellectual property and software, including the ownership of the intellectual property and software, the absence of the breach of any material provision of any intellectual property agreement and the absence of disclosure of trade secrets in violation of any non-disclosure or confidentiality agreement;

         -        the condition and availability of the assets of SALIX;

         -        the absence of real property owned by SALIX;

         -        real and personal property leases;

         -        title to assets;

         -        the absence of any contracts not disclosed by SALIX;

         -        the validity of the contracts to which SALIX is a party;

         -        maintenance of and compliance with insurance policies;

         - the lack of knowledge as to any state takeover statutes or charter or by-law provisions applicable to the merger, the merger agreement and related matters;

         - the vote of SALIX security holders required to adopt the merger agreement;

         - the lack of any knowledge as to actions by SALIX that would jeopardize the treatment of the merger as a pooling of interests for accounting purposes;

         - the lack of any knowledge as to actions that would jeopardize the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

         - the absence of any broker's or finder's fee, except as disclosed by SALIX; and

         - the "ultimate parent entity" status of SALIX and the absence of annual net sales or total assets of SALIX in excess of $10 million for purposes of federal antitrust law.

         Tellabs and its affiliates may make a claim for indemnification for breach of any of these representations and warranties until the end of one year after the effective time of the merger. After the effective time of the merger, a claim for a breach of a representation or warranty will be paid out of the indemnity fund. A claim will only be paid with respect to amounts exceeding $250,000 and then only to the extent of such excess, except with respect to certain representations and warranties where such deductible is not applicable. See "THE MERGER -- Escrow"

BUSINESS OF SALIX PENDING THE MERGER AND OTHER AGREEMENTS

         Under the terms of the merger agreement, SALIX has agreed in all material respects to carry on its business in the ordinary course as currently conducted, to keep its current business organization in tact, to keep available the services of its current officers and employees, and to preserve its relationships with customers and suppliers such that SALIX's goodwill and ongoing business will be unimpaired at the merger. From the date of signing the merger agreement until closing, unless Tellabs otherwise gives its written approval, SALIX may not:

         - declare, set aside or pay any dividend or other distribution with respect to any of its capital stock;

         - split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of its capital stock;

         - purchase, redeem or otherwise acquire, shares of capital stock of SALIX or any rights, warrants or options to acquire any such shares;

         - issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or equity equivalents, except with respect to certain existing stock options and preferred stock rights and certain issuances of stock to newly hired employees related to the SALIX Omnibus Stock Plan;

         -        amend its charter or bylaws;

         - acquire or agree to acquire, by merger, consolidation or acquisition of stock or assets, any business organization or any division of such entity or any assets outside of the ordinary course inconsistent with past practice;

         - sell or otherwise dispose of its assets outside the ordinary course of business inconsistent with past practice;

         - incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions, other than those made in the ordinary course of business consistent with past practice;

         -        alter its corporate structure or ownership;

         - enter into, adopt or amend any severance plan or agreement, stock option plan or employment or consulting agreement, including certain stock restriction agreements;

         - increase the compensation payable to its directors, officers or employees or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with any of its directors, officers or other employees, with certain exceptions, including, in the case of employees other than directors or officers, as may be in the ordinary course of business consistent with past practice in connection with annual compensation reviews;

         - knowingly violate or fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule or regulation;

         - make any change to accounting policies or procedures, other than actions required to be taken by generally accepted accounting principles;

         - prepare or file any tax return inconsistent with past practice;

         - make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

         - with certain exceptions, enter into, amend or terminate (i) any agreement or contract material to SALIX, (ii) any noncompetition agreement, (iii) agreements giving certain rights to third parties, or (iv) any OEM contract;

         - make or agree to make any new capital expenditure, other than certain specified capital expenditures;

         - waive or release any material right or claim, or pay, discharge or satisfy any material claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice;

         - initiate, settle or compromise any litigation or arbitration proceeding; or

         - authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

NO SOLICITATION BY SALIX

         Under the terms of the merger agreement, SALIX may not, nor may it permit any officer, director, employee, financial advisor, attorney or other advisor or representative of SALIX to:

         - solicit, initiate or encourage the submission of, any takeover proposal;

         - enter into any agreement with respect to any takeover proposal; or

         - participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal.

         SALIX must promptly advise Tellabs of any takeover proposal or inquiries with respect to any takeover proposal and disclose the material terms of such takeover proposal and the identity of the person making any such takeover proposal. SALIX must also keep Tellabs informed of the status and details of any takeover proposal or inquiry. "Takeover proposal" means any proposal or offer, or any expression of interest, by any person or entity other than Tellabs or Oriole Merger Corp. relating to SALIX's willingness or ability to receive or discuss a proposal or offer for a merger, consolidation or other business combination involving SALIX or any proposal or offer to acquire, directly or indirectly, a substantial portion of the voting securities or assets of SALIX.

ADDITIONAL AGREEMENTS OF TELLABS AND SALIX

         Under the terms of the merger agreement, Tellabs and SALIX have also agreed to use their reasonable best efforts to take all actions necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable the merger and the other transactions contemplated by the merger agreement.

FEES AND EXPENSES

         Under the merger agreement, each party is responsible for its own costs and expenses incurred in connection with the transactions contemplated by the merger agreement. However, if the merger agreement is terminated by Tellabs because:

         -        the stockholders of SALIX do not approve the merger agreement;

         - the SALIX Board has not recommended or has qualified, modified or withdrawn its recommendation of the merger or declaration that the merger is advisable to and in the best interests of SALIX and its stockholders, or has resolved to do so;

         - a person (other than Tellabs or its affiliates) has become the beneficial owner of 20% or more of SALIX common stock;

         - the SALIX Board has recommended to the stockholders of SALIX any takeover proposal or has resolved to do so; or

         - a person commences a tender offer or exchange offer for 20% or more of SALIX's outstanding capital stock and the SALIX Board fails to recommend against the acceptance of such tender offer or exchange offer by its stockholders;

then SALIX has agreed to pay a termination fee of $9,000,000 to Tellabs promptly following the termination of the merger agreement.

SALIX STOCK OPTION PLAN

         At the effective time of the merger, each SALIX stock option outstanding immediately prior to the effective time issued pursuant to SALIX's Omnibus Stock Plan shall become and represent an option to purchase the number of shares of

Tellabs common stock determined by multiplying (i) the number of shares of SALIX common stock subject to such stock option immediately prior to the effective time by (ii) the exchange ratio, at an exercise price per share of Tellabs common stock equal to the exercise price per share of SALIX common stock immediately prior to the effective time divided by the exchange ratio. For a description of the exchange ratio, see "THE MERGER -- Merger Consideration."

EMPLOYEE BENEFIT PLANS

         Tellabs has agreed that, subject to certain exceptions, as soon as practicable after the merger, it will provide employee benefit plans to SALIX employees substantially similar to those generally available to similarly-situated Tellabs employees. Until then, Tellabs has agreed to provide substantially the same employee benefit plans to SALIX employees as were provided by SALIX as of the date of the merger agreement.

DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION

         For a period of six years after the effective time of the merger, Tellabs must indemnify all past and present officers and directors of SALIX to the same extent they were indemnified under the SALIX restated certificate of incorporation and amended and restated by-laws as of the date of the merger agreement.

LOANS TO SALIX

         Tellabs and SALIX have agreed to negotiate, as soon as practicable following the date of the merger agreement, the terms of standard loan agreements providing for loans from Tellabs to SALIX of up to $1,000,000 in principal amount per month, for working capital purposes, commencing February 1, 2000, and ending no later than 70 days after the termination of the merger agreement. Any such loans will bear interest at the rate of 11.5% per annum, and will be due and payable on the earliest of 90 days following the termination of the merger agreement, June 30, 2000, or the occurrence of any bankruptcy or material default involving SALIX. Tellabs will not be obligated to lend SALIX more than $3,000,000 in the aggregate. Tellabs has separately agreed to loan additional funds to SALIX under substantially the same terms for working capital purposes.

WHAT IS NEEDED TO COMPLETE THE MERGER

         Conditions Precedent to Each Party's Obligation to Effect the Merger. The following conditions must be satisfied before the merger can become effective:

         - the merger agreement must be approved by the requisite vote of stockholders of SALIX;

         - the shares of Tellabs common stock issuable in the merger must have been authorized for quotation on Nasdaq;

         - Tellabs and SALIX must have obtained all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, which the failure to obtain, make or occur would have the effect of making the merger or any of the transactions contemplated by the merger agreement illegal or would have a material adverse effect on Tellabs or SALIX;

         - no restraining order, injunction, or other order must have been enacted or issued which has the effect of making the merger or any of the transactions contemplated by the merger agreement illegal; and

         - the Form S-4 registration statement of which this proxy statement and prospectus is a part must have become effective under the Securities Act of 1933, and there must be no stop order or threat of proceedings by the Securities and Exchange Commission to suspend the effectiveness of such registration statement.

         Conditions Precedent to the Obligations of SALIX. SALIX's obligations to effect the merger depend upon the fulfillment, prior to or at the effective time of the merger, of the following additional conditions:

         - Tellabs and Oriole must have performed in all material respects each of their agreements contained in the merger agreement;

         - each of Tellabs' and Oriole's representations and warranties contained in the merger agreement must be true and correct in all material respects; and

         - SALIX must have received a tax opinion of Piper Marbury Rudnick & Wolfe LLP, counsel to SALIX, dated the effective time of the merger, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

         Conditions Precedent to the Obligations of Tellabs and Oriole. Tellabs' and Oriole's obligations to effect the merger depend upon the fulfillment, prior to or at the effective time of the merger, of the following additional conditions:


         - SALIX must have performed in all material respects each of its agreements contained in the merger agreement;

         - each of SALIX's representations and warranties contained in the merger agreement must be true and correct in all material respects;

         - Tellabs must have received a tax opinion of Sidley & Austin, counsel to Tellabs, dated as of the effective time of the merger, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

         - SALIX must have received the written letter, dated as of the effective time of the merger, of Arthur Andersen LLP stating that SALIX is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with generally accepted accounting principles;

         - Tellabs must have received the written letter, dated as of the effective time of the merger, of Ernst & Young LLP stating that Tellabs is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with generally accepted accounting principles and that the merger will qualify for pooling of interests accounting if consummated in accordance with the terms of the merger agreement;

         - SALIX must have obtained the required consents of non-governmental entities for any of its material agreements;

         - no governmental entity must have instituted any suit relating to the merger agreement and related documents;

         - the indemnity agreement must have been duly executed and delivered to Tellabs;

         - SALIX must have delivered to Tellabs certain certificates as to its capital structure signed by its Chief Executive Officer and Director of Finance;

         - the stock of those stockholders of SALIX validly exercising their appraisal rights must not include any shares of SALIX preferred stock and no more than five percent (5%) of the shares of SALIX common stock outstanding immediately prior to the effective time of the merger;

         - the merger agreement must have been approved by the requisite number of holders of SALIX common stock and SALIX Series A preferred stock; and

         - SALIX must have delivered, no more than 20 days prior to the merger, a statement certifying that it is not and has not been a United States real property holding corporation for purposes of Sections 897 and 1445 of the Internal Revenue Code and SALIX must also have delivered on the closing date the notification to the Internal Revenue Service of the delivery of the aforementioned statement, signed by a responsible corporate officer.

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated at any time prior to the effective time of the merger:

         -        by the mutual written consent of Tellabs and SALIX;

         - by either Tellabs or SALIX if the other party has failed to comply in any material respect with any of its covenants or agreements contained in the merger agreement and has not cured such failure within 30 business days of receiving notice of it;

         - by either Tellabs or SALIX if the other party has materially breached any of its representations or warranties which has the effect of making such representation and warranty not true and correct in all material respects and has not cured such breach within 30 business days of receiving notice of it;

         - by either Tellabs or SALIX if the merger has not been effected on or prior to April 15, 2000, except that if the registration statement of which this proxy statement and prospectus is a part does not become effective by such date, then such date will be extended to May 15, 2000;

         - by either Tellabs or SALIX if any court or governmental entity has issued an order restraining or otherwise prohibiting the transactions contemplated by the merger agreement;

         - by Tellabs if the stockholders of SALIX do not approve the merger agreement;

         - by Tellabs if the SALIX Board has not recommended or has qualified, modified or withdrawn its recommendation of the merger or declaration that the merger is advisable to and in the best interests of SALIX and its stockholders, or has resolved to do so;

         - by Tellabs if any person (other than Tellabs or its affiliates) becomes the beneficial owner of 20% or more of SALIX common stock;

         - by Tellabs if the SALIX Board has recommended to the stockholders of SALIX any takeover proposal, or has resolved to do so; or

         - by Tellabs if a person commences a tender offer or exchange offer for 20% or more of SALIX's outstanding capital stock and the SALIX Board fails to recommend against the acceptance of such tender offer or exchange offer by its stockholders.

         In the event of termination of the merger agreement by either Tellabs or SALIX, the merger agreement will become void and there will be no liability under the merger agreement on the part of SALIX, Tellabs or Oriole or their respective officers, directors or stockholders, except that there may still be liability if there is a willful breach of a representation or warranty or the breach of any covenant. In addition, if the merger is terminated by Tellabs under certain circumstances, the merger agreement obligates SALIX to pay a termination fee of $9,000,000 to Tellabs. See " -- Fees and Expenses."

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

         The merger agreement may be amended by the parties to the agreement at any time, but after the stockholders of SALIX have approved any matters in connection with the merger agreement, no amendment may be made which by law requires further approval by such stockholders without such further approval.

         At any time prior to the effective time of the merger, Tellabs, SALIX, and Oriole may, if signed in writing by all parties:

         - extend the time for the performance of any of the obligations or other acts;

         - waive any inaccuracies in the representations and warranties contained in the merger agreement or any related document; or

         - waive compliance with any of the agreements or conditions contained in the merger agreement which may be legally waived.

                                VOTING AGREEMENTS

         The following is a summary of certain provisions of the form of voting agreement entered into between Tellabs and certain stockholders of SALIX, a copy of which is attached to this proxy statement and prospectus as Annex B and is incorporated by reference into this proxy statement and prospectus. This summary is qualified in its entirety by reference to the voting agreement. Stockholders of SALIX are urged to read the form of voting agreement in its entirety.

         Stockholders of SALIX owning approximately 80% of the common stock and 100% of the Series A preferred stock have signed voting agreements with Tellabs.

         The voting agreements provide, among other things, that each stockholder will:

         - at the special meeting, or in any other circumstance upon which approval of the merger or the merger agreement is sought, vote (or cause to be voted) his shares of SALIX stock in favor of the merger, the adoption of the merger agreement, the approval of its terms, and each of the other transactions contemplated by the merger agreement;

         - not (nor permit any affiliate, director, officer, employee or other representative to) directly or indirectly (i) solicit, initiate or knowingly encourage anyone to submit a takeover proposal (as defined in the merger agreement) or (ii) participate in any discussions or negotiations regarding, or furnish anyone with information with respect to, or take any other action to facilitate any inquiries or the making of, any takeover proposal; and

         - cooperate with Tellabs to support and to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement.

Any successor, assignee or transferee of the stockholder's shares of SALIX stock will be bound by the terms of the voting agreement.

         Termination. Each stockholder's obligations under the voting agreement will terminate upon the earlier of the termination of the merger agreement or the effective time of the merger. However, if the merger agreement is terminated by Tellabs because of a failure of SALIX's stockholders to approve and adopt the merger agreement, because another person becomes the beneficial owner of 20% or more of the outstanding SALIX common stock, because the SALIX Board recommends a takeover proposal to the SALIX stockholders, or because another person initiates an offer for 20% or more of the outstanding SALIX capital stock, then the obligations of each stockholder under the voting agreement will terminate 180 days following such termination of the merger agreement.

                               REGULATORY MATTERS

         Tellabs and SALIX are not aware of any material governmental or regulatory approvals required to be obtained in order to consummate the merger, other than compliance with applicable federal and state securities and corporate laws.

                               BUSINESS OF TELLABS

         Tellabs designs, manufactures, markets and services data, voice and video transport, switching/routing and network access systems. Tellabs' products are used worldwide by the providers of communications services.

         Tellabs provides products that address the service transport, service delivery and service enhancement needs of existing and emerging wireline and wireless carriers.

         Service transport solutions include Tellabs' TITAN(R) series of digital cross-connect systems and the FOCUS(TM) family of synchronous digital hierarchy transport solutions.

         Service delivery solutions, which comprise multiservice switching and managed access, include the AN2100(R) Gateway Exchange System, the Everest(TM) 9500 Integrated Switch, the CABLESPAN(R) 2300 Universal Telephony Distribution System, the FOCUS family of synchronous digital hierarchy access solutions, and the MartisDXX(R) Managed Access and Transport System.

         Service quality enhancement solutions include the Verity(TM) series of echo cancellers and voice quality enhancement solutions and element management systems.

         Tellabs' products are sold in both the domestic and international marketplaces (under the Tellabs name and trademarks and under private labels) through Tellabs' field sales force and selected distributors. Customers include the former Regional Bell Operating Companies, independent telephone companies, interexchange carriers, local telephone administrations, competitive local exchange carriers, original equipment manufacturers, cellular and other wireless service companies, cable operators, alternate service providers, system integrators, government agencies, and business end-users ranging from small businesses to Fortune 500 companies.

         Tellabs was incorporated in Delaware in 1992 in connection with the reincorporation of its predecessor corporation from an Illinois corporation to a Delaware corporation. Tellabs' predecessor corporation began operations in 1975 and became a public company in 1980.

         Tellabs' principal executive offices are located at 4951 Indiana Avenue, Lisle, Illinois 60532-1698 and its telephone number is (630) 378-8800. For further information concerning Tellabs, see "SUMMARY -- Selected Consolidated Financial Data of Tellabs" and "WHERE YOU CAN FIND MORE INFORMATION."

         Tellabs, the Tellabs logo, TITAN, AN2100 and CABLESPAN are registered trademarks of Tellabs Operations, Inc. in the United States and/or in other countries. AN2100 Gateway Exchange, FOCUS, and Verity are trademarks of Tellabs Operations, Inc. in the United States and/or in other countries. MartisDXX, Martis and DXX are registered trademarks of Tellabs Oy in Finland and/or in other countries. Everest is a trademark of NetCore Systems, Inc., a wholly owned subsidiary of Tellabs.

                             INFORMATION ABOUT SALIX

BUSINESS OF SALIX

         SALIX is a provider of high-capacity networking solutions that enable telecommunications service providers to offer next-generation voice, fax and Virtual Private Network services. SALIX's core competencies in optical carrier, digital switching and high-performance processing positions SALIX to deliver innovative solutions for the telecommunications industry.

         After establishing SALIX as a services and consulting company supplying innovative telecommunications design and engineering services for major public companies and the United States government, SALIX embarked in 1995 on the development of a unique carrier-class network switching platform.

         SALIX believes that the ETX5000, SALIX's flagship product, is the first purpose-built carrier-class switch platform designed to deliver next-generation telephony services while protecting existing investments in legacy public switched telephone network technologies. SALIX believes that the ETX5000 delivers to carriers the scalability and the seamless connectivity required to extend next generation telecommunications services to the over one billion customers on the publicly switched telephone network today. The ETX5000 allows service providers to offer customers toll-quality voice services over Packet Data Networks, as well as fax and Virtual Private Network services.

         SALIX, which is headquartered in Gaithersburg, Maryland, was founded in 1990 by its current President, CEO and Chairman, Daniel Simpkins. Mr. Simpkins has developed considerable expertise in the telecommunications business both at SALIX and during his years working with other technology companies. Other members of SALIX's management team have worked as employees of, among others, Lucent Technologies, AT&T, Hughes Network Systems, and Pulsecom.

         SALIX's employee base has grown substantially over the past year and, as of November 30, 1999, SALIX had approximately 70 employees and consultants.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Overview. From inception in 1990 through the fiscal year ended June 30, 1998, SALIX's business activities principally consisted of providing engineering consulting services to third parties. Since the completion of a preferred stock sale in July 1998, SALIX has devoted substantially all of its efforts to product research and development, business and financial planning, implementing strategic relationships and recruiting employees.

         Quarter Ended September 30, 1999 Compared to Quarter Ended September 30, 1998. Revenues increased 122% to $0.9 million in the quarter ended September 30, 1999 from $0.4 million in the quarter ended September 30, 1998. The increase resulted primarily from an increase in performance activity on a large contract.

         Direct expenses increased 252% to $0.6 million in the quarter ended September 30, 1999 from $0.2 million in the quarter ended September 30, 1998. The total direct expenses as a percentage of revenues increased to 71% in the quarter ended September 30, 1999 from 45% in the quarter ended September 30, 1998. The increase was attributable to a change in focus away from consulting services activities, which resulted in lower margins on the remaining contracts.

         Engineering and development expense was $2.6 million for the quarter ended September 30, 1999, as compared to $0.5 million for the quarter ended September 30, 1998. This represented a 407% increase. Engineering and development expense represented 304% and 133% of revenues for the quarters ended September 30, 1999 and September 30, 1998, respectively. The increase in engineering and development expense was due primarily to a significant increase in personnel and related costs, increased payments to outside service providers and increased non-recurring engineering (NRE) charges and prototype costs related to the design, development, testing and enhancement of the ETX 5000.

         Sales and marketing expense was $1.0 million for the quarter ended September 30, 1999 as compared to $0.4 million for the quarter ended September 30, 1998. This represented a 186% increase. Sales and marketing expense represented 122% and 94% of revenues for the quarters ended September 30, 1999 and September 30, 1998, respectively. The increase in sales and marketing expense was due primarily to a significant increase in amortization of deferred compensation, increased personnel and related costs, increased spending for advertising and promotion and increased participation in industry trade shows.

         General and administrative expense was $1.0 million for the quarter ended September 30, 1999 as compared to $0.2 million for the quarter ended September 30, 1998. This represented a 352% increase. General and administrative expense represented 117% and 57% of revenues for the quarters ended September 30, 1999 and September 30, 1998, respectively. The increase in general and administrative expense was due primarily to a significant increase in amortization of deferred compensation, increased personnel and related costs and increased payments for legal and accounting services.

         Net other expense was $0.0 million for the quarter ended September 30, 1999 while net other income was $0.1 million for the quarter ended September 30, 1998. This change was primarily attributable to the completion of a preferred stock sale in July 1998. Investment of excess cash balances from the stock sale significantly increased interest income in the quarter ended September 30, 1998. In the quarter ended September 30, 1999, average cash balances were lower resulting in reduced interest income.

         No provision for income taxes was required in either period since the Company incurred losses in both quarters.

         Year Ended June 30, 1999 (FY 1999) Compared to Year Ended June 30, 1998 (FY 1998). Revenues decreased 49% to $1.9 million in FY 1999 from $3.7 million in FY 1998. The decrease resulted primarily from a decrease in consulting services activities as SALIX focused additional resources on the development of the ETX 5000.

         Direct expenses decreased 33% to $1.1 million in FY 1999 from $1.7 million in FY 1998. The total direct expenses as a percentage of revenues increased to 61% in FY 1999 from 46% in FY 1998. The increase was attributable to a change in focus away from consulting services activities, which resulted in lower margins on the remaining contracts.

         Engineering and development expense was $4.1 million for FY 1999, as compared to $0.8 million for FY 1998. This represented a 438% increase. Engineering and development expense represented 219% and 21% of revenues for FY 1999 and FY 1998, respectively. The increase in engineering and development expense was due primarily to a significant increase in personnel and related costs, increased payments to outside service providers and increased non-recurring engineering (NRE) charges and prototype costs related to the design, development, testing and enhancement of the ETX 5000.

         Sales and marketing expense was $2.3 million for FY 1999 as compared to $0.2 million for FY 1998. This represented an 862% increase. Sales and marketing expense represented 122% and 6% of revenues for FY 1999 and FY 1998, respectively. The increase in sales and marketing expense was due primarily to a significant increase in personnel and related costs, increased spending for advertising and promotion and increased participation in industry trade shows.

         General and administrative expense was $1.7 million for FY 1999 as compared to $0.6 million for FY 1998. This represented a 182% increase. General and administrative expense represented 89% and 16% of revenues for FY 1999 and FY 1998, respectively. The increase in general and administrative expense was due primarily to a significant increase in personnel and related costs and increased payments for legal and accounting services.

         Net other income was $0.2 million in FY 1999 while net other expenses were $0.0 million in FY 1998. This change was primarily attributable to the completion of a preferred stock sale in July 1998. A portion of the stock sale proceeds was used to repay existing notes payable and eliminate the related interest expense. In addition, short-term investment of excess cash balances from the stock sale significantly increased interest income in FY 1999.

         The provision for income taxes was $0.0 million for FY 1999 as compared to $0.1 million for FY 1998. This represented an 80% decrease. The FY 1999 provision consisted of a valuation allowance to reduce the net deferred tax asset to zero. The provision for income taxes as a percentage of net income before tax was 38% in FY 1998.

         Year Ended June 30, 1998 (FY 1998) Compared to Year Ended June 30, 1997 (FY 1997). Revenues increased 83% to $3.7 million in FY 1998 from $2.0 million in FY 1997. The increase resulted primarily from an increase in consulting services activities as SALIX continued to expand and obtain additional contracts.

         Direct expenses increased 69% to $1.7 million in FY 1998 from $1.0 million in FY 1997. The total direct expenses as a percentage of revenues decreased to 46% in FY 1998 from 50% in FY 1997. The increase in total expense was due to the increased volume of related revenues partly offset by higher overall margins on the FY 1998 contracts, which resulted in a lower percentage of revenues ratio.

         Engineering and development expense was $0.8 million for FY 1998, as compared to $0.6 million for FY 1997. This represented a 37% increase. Engineering and development expense represented 21% and 28% of revenues for FY 1998 and FY 1997, respectively. The increase in engineering and development expense was due primarily to an increase in personnel and related costs.

         Sales and marketing expense was $0.2 million for FY 1998 as compared to $0.1 million for FY 1997. This represented a 66% increase. Sales and marketing expense represented 6% and 7% of revenues for FY 1998 and FY 1997, respectively. The increase in sales and marketing expense was due primarily to a significant increase in personnel and related costs in the fourth quarter of FY 1998.

         General and administrative expense was $0.6 million for FY 1998 as compared to $0.3 million for FY 1997. This represented a 112% increase. General and administrative expense represented 16% and 14% of revenues for FY 1998 and FY 1997, respectively. The increase in general and administrative expense was due primarily to a significant increase in personnel and related costs.

         Net other expense was $0.0 million in FY 1998 as compared to $0.0 million in FY 1997. This represented a 24% decrease. This change was primarily attributable to a reduction in interest expense.

         The provision for income taxes was $0.1 million for FY 1998 as compared to $0.0 million for FY 1997. This change was primarily attributable to increased profitability in FY 1998.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The table below sets forth, as of January 14, 2000, the stock ownership of the directors, executive officers and principal stockholders of SALIX (including all holders of greater than 5% of SALIX common stock). The share ownership and percentages listed in the table include any shares of SALIX common stock held by the listed stockholders that are subject to options currently exercisable or exercisable within sixty days from the date of these tables. The persons and entities listed have, to SALIX's knowledge, sale, voting and investment power with respect to all shares of SALIX stock shown as being beneficially owned by them, except as may otherwise be described in the footnotes to the tables. Beneficial ownership is determined in accordance with the rules and regulation of the Securities and Exchange Commission.


                                               Common Stock                     Series A Preferred Stock            All Stock
                                     ------------------------------         -------------------------------      ----------------
                                      Number of          Percentage          Number of          Percentage
                                        Shares          Outstanding            Shares           Outstanding
                                     Beneficially          Common           Beneficially         Preferred       Percentage Total
                                         Owned            Stock(1)             Owned              Stock(2)           Shares(3)
                                     ------------       -----------         ------------        -----------      ----------------
PRINCIPAL HOLDERS

New Enterprise Associates (4)
11911 Freedom Drive
One Fountain Square
Reston, VA 20190                          --                 --               2,511,813            50.0%              23.2%

Grotech Partners (5)
9690 Deerco Road
Suite 800
Timonium, MD 21093                        --                 --               2,511,813            50.0%              23.2%

Cottonwood LLC
c/o Miller, Miller and Canby
200-B Monroe Street
Rockville, MD 20850                   3,000,000             61.1%                --                 --                27.7%

DIRECTORS AND
EXECUTIVE OFFICERS

Daniel Simpkins (6)                   3,988,800             80.3%                --                 --                36.8%

Peter Barris (7)                          --                 --               2,511,813            50.0%              23.2%

Patrick Kerins (8)                        --                 --               2,511,813            50.0%              23.2%

Peter S. Jackson(9)                     112,500              2.3%                --                 --                 1.0%

Carl W. Symborski(10)                   217,500              4.3%                --                 --                 2.0%

Lewis E. Bobbitt(11)                    210,000              4.1%                --                 --                 1.9%

Terrence Wolters(12)                    200,000              3.9%                --                 --                 1.8%

Gregory Schupp(13)                      125,000              2.5%                --                 --                 1.2%

Gary H. Davison(14)                      37,500              0.8%                --                 --                  *

Ronald W. Torrence(15)                   22,500              0.5%                --                 --                  *


All executive officers and
directors as a group
(10 persons)                           4,913,800            84.4%             5,023,626             100%              91.6%

--------------------------------
*    Less than 1%.

(1) Based on 4,908,225 shares of common stock outstanding as of January 14, 2000 plus shares subject to options that are currently exercisable or exercisable within 60 days of the date of the table with respect to the stockholder in question.
(2) Based on 5,023,626 shares of Series A preferred stock outstanding as of January 14, 2000.
(3) Based on outstanding shares of SALIX common stock and Series A preferred stock, on an as converted basis, as of January 14, 2000 and shares that may be acquired upon the exercise of stock options exercisable within 60 days of the date of this table with respect to the listed persons.
(4) Includes 2,461,577 shares held by New Enterprise Associates VII, L.P., 47,906 shares held by New Enterprise Associates President's Fund and 3,140 shares held by NEA Ventures 1998, L.P.
(5) Includes 1,255,907 shares held by Grotech Partners IV, L.P. and 1,255,906 shares held by Grotech Partners V. L.P.
(6) Includes 3,000,000 shares held by Cottonwood LLC. Mr. Simpkins has voting and dispositive power with respect to the shares held by Cottonwood LLC. Also includes 60,000 shares that may be acquired upon the exercise of stock options exercisable within 60 days of the date of the table. The address of Mr. Simpkins is c/o SALIX Technologies, Inc., 904 Wind River Lane, Suite 101, Gaithersburg, MD 20878.
(7) Peter Barris, a general partner of New Enterprise Associates, is a director of SALIX. Mr. Barris does not own any shares of SALIX in his individual capacity and disclaims beneficial ownership of the shares listed, except to the extent of his pecuniary interest therein.
(8) Patrick Kerins, a general partner of Grotech, is a director of SALIX. Mr. Kerins does not own any shares of SALIX in his individual capacity and disclaims beneficial ownership of the shares listed, except to the extent of his pecuniary interest therein.
(9) Includes 78,750 shares that may be acquired upon the exercise of stock options exercisable within 60 days of the date of the table.
(10) Includes 180,000 shares that may be acquired upon the exercise of stock options exercisable within 60 days of the date of the table.

(11) Consists of 210,000 shares that may be acquired upon the exercise of stock options exercisable within 60 days of the date of the table.
(12) Consists of 200,000 shares that may be acquired upon the exercise of stock options exercisable within 60 days of the date of the table.
(13) Consists of 125,000 shares that may be acquired upon the exercise of stock options exercisable within 60 days of the date of the table.
(14) Consists of 37,500 shares that may be acquired upon the exercise of stock options exercisable within 60 days of the date of the table.
(15) Consists of 22,500 shares that may be acquired upon the exercise of stock options exercisable within 60 days of the date of the table.

                      DESCRIPTION OF TELLABS' CAPITAL STOCK

         The following summary description of the capital stock of Tellabs does not purport to be complete and is qualified in its entirety by the provisions of Tellabs' certificate of incorporation and by-laws and by the applicable provisions of Delaware corporate law. For information on how to obtain copies of Tellabs' certificate of incorporation and by-laws, see "WHERE YOU CAN FIND MORE INFORMATION."

CAPITAL STOCK

         Under Tellabs' certificate of incorporation, the Tellabs Board has the authority to issue a maximum of 500,000,000 shares of Tellabs common stock, par value $.01 per share, and 5,000,000 shares of Tellabs preferred stock, par value $.01 per share. As of November 5, 1999, there were issued or outstanding 403,257,607 shares of Tellabs common stock and no shares of Tellabs preferred stock. According to the Tellabs certificate of incorporation, the Tellabs Board may issue Tellabs preferred stock in one or more series and may determine the voting powers (if any) and the designations, preferences and special rights and qualifications of those series. Should Tellabs issue shares of preferred stock, the relative rights of Tellabs common stock would be affected, depending upon the exact rights and powers the Tellabs Board confers on the preferred stock.

DIVIDEND RIGHTS

         The Tellabs Board may declare dividends on Tellabs common stock or any class of Tellabs preferred stock. Tellabs has never paid cash dividends and currently has no plans to pay cash dividends in the near future. See "SUMMARY -- Market Prices."

VOTING RIGHTS

         Each holder of Tellabs common stock is entitled to one vote for each share held on any matter submitted to a vote of Tellabs stockholders, including the election of directors. Tellabs stockholders do not have cumulative voting rights. See "-- Change of Control" for information regarding Tellabs' classified board of directors. All elections and matters submitted to a vote of Tellabs stockholders are decided by the affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote, provided that a quorum is present, except as otherwise required by Delaware corporate law or the Tellabs certificate of incorporation. The Tellabs certificate of incorporation prohibits the holders of Tellabs common stock to act by written consent.

         Under Delaware law, a corporation's certificate of amendment may be amended by the affirmative vote of a majority of its outstanding shares, unless the certificate of incorporation specifies a higher percentage. Article Sixth of the Tellabs certificate of incorporation provides that the provisions of Article Fifth (relating to the vote required to amend the Tellabs by-laws) and Article Sixth (relating to provisions regarding the election of members to the Tellabs Board and meetings of stockholders) may not be repealed or amended without the approval of at least 75% of the voting power of the then outstanding shares of Tellabs common stock. Article Fifth of the Tellabs certificate of incorporation allows the Tellabs Board to amend or repeal the Tellabs by-laws.

CHANGE OF CONTROL

         The Delaware corporation statute, the Tellabs certificate of incorporation and the Tellabs by-laws contain provisions that could discourage or make more difficult a change of control of Tellabs.

         Charter and By-law Provisions. Under the Tellabs by-laws, only the President may call a special meeting of stockholders. A majority of the Tellabs Board may request that the President call such a special meeting. Tellabs stockholders are not entitled to request a special meeting.

         Under the Tellabs by-laws, the Tellabs Board or a committee appointed by the Tellabs Board nominates persons to be elected as directors. Generally, any stockholder entitled to vote in the election of directors may also nominate persons to be elected as directors. To do so, the Tellabs by-laws require that a stockholder deliver written notice of his intent to make such a nomination, by personal delivery or by mail, to Tellabs. If the nomination is to be made at an annual meeting of stockholders, the stockholder's notice must be delivered at least 120 days in advance of the date of the proxy statement sent in connection with the previous year's annual meeting. If the nomination is to be made at a special meeting of stockholders, the stockholder's notice must be sent at least 15 days before the mailing date of the proxy statement for such meeting. Each notice must set forth:

         - the name and address of the stockholder making the nomination and the persons to be nominated;
         - a representation that the stockholder is a holder of record of Tellabs common stock entitled to vote at the meeting and that he intends to appear at the meeting (in person or by proxy) to nominate the persons specified;
         - a description of all arrangements or understandings between the stockholder and each nominee and any other persons (naming such person or persons) pursuant to which the stockholder is to make the nominations;
         - all other information regarding each proposed nominee as required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Tellabs Board; and
         -        the consent of each nominee to serve as a director if elected.

The presiding officer at any stockholder meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures.

         Under the Tellabs by-laws, the Tellabs Board is currently fixed at eight members. In addition, the Tellabs Board is divided into three classes, as nearly equal in number as possible, serving staggered three-year terms. Thus, at each annual meeting of stockholders, the directors elected succeed those in the class whose terms then expire. The Tellabs Board fills any vacancies that occur on the Tellabs Board. The directors elected to fill a vacancy will hold office for the remainder of the term of the class to which they have been elected. Any increase or decrease in the number of directorships is apportioned among the classes so as to make all classes as nearly equal in number as possible. These staggered terms for directors extend the time required to elect a majority of directors from one to two years. It would be impossible, assuming no resignations or removals of directors, for the stockholders of Tellabs to change a majority of the directors of Tellabs at any annual meeting should they consider such a change desirable, unless Article Sixth of the Tellabs certificate of incorporation is amended by action of at least 75% of the voting power of the then outstanding shares of voting stock of Tellabs. The stockholders of Tellabs may remove directors only for cause, and only by the vote of at least 75% of the then outstanding shares of voting stock of Tellabs.

         The Tellabs certificate of incorporation provides that the Tellabs Board may give due consideration to all relevant factors when evaluating any offer of another person to:

         - make a tender or exchange offer for any equity security of Tellabs,
         -        merge or consolidate Tellabs with another corporation, or
         - purchase or otherwise acquire all or substantially all of the properties and assets of Tellabs.

         Among the relevant factors the Tellabs Board may consider are the social and economic effects on the employees, customers, suppliers and other constituencies of Tellabs and its subsidiaries and in the communities in which Tellabs and its subsidiaries operate or are located.

         Delaware General Corporation Law. As a Delaware corporation, Tellabs is subject to the provisions of Section 203 of the Delaware corporation statute. Generally, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" (as defined in the statute) with an "interested stockholder" (as defined in the statute) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

         - prior to that date, the corporation's board of directors has approved either the business combination or the transaction that resulted in his becoming an interested stockholder,
         - upon consummation of the transaction that resulted in his becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced (excluding certain specified shares), or
         - on or after the date he became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock of the corporation (excluding the stock owned by the interested stockholder).

         The statute generally defines a "business combination" to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. The statute generally defines an "interested stockholder" as a person or entity, other than the corporation and any direct or indirect wholly owned subsidiary of the corporation, who, together with its affiliates and associates, owns (or within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors. Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by that corporation's board of directors.

LIQUIDATION RIGHTS

         Upon the liquidation, dissolution or winding up of the affairs of Tellabs, the holders of Tellabs common stock are entitled to share ratably in all assets of Tellabs available for distribution to such holders after the payment of all debts and other liabilities, subject to the prior rights of the holders of any outstanding series of Tellabs preferred stock.

PREEMPTION, SUBSCRIPTION, REDEMPTION AND CONVERSION

         The holders of Tellabs common stock have no preemptive or subscription rights to purchase additional securities issued by Tellabs nor any rights to convert their Tellabs common stock into other securities of Tellabs or to have their shares redeemed by Tellabs.

MISCELLANEOUS

         The outstanding shares of Tellabs common stock are, and the shares of Tellabs common stock to be delivered pursuant to the merger upon delivery will be, duly authorized, validly issued, fully paid and nonassessable. The outstanding shares of Tellabs common stock are, and the shares of Tellabs common stock to be delivered pursuant to the merger upon notice of issuance will be, listed on Nasdaq. Harris Trust and Savings Bank is the transfer agent and registrar for Tellabs common stock.

                   COMPARISON OF RIGHTS OF SALIX STOCKHOLDERS
                            AND TELLABS STOCKHOLDERS

         After consummation of the merger, the holders of SALIX common stock and SALIX preferred stock who receive Tellabs common stock under the terms of the merger agreement will become stockholders of Tellabs. Because SALIX and Tellabs are both Delaware corporations, the rights of SALIX stockholders will continue to be governed by the Delaware corporations statute. Additionally, the rights of stockholders of SALIX are presently governed by the SALIX restated certificate of incorporation and the SALIX amended and restated by-laws. As stockholders of Tellabs, their rights following the consummation of the merger will instead be governed by the Tellabs certificate of incorporation and the Tellabs by-laws. Certain differences between the rights of Tellabs stockholders and SALIX stockholders, under their respective charters, are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the Tellabs certificate of incorporation and amended and restated by-laws, the SALIX restated certificate of incorporation and amended and restated by-laws, and the Delaware corporation statute. See "DESCRIPTION OF TELLABS CAPITAL STOCK."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

         Tellabs. Tellabs' certificate of incorporation and by-laws provide that its Board of Directors be comprised of three classes, each class elected for a term of three years each and a different class of directors standing for election each year. Tellabs' by-laws provide that the number of directors shall be eight, which number may be changed by amendment of the by-laws.

         SALIX. The restated certificate of incorporation of SALIX provides that the SALIX Board will be comprised of five members. The holders of SALIX Series A preferred stock and of SALIX common stock each are entitled to separately elect two of these members. The remaining director is elected by the holders of SALIX Series A preferred stock and SALIX common stock, voting jointly as a single class.

REMOVAL OF DIRECTORS

         Tellabs. Tellabs' certificate of incorporation and by-laws provide that a director may be removed only for cause and only by the affirmative vote of (1) the holders of at least 75% of the voting power of the shares then entitled to vote at an election of directors, voting together as a single class, or (2) by a majority of the Board of Directors.

         SALIX. The amended and restated by-laws of SALIX provide that the SALIX Board or any of its members may be removed with or without cause. Neither the SALIX amended and restated by-laws nor the SALIX restated certificate of incorporation establish the vote required to effect any such removal. Under the Delaware corporate statute, a vote of the majority of shares of the class of stockholders that elected a director is required to remove such director.

BY-LAW AMENDMENTS

         Tellabs. Tellabs' by-laws may be amended by the Board of Directors or by the affirmative vote of the holders of 75% or more of the voting power of the then outstanding shares of capital stock of Tellabs entitled to vote at an election of directors.

         SALIX. The SALIX Board may alter, amend or repeal the SALIX amended and restated by-laws, subject to certain limitations prohibiting changes that would adversely affect the rights of the holders of SALIX Series A preferred stock. The SALIX amended and restated by-laws also permit amendment and repeal by action of the stockholders. The affirmative vote of the holders of at least 60% of the outstanding shares of SALIX Series A preferred stock is required for any changes that would adversely affect the rights, powers or privileges of holders of such shares.

CERTIFICATE OF INCORPORATION AMENDMENTS

         Tellabs. Tellabs' certificate of incorporation may be amended by the Tellabs Board or, for matters regarding the amendment of the by-laws or the Board of Directors, by the affirmative vote of not less than 75% of the voting power of the then outstanding shares of capital stock of Tellabs entitled to vote in the election of directors.

         SALIX. Any provision of the SALIX restated certificate of incorporation may be amended, altered, changed or repealed by the SALIX Board, except that the affirmative vote of the holders of at least 60% of the outstanding shares of SALIX Series A preferred stock is required for any changes that would adversely affect the rights, powers or privileges of the holders of such shares.

ACTION BY WRITTEN CONSENT

         Tellabs. Tellabs' certificate of incorporation provides that any action by the stockholders may only be taken at an annual or special meeting and may not be taken by written consent.

         SALIX. The SALIX amended and restated by-laws provide that any action that may be taken by the stockholders of the company at a stockholder meeting may be taken by written consent in lieu of a meeting.

TRANSACTIONS WITH INTERESTED STOCKHOLDERS

         Tellabs. As a publicly held corporation, Tellabs is subject to Section 203 of the Delaware corporation statute. For more information on Section 203 of the Delaware corporation statute see "DESCRIPTION OF TELLABS CAPITAL STOCK -- Delaware General Corporation Law."

         SALIX. SALIX is not publicly held and accordingly is not subject to
Section 203 of the Delaware corporation statute.

              APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS OF SALIX

         If the merger is consummated, a holder of record of SALIX stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the Delaware corporation statute and to receive payment for the "fair value" of those shares instead of the consideration provided for in the merger agreement. In order to be eligible to receive this payment, however, a stockholder must (1) continue to hold his shares through the time of the merger;
(2) strictly comply with the procedures discussed under Section 262; and (3) not vote in favor of the merger. Shares of SALIX common stock and preferred stock outstanding immediately prior to the effective time of the merger, with respect to which appraisal shall have been properly demanded in accordance with Section 262, will not be converted into the right to receive shares of Tellabs common stock in the merger at or after the effective time of the merger unless and until the holder of such shares withdraws his demand for such appraisal or becomes ineligible for such appraisal.

         Holders of Tellabs common stock and holders of SALIX options outstanding at the effective time of the merger are not entitled to appraisal rights in connection with the merger.

         This proxy statement and prospectus is being sent to all holders of record of SALIX stock on the record date for the SALIX special meeting and constitutes notice of the appraisal rights available to those holders under
Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 IS COMPLEX AND REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES IN SECTION 262. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 262. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF SECTION 262.

         The following summary is not a complete statement of Section 262 of the Delaware corporation statute, and is qualified in its entirety by reference to
Section 262 which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this proxy statement and prospectus. A copy of Section 262 is attached as Annex D to this proxy statement and prospectus.

         A holder of SALIX stock who elects to exercise appraisal rights under
Section 262 must deliver a written demand for appraisal of his shares of SALIX prior to the vote on the merger. The written demand must identify the stockholder of record and state the stockholder's intention to demand appraisal of his shares. Voting against approval of the merger, abstaining from voting or failing to vote with respect to approval of the merger will not constitute a demand for appraisal within the meaning of Section 262. All demands should be delivered to: President, SALIX Technologies, Inc., 904 Wind River Lane #101, Gaithersburg, MD 20878.

         Only a holder of shares of SALIX stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of SALIX stock. If SALIX stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If SALIX stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

         A record holder such as a broker who holds shares of SALIX stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of SALIX stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of SALIX stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of SALIX stock held in the name of the record owner.

         BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE SALIX SPECIAL MEETING.

         Within 10 days after the merger, the surviving corporation in the merger is required to send notice of the effectiveness of the merger to each stockholder who prior to the time of the merger has complied with the requirements of Section 262.

         Within 120 days after the merger, the surviving corporation in the merger or any stockholder who has complied with the requirement of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of SALIX stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on SALIX, as the surviving corporation in the merger. If no petition is filed by either Tellabs or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

         Within 120 days after the time of the merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving corporation in the merger a statement setting forth the total number of shares of SALIX stock not voted in favor of the merger with respect to which demands for appraisal have been received and the number of holders of those shares. The statement must be mailed within 10 days after Tellabs has received the written request or within 10 days after the time for delivery of demands for appraisal under subsection (d) of Section 262 has expired, whichever is later.

         If a petition for an appraisal is filed in a timely manner, at the hearing on that petition the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of SALIX stock owned by those stockholders. The court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the fair value. The Delaware Court of Chancery may require the stockholders who have demanded appraisal rights for their shares of SALIX stock and who hold certificates representing such shares to submit such certificates to the Register in Chancery for notation thereon during the pendency of any hearing. The Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with any such directions.

         Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of SALIX stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

         Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the SALIX stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.

         A stockholder may withdraw a demand for appraisal and accept the Tellabs common stock at any time within 60 days after the effective date of merger, or thereafter may withdraw a demand for appraisal with the written approval of the surviving corporation in the merger. If an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery's deeming the terms to be just. If, after the merger, a holder of SALIX stock who had demanded appraisal for his shares fails to perfect or loses his right to appraisal, those shares will be treated under the merger agreement as if they were converted into Tellabs common stock at the time of the merger.

         IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE CORPORATION STATUTE, ANY SALIX STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT A LEGAL ADVISOR.

                                     EXPERTS

         The consolidated financial statements of Tellabs for January 1, 1999 and January 2, 1998 and for each of the two years in the period ended January 1, 1999, included in Tellabs' Current Report on Form 8-K dated November 10, 1999, which is referred to and made a part of this registration statement of which this proxy statement and prospectus is a part, were audited by Ernst & Young LLP, independent auditors, as set forth in their report and are incorporated by reference in this proxy statement and prospectus in reliance upon the report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Tellabs included in Tellabs' Current Report on Form 8-K dated November 10, 1999 for the period ended December 27, 1996 was audited by Grant Thornton LLP, independent auditors, as stated in their report, which is incorporated by reference into this proxy statement and prospectus, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of SALIX included in this registration statement, of which this proxy statement and prospectus is a part, are from the report of Arthur Andersen LLP, independent certified public accountants and are included in this proxy statement and prospectus in reliance upon said firm as experts in accounting and auditing.

         Representatives of Arthur Andersen LLP are expected to be present at the SALIX special meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL OPINIONS

         The validly of the shares of Tellabs common stock being offered hereby is being passed upon for Tellabs by James M. Sheehan, Assistant General Counsel of Tellabs. Mr. Sheehan is a stockholder of Tellabs and holds options to purchase shares of Tellabs common stock.

         It is a condition to the consummation of the merger that Sidley & Austin, counsel to Tellabs, and Piper Marbury Rudnick & Wolfe LLP, counsel to SALIX, each deliver opinions concerning certain federal income tax consequences of the merger, dated as of the effective time of the merger.

                       WHERE YOU CAN FIND MORE INFORMATION

         Tellabs files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). SALIX is not required to file annual, quarterly or other reports with the SEC. You may read and copy any reports, statements or other information filed by Tellabs at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Tellabs' SEC filings are also available to the public from commercial document retrieval services. The website maintained by the SEC is "http://www.sec.gov". You may also access Tellabs' SEC filings through the website maintained by Tellabs, which is "http://www.tellabs.com".

         Tellabs has filed with the SEC a registration statement on Form S-4 to register the Tellabs common stock to be issued pursuant to the merger agreement. This proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Tellabs in addition to being a proxy statement of SALIX for the special meeting. As allowed by SEC rules, this proxy statement and prospectus does not contain all the information you can find in the registration statement and the exhibits to the registration statement.

         The SEC allows Tellabs to "incorporate by reference" information into this proxy statement and prospectus, which means that Tellabs can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement and prospectus, except for any information superseded by information in this proxy statement and prospectus. This proxy statement and prospectus incorporates by reference the documents set forth below that Tellabs has previously filed with the SEC. These documents contain important information about Tellabs and its finances.

TELLABS SEC FILINGS
-------------------
(FILE NO. 0-9692)                          PERIOD
-----------------                          ------

Annual Report on Form 10-K                 Fiscal Year ended January 1, 1999
Report on Form 11-K                        Fiscal Year ending December 31, 1998
Quarterly Reports on Form 10-Q             Fiscal Quarters ended April 2, 1999,
                                           July 2, 1999 and October 1, 1999
Current Reports on Form 8-K                Filed on April 22, 1999, April 29,
                                           1999, July 7, 1999, August 18, 1999,
                                           November 12, 1999, November 16, 1999,
                                           and December 16, 1999


         We have enclosed copies of the Tellabs documents referred to above with this proxy statement and prospectus. Tellabs also hereby incorporates by reference all additional documents that Tellabs files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and prospectus and the date of the special meeting.

         If you are a stockholder of Tellabs, Tellabs may have sent you some of the documents incorporated by reference, but you can obtain any of them through Tellabs or the SEC. Documents incorporated by reference are available from Tellabs without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement and prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement and prospectus by requesting them in writing or by telephone from Tellabs at the following address:

                                  Tellabs, Inc.
                              Attention: Secretary
                               4951 Indiana Avenue
                           Lisle, Illinois 60532-1698
                                 (630) 378-8800

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM TELLABS, PLEASE DO SO BY ____________, 2000 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

         The Board of Directors of SALIX does not intend to bring any other matters, and does not know of any other matters to be brought, before the special meeting.

         THIS PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. BY DELIVERING THIS PROXY STATEMENT AND PROSPECTUS OR DISTRIBUTING ANY SECURITIES PURSUANT TO IT, NEITHER TELLABS NOR SALIX INTENDS TO CREATE ANY IMPLICATION THAT THERE HAVE BEEN NO CHANGES IN THEIR RESPECTIVE AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT AND PROSPECTUS OR THAT THE INFORMATION CONTAINED IN IT IS CORRECT AS OF ANY SUBSEQUENT DATE.

         YOU SHOULD RELY SOLELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND PROSPECTUS. NEITHER TELLABS NOR SALIX HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT AND PROSPECTUS. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT AND PROSPECTUS WITH RESPECT TO SALIX AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY SALIX, AND ALL INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) IN THIS PROXY STATEMENT AND PROSPECTUS WITH RESPECT TO TELLABS AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY TELLABS. NEITHER TELLABS NOR SALIX WARRANTS THE ACCURACY OF INFORMATION RELATING TO THE OTHER PARTY. THIS PROXY STATEMENT AND PROSPECTUS IS DATED ________, 2000.

                            SALIX TECHNOLOGIES, INC.


                       INDEX TO SALIX FINANCIAL STATEMENTS

                                                                                                               Page

Condensed Balance Sheets as of September 30, 1999 and June 30, 1999.............................................F-2

Condensed Statements of Operations for the Three Months Ended September 30, 1999 and 1998 (Unaudited)...........F-3

Condensed Statements of Cash Flows For the Three Months Ended September 30, 1999 and 1998 (Unaudited)...........F-4

Notes to Unaudited Condensed Financial Statements...............................................................F-5

Report of Independent Public Accountants........................................................................F-8

Balance Sheets as of June 30, 1999 and 1998.....................................................................F-9

Statements of Operations for the Years Ended June 30, 1999, 1998, and 1997.....................................F-10

Statements of Shareholders' (Deficit) Equity for the Years Ended June 30, 1999, 1998, and 1997.................F-11

Statements of Cash Flows for the Years Ended June 30, 1999, 1998 and 1997......................................F-12

Notes to Financial Statements as of June 30, 1999, 1998 and 1997...............................................F-13

                            SALIX TECHNOLOGIES, INC.

                            CONDENSED BALANCE SHEETS
                   AS OF SEPTEMBER 30, 1999 AND JUNE 30, 1999

                                     ASSETS
                                                                                         September 30,      June 30,
                                                                                              1999            1999
                                                                                         -------------     ------------
                                                                                          (Unaudited)
CURRENT ASSETS:
     Cash and cash equivalents                                                           $  3,050,935      $  1,324,716
     Accounts receivable-
         U.S. Government                                                                      433,374           706,825
         Unbilled and other                                                                    40,361           326,447
     Prepaid expenses and other                                                               149,376           172,015
                                                                                         ------------      ------------
                  Total current assets                                                      3,674,046         2,530,003
                                                                                         ------------      ------------
PROPERTY AND EQUIPMENT, net                                                                   546,266           476,079

     Deposits and other assets                                                                 57,153            57,153
                                                                                         ------------      ------------
                  Total assets                                                           $  4,277,465      $  3,063,235
                                                                                         ============      ============

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
     Accounts payable                                                                    $    690,689      $    598,294
     Accrued expenses                                                                       1,340,580           707,136
     Notes payable                                                                          4,000,000               -
     Current portion of capital lease obligation                                               15,601            16,346
                                                                                         ------------      ------------
                  Total current liabilities                                                 6,046,870         1,321,776
                                                                                         ------------      ------------
CAPITAL LEASE OBLIGATION, net of current portion                                                8,842            11,957
                                                                                         ------------      ------------
                  Total liabilities                                                         6,055,712         1,333,733
                                                                                         ------------      ------------

COMMITMENTS AND CONTINGENCIES

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.01 par value; preference in liquidation; 5,250,000 shares authorized; 5,023,626 issued and outstanding as of
   September 30, 1999 and June 30, 1999, respectively                                       8,192,151         8,153,721
SHAREHOLDERS' DEFICIT:
     Common stock, par value $.01 per share; 17,250,000 shares authorized; 4,847,963 and 4,626,900 shares issued and outstanding as of September 30, 1999 and
       June 30, 1999, respectively                                                             48,480            46,269
     Additional paid-in capital                                                             7,552,588         7,476,308
     Notes receivable                                                                        (189,500)         (137,500)
     Deferred compensation                                                                 (5,830,106)       (6,696,722)
     Retained deficit                                                                     (11,551,860)       (7,112,574)
                                                                                         ------------      ------------
                  Total shareholders' deficit                                              (9,970,398)       (6,424,219)
                                                                                         ------------      ------------
                  Total liabilities and shareholders' deficit                            $  4,277,465      $  3,063,235
                                                                                         ============      ============




         The accompanying notes are an integral part of these unaudited condensed balance sheets.

                            SALIX TECHNOLOGIES, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

                                                                       1999             1998
                                                                   -----------      -----------
REVENUES                                                           $   852,980      $   384,188

DIRECT EXPENSES                                                        603,953          171,756
                                                                   -----------      -----------
GROSS MARGIN                                                           249,027          212,432

OPERATING EXPENSES:
     Engineering and development                                     2,590,579          510,906
     Sales and marketing                                             1,037,040          362,452
     General and administrative expenses                               997,562          220,648
                                                                   -----------      -----------
                  Total operating expenses                           4,625,181        1,094,006
                                                                   -----------      -----------
LOSS FROM OPERATIONS                                                (4,376,154)        (881,574)

INTEREST INCOME (EXPENSE), net                                         (24,702)          59,823
                                                                   -----------      -----------
                  Net loss                                          (4,400,856)        (821,751)

ACCRETION ON PREFERRED STOCK                                           (38,430)         (38,430)
                                                                   -----------      -----------
                  Net loss attributable to common shareholders     $(4,439,286)     $  (860,181)
                                                                   ===========      ===========
BASIC NET LOSS PER SHARE                                           $     (0.93)     $      (.20)
                                                                   ===========      ===========
DILUTED NET LOSS PER SHARE                                         $     (0.93)     $      (.20)
                                                                   ===========      ===========
BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING                            4,771,725        4,275,000
                                                                   ===========      ===========
DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING                          4,771,725        4,275,000
                                                                   ===========      ===========





         The accompanying notes are an integral part of these unaudited condensed financial statements.

                            SALIX TECHNOLOGIES, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

                                                                                 1999             1998
                                                                             -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                $(4,400,856)     $  (821,751)
     Adjustments to reconcile net loss to net cash provided by operating activities-
         Depreciation and amortization                                            69,708           17,173
         Expense on stock and options issued to non-employees                    866,616              -
         Changes in operating assets and liabilities-
              Accounts receivable                                                559,537          439,289
              Prepaid expenses and other                                          22,639          (62,275)
              Deposits and other                                                     -              8,466
              Estimated costs in excess of billings                                  -             15,948
              Accounts payable                                                    92,395          133,674
              Accrued expenses                                                   632,444         (111,982)
              Income taxes payable                                                   -           (176,973)
                                                                             -----------      -----------
                  Net cash used in operating activities                       (2,156,517)        (558,431)
                                                                             -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                                        (139,893)         (33,823)
     Issuance of note receivable                                                 (52,000)             -
                                                                             -----------      -----------
                  Net cash used in investing activities                         (191,893)         (33,823)
                                                                             -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Principal payments on capital lease obligations                              (3,861)          (3,805)
     Repayment of notes payable                                                      -           (183,971)
     Borrowings under notes payable                                            4,000,000              -
     Proceeds from issuance of preferred stock                                       -          8,000,000
     Proceeds from exercise of stock options                                      78,490              -
                                                                             -----------      -----------
                  Net cash provided by financing activities                    4,074,629        7,812,224
                                                                             -----------      -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                      1,726,219        7,219,970

CASH AND CASH EQUIVALENTS, beginning of period                                 1,324,716          283,859
                                                                             -----------      -----------
CASH AND CASH EQUIVALENTS, end of period                                     $ 3,050,935      $ 7,503,829
                                                                             ===========      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest                                                  $    36,323      $     3,356
                                                                             ===========      ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
     Equipment acquired under capital lease                                  $       -        $    25,134
                                                                             ===========      ===========



         The accompanying notes are an integral part of these unaudited condensed financial statements.

                            SALIX TECHNOLOGIES, INC.

                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS



1.   NATURE OF OPERATIONS AND RISK FACTORS:

SALIX Technologies, Inc. (the "Company") was incorporated as a Delaware corporation in 1990. The Company designs and manufactures local area and wide area networking products, including hardware and software and provides systems integration and product compliance services to its customers. The Company's customers include U.S. government agencies and Fortune 100 companies located in the United States.

The Company's operations are subject to certain risks and uncertainties including, among others, the development of the next generation of the Company's products, the success of the Company's product marketing and product distribution strategies; actual and potential competition by entities with greater financial resources, experience and market presence than the Company; rapid technological changes; the need to retain key personnel and protect intellectual property; and the availability of additional capital financing on terms acceptable to the Company.

2.   CASH AND CASH EQUIVALENTS:

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

3.   NEW ACCOUNTING PRONOUNCEMENTS:

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The Company adopted SFAS No. 130 and SFAS No. 131 during 1999. The adoption of these new pronouncements did not have a material impact on the Company's results of operations, financial position or cash flows.

EARNINGS PER SHARE

SFAS No. 128, "Earnings Per Share," requires the presentation of basic and diluted earnings per share. The Company adopted SFAS No. 128 during fiscal 1999 and has restated all previously presented earnings per share data. Basic net income (loss) per share is computed by dividing income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding for the period. The diluted net income (loss) per share data is computed using the weighted-average number of common shares outstanding plus the dilutive effect of common stock equivalents (stock options and preferred stock), unless the common stock equivalents are antidilutive. All common stock equivalents have been excluded from the calculation of diluted loss per share because they are antidilutive.

4. NOTES PAYABLE:


                                                                            SEPTEMBER 30,     JUNE 30,
                                                                                1999           1999
                                                                            -------------     --------
Note payable to preferred stockholder due on demand, monthly payments for
interest only at prime plus 2.5%, secured by assets of the Company.          $2,000,000          $--

Note payable to preferred stockholder due on demand, monthly payments for
interest only at prime plus 2.5%, secured by assets of the Company.           2,000,000           --
                                                                             ----------          ---
                                                                             $4,000,000          $--
                                                                             ==========          ===


5.   PREFERRED STOCK:

REDEEMABLE CONVERTIBLE PREFERRED STOCK

On July 10, 1998, the shareholders amended the Company's articles of incorporation to authorize the issuance of a total number of 22,500,000 shares of stock consisting of two classes: 17,250,000 shares of common stock at $.01 par value and 5,250,000 shares of preferred stock at $.01 par value.

On the same date, the Company issued 5,023,626 shares of Series A Redeemable Convertible Preferred Stock ("preferred stock" or "Series A") at a price of approximately $1.59 per share, resulting in net proceeds of approximately $8,000,000. The preferred stock has liquidation preferences over the common stock equal to a minimum of the original purchase price subject to adjustment for certain dilutive events. The holders of the preferred stock are entitled to receive non-cumulative dividends of $.24 per share when and if declared by the Board of Directors. Dividends on preferred stock are in preference to any declaration or payment of any dividends payable on the common stock. No dividends have been declared.

At any time after five years following the preferred stock issuance, the Company may be required to redeem at the option of the holder, the outstanding preferred shares at a redemption price equal to 110 percent of the Series A stated value. The Company records periodic accretion under the effective interest method for the excess of the redemption value over the stated value.

The Series A shares have voting rights entitling Series A holders to the number of votes per share equal to the number of shares of common stock into which each share of Series A is convertible. The Series A shares are convertible at any time at the option of the holder, or automatically upon the consummation of an underwritten public offering at a selling price per share of common stock equal to or exceeding $7.96 per share and where aggregate proceeds were not less than $25,000,000. The conversion price is subject to adjustment for certain dilutive events.

SHAREHOLDER AND INVESTOR AGREEMENTS

In connection with the Company's issuance of preferred stock on July 10, 1998, all shareholders of the Company entered into a Shareholder Agreement and Investor Agreement (the "Agreements"). The Agreements govern all transactions of the Company's common stock including but not limited to limitations on the sale, assignment, transfer, mortgage, or other encumbrances. Among other provisions, the Agreement specifies shareholders' rights of first refusal on offers to purchase common stock or future issuance of equity or debt securities. The Agreements also specify voting procedures for the election of individuals to the Company's Board of Directors.

6.   SUBSEQUENT EVENTS:

ACQUISITION

On December 21, 1999, the Company signed a definitive merger agreement with Tellabs, Inc. ("Tellabs") whereby the Company will be acquired by Tellabs.

ADDITIONAL FINANCING

On December 1, 1999, an additional $2.5 million, $1.25 million from two preferred stockholders, was borrowed under the same terms of the existing notes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors of
SALIX Technologies, Inc.:


We have audited the accompanying balance sheets of SALIX Technologies, Inc. (a Delaware Corporation), as of June 30, 1999 and 1998, and the related statements of operations, shareholders' (deficit) equity, and cash flows for the three years ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SALIX Technologies, Inc., as of June 30, 1999 and 1998, and the results of its operations and its cash flows for the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles.


                                                            Arthur Andersen LLP


Vienna, Virginia
September 1, 1999

                            SALIX TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                          AS OF JUNE 30, 1999 AND 1998


                                     ASSETS
                                                                                          1999           1998
                                                                                       -----------    -----------
CURRENT ASSETS:
     Cash and cash equivalents                                                         $ 1,324,716    $   283,859
     Accounts receivable-
         U.S. government                                                                   706,825        529,919
         Unbilled and other                                                                326,447        118,520
     Estimated costs incurred on government contracts in excess of billings                   --           15,948
     Prepaid expenses and other                                                            172,015         32,303
                                                                                       -----------    -----------
                  Total current assets                                                   2,530,003        980,549
                                                                                       -----------    -----------
PROPERTY AND EQUIPMENT, net                                                                476,079         94,898
OTHER ASSETS:
     Deferred tax asset                                                                       --           28,933
     Deposits and other                                                                     57,153         38,467
                                                                                       -----------    -----------
                  Total other assets                                                        57,153         67,400
                                                                                       -----------    -----------
                  Total assets                                                         $ 3,063,235    $ 1,142,847
                                                                                       ===========    ===========

                 LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES:
     Accounts payable                                                                  $   598,294    $   186,907
     Accrued expenses                                                                      707,136        263,056
     Income taxes payable                                                                     --          167,057
     Current portion of capital lease obligation                                            16,346          6,746
     Current portion of notes payable                                                         --          147,072
                                                                                       -----------    -----------
                  Total current liabilities                                              1,321,776        770,838
                                                                                       -----------    -----------
LONG-TERM LIABILITIES:
     Capital lease obligation, net of current portion                                       11,957         11,294
     Notes payable                                                                            --           36,899
                                                                                       -----------    -----------
                  Total long-term liabilities                                               11,957         48,193
                                                                                       -----------    -----------
                  Total liabilities                                                      1,333,733        819,031
                                                                                       -----------    -----------
COMMITMENTS AND CONTINGENCIES

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.01 par value; preference in liquidation; 5,250,000 shares authorized; 5,023,626 issued and outstanding as
   of June 30, 1999                                                                      8,153,721           --
SHAREHOLDERS' (DEFICIT) EQUITY:
     Common stock, par value $.01 per share; 17,250,000 shares authorized;
       4,626,900 and 6,153,000 shares issued as of June 30, 1999 and 1998, respectively, 4,626,900 and 4,275,000 shares outstanding as of June 30,
       1999 and 1998, respectively                                                          46,269         61,530
     Additional paid-in capital                                                          7,476,308        218,046
     Deferred compensation                                                              (6,696,722)          --
     Notes receivable                                                                     (137,500)          --
     Retained (deficit) earnings                                                        (7,112,574)       176,740
     Less- 1,878,000 shares of treasury stock, at cost                                        --         (132,500)
                                                                                       -----------    -----------
                  Total shareholders' (deficit) equity                                  (6,424,219)       323,816
                                                                                       -----------    -----------
                  Total liabilities and shareholders' (deficit) equity                 $ 3,063,235    $ 1,142,847
                                                                                       ===========    ===========

       The accompanying notes are an integral part of these balance sheets.

                            SALIX TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED JUNE 30, 1999, 1998, AND 1997


                                                                             1999           1998            1997
                                                                          -----------    -----------    -----------
REVENUES                                                                  $ 1,867,156    $ 3,682,383    $ 2,009,959

DIRECT EXPENSES                                                             1,133,304      1,697,249      1,001,899
                                                                          -----------    -----------    -----------

GROSS MARGIN                                                                  733,852      1,985,134      1,008,060

OPERATING EXPENSES:
     Engineering and development                                            4,085,044        759,612        554,137
     Sales and marketing                                                    2,284,919        237,537        143,470
     General and administrative expenses                                    1,660,746        588,884        278,387
                                                                          -----------    -----------    -----------
                  Total operating expenses                                  8,030,709      1,586,033        975,994
                                                                          -----------    -----------    -----------
(LOSS) INCOME FROM OPERATIONS                                              (7,296,857)       399,101         32,066

OTHER INCOME (EXPENSE):
     Interest income (expense), net                                           197,354        (16,052)       (19,082)
                                                                          -----------    -----------    -----------
     Other expenses                                                            (7,157)          (690)        (2,955)
                                                                          -----------    -----------    -----------
                  Total other income (expense)                                190,197        (16,742)       (22,037)
                                                                          -----------    -----------    -----------
                  Net (loss) income before income taxes                    (7,106,660)       382,359         10,029

INCOME TAX PROVISION                                                          (28,933)      (145,441)        (1,067)
                                                                          -----------    -----------    -----------
                  Net (loss) income                                        (7,135,593)       236,918          8,962

ACCRETION ON PREFERRED STOCK                                                 (153,721)          --             --
                                                                          -----------    -----------    -----------

                  Net (loss) income attributable to common shareholders   $(7,289,314)   $   236,918    $     8,962
                                                                          ===========    ===========    ===========

BASIC NET (LOSS) INCOME PER SHARE                                         $    (1.669)   $     0.055    $     0.002
                                                                          ===========    ===========    ===========

DILUTED NET (LOSS) INCOME PER SHARE                                       $    (1.669)   $     0.043    $     0.002
                                                                          ===========    ===========    ===========

BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING                                   4,368,209      4,275,000      4,743,690
                                                                          ===========    ===========    ===========

DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING                                 4,368,209      5,500,121      5,033,997
                                                                          ===========    ===========    ===========



   The accompanying notes are an integral part of these financial statements.

                            SALIX TECHNOLOGIES, INC.

                  STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY
                FOR THE YEARS ENDED JUNE 30, 1999, 1998, AND 1997


                                                SERIES A REDEEMABLE            SHAREHOLDERS' (DEFICIT) EQUITY
                                                     CONVERTIBLE           ---------------------------------------
                                                   PREFERRED STOCK               COMMON STOCK          ADDITIONAL
                                               -----------------------     ------------------------      PAID-IN
                                                SHARES        AMOUNT         SHARES        AMOUNT        CAPITAL
                                               ---------   -----------     ---------    -----------    -----------
BALANCE, July 1, 1996                               --     $      --       6,153,000    $    61,530    $   218,046
     Purchase of treasury stock                     --            --            --             --             --
     Net income                                     --            --            --             --             --
                                               ---------   -----------     ---------    -----------    -----------
BALANCE, June 30, 1997                              --            --       6,153,000         61,530        218,046
     Net income                                     --            --            --             --             --
                                               ---------   -----------     ---------    -----------    -----------
BALANCE, June 30, 1998                              --            --       6,153,000         61,530        218,046
     Issuance of preferred stock               5,023,626     8,000,000          --             --             --
     Issuance of common stock                       --            --         166,800          1,668        206,765
     Exercise of stock options                      --            --         185,100          1,851         23,311
     Accretion on preferred stock                   --         153,721          --             --             --
     Cancellation of treasury stock                 --            --      (1,878,000)       (18,780)      (113,720)
     Compensation on stock options granted          --            --            --             --        7,141,906
     Amortization of deferred compensation          --            --            --             --             --
     Net loss                                       --            --            --             --             --
                                               ---------   -----------     ---------    -----------    -----------
BALANCE, June 30, 1999                         5,023,626   $ 8,153,721     4,626,900    $    46,269    $ 7,476,308
                                               =========   ===========     =========    ===========    ===========


                                                                  SHAREHOLDERS' (DEFICIT) EQUITY
                                             -----------------------------------------------------------------------
                                                                                           RETAINED
                                               DEFERRED       NOTES         TREASURY       (DEFICIT)
                                             COMPENSATION   RECEIVABLE        STOCK         EARNINGS        TOTAL
                                             ------------   ----------     -----------    -----------    -----------
BALANCE, July 1, 1996                        $      --      $      --      $    (2,500)   $   (69,140)   $   207,936
     Purchase of treasury stock                     --             --         (130,000)          --         (130,000)
     Net income                                     --             --             --            8,962          8,962
                                             -----------    -----------    -----------    -----------    -----------
BALANCE, June 30, 1997                              --             --         (132,500)       (60,178)        86,898
     Net income                                     --             --             --          236,918        236,918
                                             -----------    -----------    -----------    -----------    -----------
BALANCE, June 30, 1998                              --             --         (132,500)       176,740        323,816
     Issuance of preferred stock                    --             --             --             --             --
     Issuance of common stock                       --         (137,500)          --             --           70,933
     Exercise of stock options                      --             --             --             --           25,162
     Accretion on preferred stock                   --             --             --         (153,721)      (153,721)
     Cancellation of treasury stock                 --             --          132,500           --             --
     Compensation on stock options granted    (7,073,281)          --             --             --           68,625
     Amortization of deferred compensation       376,559           --             --             --          376,559
     Net loss                                       --             --             --       (7,135,593)    (7,135,593)
                                             -----------    -----------    -----------    -----------    -----------
BALANCE, June 30, 1999                       $(6,696,722)   $  (137,500)   $      --      $(7,112,574)   $(6,424,219)
                                             ===========    ===========    ===========    ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                            SALIX TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED JUNE 30, 1999, 1998 AND 1997


                                                                                 1999           1998           1997
                                                                             -----------    -----------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net (loss) income                                                       $(7,135,593)   $   236,918    $     8,962
     Adjustments to reconcile net income to net cash provided by operating activities-
         Depreciation and amortization                                           210,908         73,888         70,429
         (Gain) loss on sale of property and equipment                            (8,603)         1,227           --
         Expense on stock and options                                            445,184           --             --
         Changes in operating assets and liabilities-
              Accounts receivable                                               (384,833)      (378,002)      (128,772)
              Prepaid expenses and other                                        (139,712)       (15,984)        13,170
              Deferred tax asset                                                  28,933        (26,078)        (7,562)
              Deposits and other                                                 (18,686)       (34,809)        (2,855)
              Estimated costs in excess of billings                               15,948        (10,701)         4,918
              Accounts payable                                                   411,387         47,079         93,935
              Accrued expenses                                                   444,080        127,427         84,550
              Income taxes payable                                              (167,057)       162,221          3,697
                                                                             -----------    -----------    -----------
                  Net cash (used in) provided by operating activities         (6,298,044)       183,186        140,472
                                                                             -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                                        (558,551)       (78,996)       (40,250)
     Issuance of note receivable                                                (137,500)          --             --
     Proceeds from the sale of property and equipment                                200          1,619           --
                                                                             -----------    -----------    -----------
                  Net cash used in investing activities                         (695,851)       (77,377)       (40,250)
                                                                             -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Principal payments on capital lease obligations                             (14,872)       (10,970)       (22,541)
     Repayments of notes payable                                                (183,971)       (17,203)        (5,638)
     Borrowings under notes payable                                                 --             --          166,945
     Proceeds from issuance of preferred stock                                 8,000,000           --             --
     Proceeds from issuance of common stock                                      208,433           --             --
     Proceeds from exercise of stock options                                      25,162           --             --
     Payments to acquire treasury stock                                             --             --         (130,000)
                                                                             -----------    -----------    -----------
                  Net cash (used in) provided by financing activities          8,034,752        (28,173)         8,766
                                                                             -----------    -----------    -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                      1,040,857         77,636        108,988

CASH AND CASH EQUIVALENTS, beginning of year                                     283,859        206,223         97,235
                                                                             -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of year                                       $ 1,324,716    $   283,859    $   206,223
                                                                             ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for-
         Interest                                                            $     7,267    $    24,409    $    23,432
         Income taxes                                                        $   176,973    $     5,027    $       225

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
     Equipment acquired under capital lease                                  $    25,134    $    20,392    $      --



   The accompanying notes are an integral part of these financial statements.

                            SALIX TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS
                       AS OF JUNE 30, 1999, 1998 AND 1997


1.   NATURE OF OPERATIONS AND RISK FACTORS:

SALIX Technologies, Inc. (the "Company") was incorporated as a Delaware corporation in 1990. The Company designs and manufactures local area and wide area networking products, including hardware and software and provides systems integration and product compliance services to its customers. The Company's customers include U.S. government agencies and Fortune 100 companies located in the United States.

The Company's operations are subject to certain risks and uncertainties including, among others, the development of the next generation of the Company's products, the success of the Company's product marketing and product distribution strategies; actual and potential competition by entities with greater financial resources, experience and market presence than the Company; rapid technological changes; the need to retain key personnel and protect intellectual property; and the availability of additional capital financing on terms acceptable to the Company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES:

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenues include services rendered on cost-plus-fixed fee contracts with the U.S. Government. Revenues from cost-plus-fixed fee contracts are recognized to the extent of costs incurred plus a proportionate amount of fee earned. Contracts with the U.S. Government are subject to audit by cognizant government audit agencies and they may be subject to other risks inherent in government contracts, such as termination for the convenience of the government.

Revenues related to commercial contracts consist of sales of finished products developed specifically for an end user. Production of products is not initiated until binding agreements are made between the Company and the commercial entity. Revenue is recognized upon delivery of the product.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of June 30, 1998, the Company had certificates of deposit for $33,498, which were pledged as collateral and required to be maintained under the line of credit agreement with the bank.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. The cost of property and equipment is depreciated over the estimated useful lives of the related assets, typically three to seven years. Depreciation of property and equipment is provided using an accelerated method.

Property and equipment consists of the following:


                                         1999         1998         1997
                                      ---------    ---------    ---------
Laboratory equipment                  $ 479,657    $  86,984    $  43,112
Furniture and other equipment           157,770       37,414       39,342
Computers                               117,072      114,601       82,244
Software                                 70,480       48,954       33,810
Equipment held under capital leases      69,068       43,934       64,623
Leasehold improvements                   18,459         --           --
                                      ---------    ---------    ---------
                  Subtotal              912,506      331,887      263,131
Less- Accumulated depreciation         (436,427)    (236,989)    (190,886)
                                      ---------    ---------    ---------
                  Total               $ 476,079    $  94,898    $  72,245
                                      =========    =========    =========


ACCRUED EXPENSES

Accrued expenses consist of the following:


                                           1999       1998
                                         --------   --------
Accrued compensation and benefits        $494,095   $258,786
Accrued professional fees                 200,000       --
Other accrued expenses                     13,041      4,270
                                         --------   --------
                  Accrued expenses       $707,136   $263,056
                                         ========   ========


INCOME TAXES

Deferred taxes are provided utilizing the liability method as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

RESEARCH AND DEVELOPMENT COSTS

The Company accounts for software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Costs incurred prior to establishment of technological feasibility are expensed as incurred and reflected as engineering and development costs in the accompanying statements of operations.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company's cash is deposited with major financial institutions. As of June 30, 1999, 1998 and 1997, approximately $1,200,000, $148,000 and $70,000, respectively, in cash deposits was in excess of federally insured limits. The Company routinely assesses the financial strength of these financial institutions.

The Company currently has contracts to do business with the federal government and several telecommunication technology companies within the United States. Receivables arising from these contracts are not collateralized. Credit risk is affected by conditions or occurrences within the economy and the telecommunication industry. The Company maintains an allowance for uncollectible accounts. Factors utilized by management in determining the adequacy of the allowance include the present and prospective financial condition of the debtor and the age of the accounts receivable.

The following table summarizes the revenues and accounts receivable from customers in excess of 10 percent of total revenues and accounts receivable:


                                                              ACCOUNTS
                              REVENUE FOR THE YEAR         RECEIVABLE AS OF
                                   ENDED JUNE 30               JUNE 30
                           --------------------------     ------------------
                            1999       1998     1997       1999        1998
                           ------     ------   ------     ------      ------
        Customer A          99%         91%      96%        99%        82%

        Customer B           *           *        *          *         18%


        *Represents less than 10 percent of total.

FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amounts reported in the balance sheet approximate the fair value for cash and cash equivalents, accounts receivable, accounts payable and notes payable.

EARNINGS PER SHARE

SFAS No. 128, "Earnings Per Share," requires the presentation of basic and diluted earnings per share. The company adopted SFAS No. 128 during fiscal 1999 and has restated all previously presented earnings per share data. Basic net income (loss) per share is computed by dividing income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding for the period. The diluted net income (loss) per share data is computed using the weighted-average number of common shares outstanding plus the dilutive effect of common stock equivalents (stock options and preferred stock), unless the common stock equivalents are antidilutive. Stock options represent the only difference between basic and diluted earnings per share for the years ended June 30, 1998 and 1997. All common stock equivalents have been excluded from the calculation of diluted loss per share in 1999 because they are antidilutive.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The Company adopted SFAS No. 130 and SFAS No. 131 during 1999. The adoption of these new pronouncements did not have a material impact on the Company's results of operations, financial position or cash flows.

3.   LINE OF CREDIT:

In April 1998, the Company negotiated a revolving line of credit agreement with a lending institution for an amount equal to the lesser of $225,000 or 80 percent of eligible accounts receivable. The line of credit, which matured in April 1999, is collateralized by the Company's assets and personally guaranteed by the president of the Company. The line of credit agreement requires a monthly interest payment at a per annum rate of prime plus 2 1/4 percent. As of June 30, 1998, no amounts were outstanding under the line of credit agreement. During fiscal 1999, the Company terminated this agreement in connection with its preferred stock issuance.

4.   LONG-TERM DEBT:


                                                                                     1999        1998
                                                                                  --------    ----------
        Note payable, bank, due on demand, monthly payments for interest only at prime plus 2.75%, secured by a deed of trust on the residence of the
        Company's president, a certificate of deposit and assignment of a life
        insurance policy on the life of the Company's president.                  $    --     $ 130,000

        Note payable, bank, due May 2001, monthly installments of $1,863, interest at prime plus 2.75%, secured by miscellaneous office and laboratory equipment, a deed of trust on the residence of the Company's
        president and personally guaranteed by the president.                          --        53,971
                                                                                  ---------   ---------
                                                                                       --       183,971

        Less- Current maturities included in current liabilities                       --      (147,072)
                                                                                  ---------   ---------
                                                                                  $    --     $  36,899
                                                                                  =========   =========


During 1999, the Company used the proceeds from its preferred stock issuance to repay this debt.

5.   PREFERRED STOCK:

REDEEMABLE CONVERTIBLE PREFERRED STOCK

On July 10, 1998, the shareholders amended the Company's certificate of incorporation to authorize the issuance of a total number of 22,500,000 shares of stock consisting of two classes: 17,250,000 shares of common stock at $.01 par value and 5,250,000 shares of preferred stock at $.01 par value.

On the same date, the Company issued 5,023,626 shares of Series A Redeemable Convertible Preferred Stock ("preferred stock" or "Series A") at a price of approximately $1.59 per share, resulting in net proceeds of approximately $8,000,000. The preferred stock has liquidation preferences over the common stock equal to a minimum of the original purchase price subject to adjustment for certain dilutive events. The holders of the preferred stock are entitled to receive non-cumulative dividends of $.24 per share when and if declared by the

Board of Directors. Dividends on preferred stock are in preference to any declaration or payment of any dividends payable on the common stock. No dividends have been declared. At any time after five years following the preferred stock issuance, the Company may be required to redeem at the option of the holder, the outstanding preferred shares at a redemption price equal to 110 percent of the Series A stated value. The Company records periodic accretion under the effective interest method for the excess of the redemption value over the stated value.

The Series A shares have voting rights entitling Series A holders to the number of votes per share equal to the number of shares of common stock into which each share of Series A is convertible. The Series A shares are convertible at any time at the option of the holder, or automatically upon the consummation of an underwritten public offering at a selling price per share of common stock equal to or exceeding $7.96 per share and where aggregate proceeds were not less than $25,000,000. The conversion price is subject to adjustment for certain dilutive events.

SHAREHOLDER AND INVESTOR AGREEMENTS

In connection with the Company's issuance of preferred stock on July 10, 1998, all shareholders of the Company entered into a Shareholder Agreement and Investor Agreement (the "Agreements"). The Agreements govern all transactions of the Company's common stock including but not limited to limitations on the sale, assignment, transfer, mortgage, or other encumbrances. Among other provisions, the Agreement specifies shareholders' rights of first refusal on offers to purchase common stock or future issuance of equity or debt securities. The Agreements also specify voting procedures for the election of individuals to the Company's Board of Directors.

6.   SHAREHOLDERS' EQUITY:

STOCK SPLIT

In October 1997, the shareholders approved an increase in the number of authorized common shares from 1,000,000 to 5,000,000. Concurrently, the Board of Directors declared a 5-for-1 common stock split to be reflected through a stock dividend. In July 1998, the shareholders approved an increase in the number of authorized common shares from 5,000,000 to 17,250,000. Concurrently, the Board of Directors declared a 3-for-2 common stock split to be reflected through a stock dividend. All share and per-share amounts have been restated in these notes and the accompanying financial statements to reflect these stock splits.

7.   EMPLOYEE BENEFIT PLANS:

1994 STOCK OPTION PLAN

The Company's 1994 Stock Option Plan (the "1994 Plan") authorizes the issuance of an aggregate of 500,000 shares of common stock pursuant to the exercise of stock options. The 1994 Plan provides for incentive stock option grants to employees only. The 1994 Plan is administered by the Board of Directors, which has sole discretion and authority, consistent with the provisions of the 1994 Plan, to determine which eligible participants will receive options, the time when the options will be granted, the terms of the options granted, and the number of shares that will be subject to the options granted under the 1994 Plan. Optionees may not sell, exchange or otherwise transfer the common stock acquired through the exercise of options without first offering the common stock to the Company.

The exercise price of options must not be less than 100 percent of the fair market value of the common stock on the date the option is granted (110 percent of the fair market value of such common stock with respect to any optionee who immediately before any option is granted, directly or indirectly, possesses more than 10 percent of the total combined voting power of all classes of stock of the Company ("10% Owners")). The Board of Directors has the authority to determine the time or times at which options granted under the 1994 Plan become exercisable (typically two years); provided that such options expire no later than 10 years from the date of grant (five years with respect to 10% Owners). Unless terminated sooner by the Board of Directors, the 1994 Plan terminates in August 2004 or the date on which all shares available for issuance shall have been issued pursuant to the exercise or cancellation of options granted under the 1994 Plan. In August 1998, all holders of options granted under the 1994 Plan elected to have their options governed by the terms and conditions of the Company's Omnibus Stock Plan. Consequently, the Board of Directors terminated the 1994 Plan.

1996 STOCK OPTION PLAN

The Company's 1996 Stock Option Plan (the "1996 Plan") authorizes the issuance of an aggregate of 1,000,000 shares of common stock pursuant to the exercise of stock options. The 1996 Plan provides for incentive stock option grants to employees only. The 1996 Plan is administered by the Board of Directors, which has sole discretion and authority, consistent with the provisions of the 1996 Plan, to determine which eligible participants will receive options, the time when the options will be granted, the terms of the options granted, and the number of shares that will be subject to the options granted under the 1996 Plan. Optionees may not sell, exchange or otherwise transfer the common stock acquired through the exercise of options without first offering the common stock to the Company.

The exercise price of options must not be less than 100 percent of the fair market value of the common stock on the date the option is granted (110 percent of the fair market value of such common stock with respect to any optionee who immediately before any option is granted, directly or indirectly, possesses more than 10 percent of the total combined voting power of all classes of stock of the Company ("10% Owners")). The Board of Directors has the authority to determine the time or times at which options granted under the 1996 Plan become exercisable (typically ratably over five years); provided that such options expire no later than 10 years from the date of grant (five years with respect to 10% Owners). Unless terminated sooner by the Board of Directors, the 1996 Plan terminates in June 2006 or the date on which all shares available for issuance shall have been issued pursuant to the exercise or cancellation of option granted under the 1996 Plan. In August 1998, all holders of options granted under the 1996 Plan elected to have their options governed by the terms and conditions of the Company's Omnibus Stock Plan. Consequently, the Board of Directors terminated the 1996 Plan.

1998 OMNIBUS STOCK PLAN

The Company's 1998 Omnibus Stock Plan (the "Omnibus Plan") authorizes the issuance of an aggregate of up to 3,260,439 shares of common stock with respect to certain "Awards" made under the Omnibus Plan. The Omnibus Plan provides for option grants to employees, officers, directors, and consultants of the Company or any affiliate of the Company. Awards under the Omnibus Plan may take the form of grants of stock options, stock appreciation rights, restricted or unrestricted stock, phantom stock, performance awards, or any combination thereof. The Omnibus Plan is administered by the Board of Directors, or by such committee or committees as may be appointed by the Board of Directors from time to time (the "Administrator"). The Administrator has sole power of authority, consistent with the provisions of the Omnibus Plan, to determine which eligible participants will receive Awards, the form of the Awards and the number of shares of common stock covered by each Award, to impose terms, limits, restrictions, and conditions upon Awards, to modify, amend, extend, or renew Awards (with the consent of the awardee), to accelerate or change the exercise timing of Awards or to waive any restrictions or conditions to an Award and to establish objectives and conditions for earning Awards.

For any option intended to qualify as an incentive stock option, the exercise price must not be less than the fair market value of the common stock on the date the option is granted. Awards shall vest in accordance with the terms of each individual grant. Awards dependent upon the passage of time will fully vest no earlier than one year and no later than five years after the date of grant. Awards dependent upon the occurrence of specified events or milestones shall fully vest no later than five years after the date of grant. Unvested Awards shall immediately become vested, as defined in the Omnibus Plan agreement, upon an initial public offering, a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving entity with specified minimum proceeds. Unless terminated sooner by the Board, the Omnibus Plan will terminate in January 2008 or the date on which all shares available for issuance shall have been issued pursuant to the exercise or cancellation of Awards under the Omnibus Plan.

The Company records expense related to stock options based on the difference between the fair market value of the stock at the date of award and the exercise price, if any, over the vesting period. Options granted to nonemployees are recorded as compensation expense based on the value of the option granted.

The following table summarizes the activity of the Company's stock option plans for the three years ended June 30, 1999:


                                                       WEIGHTED-
                                         RANGE OF      AVERAGE
                           NUMBER OF     EXERCISE      EXERCISE
                            OPTIONS       PRICES        PRICE
                          -----------   -----------   -----------
Balance, July 1, 1996         679,687   $.02 - $.05   $       .03
                          -----------   -----------   -----------
     Granted                  447,188           .05           .05
     Exercised                   --            --            --
     Canceled/forfeited          --            --            --
                          -----------   -----------   -----------

Balance, June 30, 1997      1,126,875     .02 - .05           .04
                          -----------   -----------   -----------
     Granted                  951,750     .05 - .67           .49
     Exercised                   --            --            --
     Canceled/forfeited       (39,375)          .05           .05
                          -----------   -----------   -----------
Balance, June 30, 1998      2,039,250     .02 - .67           .25
                          -----------   -----------   -----------
     Granted                1,093,375          1.25          1.25
     Exercised               (185,100)   .02 - 1.25           .14
     Canceled/forfeited      (436,875)   .02 - 1.25           .39
                          -----------   -----------   -----------
Balance, June 30, 1999      2,510,650   $.02 - 1.25   $       .55
                          ===========   ===========   ===========


The weighted-average grant-date fair value of options granted during the year ended June 30, 1999, 1998 and 1997, was $4.36, $.12 and $.01, respectively.
Options to purchase 1,136,288 shares of the Company's common stock were vested and exercisable at June 30, 1999, at a weighted-average per share exercise price of $.22. The weighted-average remaining contractual life of options outstanding at June 30, 1999, was 7.54 years.

The Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," effective for the Company's June 30, 1997 financial statements. The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its Plan. Accordingly, compensation costs of approximately $3.5 million have been recognized for its stock plan based on the intrinsic value of the stock options at the date of grant (i.e., the difference between the exercise price and the fair value of the Company's common stock). The deferred compensation will be recognized over the vesting period of the related options. For the years ended June 30, 1999 and 1998, the Company recognized compensation expense of approximately $23,000 and $0, respectively.

Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under the Plan made in fiscal year 1998 consistent with the method of SFAS No. 123, the Company's net income would have been decreased to the pro forma amounts indicated below:


                                                               1999           1998           1997
                                                         --------------    ---------       --------
Net (loss) income attributable to common shareholders:
     As reported                                         $   (7,289,314)   $ 236,918       $ 8,962
     Pro forma                                               (7,348,146)     171,698          (657)
Basic (loss) income per share:
     As reported                                         $       (1.669)   $   0.055       $ 0.002
     Pro forma                                           $       (1.682)   $   0.040       $ 0.002
Diluted (loss) income per share:
     As reported                                         $       (1.669)   $   0.043       $ 0.002
     Pro forma                                           $       (1.682)   $   0.031       $ 0.002


The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used for the grants during the three fiscal years ended June 30, 1999, 1998 and 1997; no dividend yield, expected volatility of zero, risk-free interest rate of 5.7 - 6.0, 5.7 and 6.2 percent, respectively, and expected lives of 5 years.

From July 1, 1999 to September 1, 1999, the Company granted to new employees options to purchase 97,470 shares of common stock.

STOCK AND OPTIONS ISSUED TO NON-EMPLOYEES

In March 1999, the Company issued 110,000 shares of common stock to non-employees in connection with services rendered in exchange for $137,500 in promissory notes. The promissory notes are secured by the shares purchased, bear no interest and are due on October 1, 2003. The promissory notes have been reflected as a component of shareholders' equity in the accompanying financial statements.

The Company has also issued 56,800 shares of restricted common stock and options to purchase 40,000 shares of common stock at $1.25 per share to non-employees in connection with services rendered. The weighted-average grant-date fair value of the restricted common stock is $.28. These shares and options vest over varying periods although vesting is accelerated in the event the Company is merged with or acquired by, sells substantially all of it product rights to, conveys voting control to, or otherwise conveys the substantial majority of its ongoing business activities to, another company. Expense has been recognized on these agreements in accordance with EITF 96-18 "Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18"), whereby the value of the shares and expense is ultimately measured when the services have been completed or when the shares become fully vested. In accordance with EITF 96-18, the Company has estimated the expense of the equity instruments issued to non-employees based upon the fair value of the Company's common stock at June 30, 1999. Deferred compensation costs of approximately $3.5 million have been recognized and will be expensed over the vesting periods. For the years ended June 30, 1999 and 1998, the Company recognized compensation expense of approximately $350,000 and $0, respectively.

RETIREMENT PLAN

The Company maintains an Internal Revenue Code Section 401(k) retirement plan covering all full time employees. The plan provides for matching contributions at the Company's discretion. There was no contribution to the plan for the years ended June 30, 1999, 1998 and 1997.

8.   INCOME TAXES:

At June 30, 1999, the Company had net operating loss carryforwards ("NOLs") of approximately $6,670,000 that expire beginning in 2014. The realization of the benefits of the NOLs is dependent on sufficient taxable income in future fiscal years. Lack of further earnings, a change in the ownership, or the application of the alternative minimum tax rules could adversely affect the Company's ability to utilize the NOLs.

At June 30, 1999, 1998 and 1997, the components of the provision for income taxes consist of the following:


                                           1999           1998           1997
                                       -----------    -----------    -----------
Current provision:
     Federal                           $      --      $  (140,893)   $    (3,618)
     State                                    --          (30,626)        (1,689)
Deferred benefit:
     Federal                             2,250,063         21,425          2,891
     State                                 489,097          4,653          1,349
     Valuation allowance                (2,768,093)          --             --
                                       -----------    -----------    -----------
                                       $   (28,933)   $  (145,441)   $    (1,067)
                                       ===========    ===========    ===========


The effective income tax rate is reconciled to the Federal statutory rate as follows:

                                                  1999            1998            1997
                                              -----------     -----------     -----------
Federal statutory rate                               34.0%           34.0%           21.0%
Income taxes at Federal Statutory rate
                                              $(2,416,264)    $   130,000     $     2,106
Increase (decrease) in taxes:
     Resulting from-
         State income taxes, net of Federal
           income tax benefit                    (328,328)         17,664             401
         Valuation allowance                    2,768,093            --              --
         Other                                      5,432          (2,223)         (1,440)
                                              -----------     -----------     -----------
Income tax provision                          $    28,933     $   145,441     $     1,067
                                              ===========     ===========     ===========
Effective tax rate                                    0.0%           38.0%           10.6%
                                              ===========     ===========     ===========

At June 30, 1999, 1998 and 1997, the components of the net current deferred tax asset are as follows:


                                      1999           1998          1997
                                   -----------    -----------   -----------
Depreciation                       $    33,212    $    10,577   $     2,383
Accrued employee benefit costs          35,147         12,197         1,571
Unbilled contracts                     123,534          6,159        (1,099)
Net operating loss carryforwards     2,576,200           --            --
Valuation allowance                 (2,768,093)          --            --
                                   -----------    -----------   -----------
                                   $      --      $    28,933   $     2,855
                                   ===========    ===========   ===========

9.   COMMITMENTS AND CONTINGENCIES:

LEASES

The Company leases computer and laboratory equipment under various capital leases. The Company is also leasing office space under a five-year operating lease that expires in April 2003 and a seven-month operating lease that expires in January 2000. Minimum future lease payments under capital and operating leases as of June 30, 1999, for the remaining life of the leases are:


            YEAR ENDING                                     CAPITAL             OPERATING
              JUNE 30                                        LEASES               LEASES
            -----------                                     --------            ---------
            2000                                            $19,356              $157,241
            2001                                             14,080               102,933
            2002                                                838                96,702
            2003                                               --                  80,700
            2004                                               --                    --
            Thereafter                                         --                    --
                                                            -------              --------
                                                             34,274              $437,576
            Less- Amounts representing interest              (5,971)             ========
            Less- Current portion                           (16,346)
                                                            -------
            Long-term portion                               $11,957
                                                            =======


10.  SUBSEQUENT EVENT:

On September 1, 1999, the Company obtained $4,000,000 in additional financing from two of its investors. The two notes payable for $2,000,000 each accrue interest at prime plus 2 1/2 percent and are due upon demand by the holder. The notes are collateralized by the assets of the Company.

                                                                         ANNEX A











                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



                                 TELLABS, INC.,



                               ORIOLE MERGER CORP.



                                       AND



                            SALIX TECHNOLOGIES, INC.



                          DATED AS OF DECEMBER 21, 1999

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS

                                                                                                               PAGE

                                                     ARTICLE I
                                                    THE MERGER

Section 1.1       The Merger....................................................................................A-2
Section 1.2       Effective Time................................................................................A-2
Section 1.3       Effects of the Merger.........................................................................A-2
Section 1.4       Charter and Bylaws; Directors and Officers....................................................A-2
Section 1.5       Conversion of Securities......................................................................A-3
Section 1.6       Delivery of Certificates and Payment of Cash..................................................A-5
Section 1.7       Dividends; Transfer Taxes; Withholding........................................................A-5
Section 1.8       No Fractional Securities......................................................................A-6
Section 1.9       Abandoned Property............................................................................A-7
Section 1.10      No Further Ownership Rights in Company Common Stock...........................................A-7
Section 1.11      Closing of Company Transfer Books.............................................................A-7
Section 1.12      Lost Certificates.............................................................................A-7
Section 1.13      Further Assurances............................................................................A-7
Section 1.14      Closing.......................................................................................A-8

                                                    ARTICLE II
                                 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 2.1       Organization, Standing and Power..............................................................A-8
Section 2.2       Capital Structure.............................................................................A-8
Section 2.3       Authority.....................................................................................A-9
Section 2.4       Consents and Approvals; No Violation..........................................................A-9
Section 2.5       SEC Documents and Other Reports..............................................................A-11
Section 2.6       Registration Statement and Proxy Statement...................................................A-11
Section 2.7       Actions and Proceedings......................................................................A-12
Section 2.8       Required Vote of Parent Stockholders.........................................................A-12
Section 2.9       Pooling of Interests; Reorganization.........................................................A-12
Section 2.10      Brokers......................................................................................A-12
Section 2.11      Operations of Sub............................................................................A-12
Section 2.12      Absence of Undisclosed Liabilities...........................................................A-12
Section 2.13      Operations and Obligations...................................................................A-12

                                                    ARTICLE III
                                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1       Organization, Standing and Power.............................................................A-13

Section 3.2       Capital Structure............................................................................A-13
Section 3.3       Authority....................................................................................A-15
Section 3.4       Consents and Approvals; No Violation.........................................................A-15
Section 3.5       Financial Statements.........................................................................A-16
Section 3.6       No Dividends; Absence of Certain Changes or Events...........................................A-17
Section 3.7       Governmental Permits.........................................................................A-19
Section 3.8       Registration Statement and Proxy Statement...................................................A-19
Section 3.9       Tax Matters..................................................................................A-20
Section 3.10      Actions and Proceedings......................................................................A-21
Section 3.11      Certain Agreements...........................................................................A-21
Section 3.12      ERISA........................................................................................A-22
Section 3.13      Worker Safety and Environmental Laws.........................................................A-23
Section 3.14      Labor Matters................................................................................A-23
Section 3.15      Intellectual Property; Software..............................................................A-23
Section 3.16      Availability of Assets and Legality of Use...................................................A-26
Section 3.17      Real Property................................................................................A-26
Section 3.18      Real Property Leases.........................................................................A-26
Section 3.19      Personal Property Leases.....................................................................A-26
Section 3.20      Title to Assets..............................................................................A-26
Section 3.21      Contracts....................................................................................A-26
Section 3.22      Status of Contracts..........................................................................A-27
Section 3.23      Insurance....................................................................................A-28
Section 3.24      Takeover Statutes and Charter Provisions.....................................................A-28
Section 3.25      Required Vote of Company Stockholders........................................................A-28
Section 3.26      Pooling of Interests; Reorganization.........................................................A-28
Section 3.27      Brokers......................................................................................A-29
Section 3.28      Hart-Scott-Rodino............................................................................A-29

                                                    ARTICLE IV
                                     COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1       Conduct of Business Pending the Merger.......................................................A-29
Section 4.2       No Solicitation..............................................................................A-32
Section 4.3       Third-Party Standstill Agreements............................................................A-32
Section 4.4       Pooling of Interests; Reorganization.........................................................A-32

                                                     ARTICLE V
                                               ADDITIONAL AGREEMENTS

Section 5.1       Stockholder Meeting..........................................................................A-33
Section 5.2       Preparation of the Registration Statement and the Proxy Statement............................A-33
Section 5.3       Access to Information........................................................................A-33
Section 5.4       Compliance with the Securities Act...........................................................A-34
Section 5.5       Fees and Expenses............................................................................A-34
Section 5.6       Company Stock Plan...........................................................................A-34

Section 5.7       Reasonable Best Efforts; Pooling of Interests................................................A-35
Section 5.8       Public Announcements.........................................................................A-36
Section 5.9       Real Estate Transfer and Gains Tax...........................................................A-36
Section 5.10      State Takeover Laws..........................................................................A-36
Section 5.11      Indemnification of Directors and Officers....................................................A-36
Section 5.12      Notification of Certain Matters..............................................................A-36
Section 5.13      Stock Exchange Listing.......................................................................A-37
Section 5.14.     Indemnity Agreement..........................................................................A-37
Section 5.15      Loans to Company.............................................................................A-37

                                                    ARTICLE VI
                                        CONDITIONS PRECEDENT TO THE MERGER

Section 6.1       Conditions to Each Party's Obligation to Effect the Merger...................................A-38
Section 6.2       Conditions to Obligation of the Company to Effect the Merger.................................A-38
Section 6.3       Conditions to Obligations of Parent and Sub to Effect the Merger.............................A-39

                                                    ARTICLE VII
                                         TERMINATION, AMENDMENT AND WAIVER

Section 7.1       Termination..................................................................................A-41
Section 7.2       Effect of Termination........................................................................A-43
Section 7.3       Amendment....................................................................................A-43
Section 7.4       Waiver.......................................................................................A-43

                                                   ARTICLE VIII
                                                  INDEMNIFICATION

Section 8.1       Indemnity Fund...............................................................................A-43
Section 8.2       Indemnification from Indemnity Fund..........................................................A-44
Section 8.3       Termination of Indemnity Fund................................................................A-45
Section 8.4       Notice and Determination of Claims...........................................................A-45
Section 8.5       Resolution of Conflicts; Arbitration.........................................................A-46
Section 8.6       Stockholder Representatives..................................................................A-47
Section 8.7       Actions of the Stockholder Representatives...................................................A-48
Section 8.8       Third-Party Claims...........................................................................A-48

                                                    ARTICLE IX
                                                GENERAL PROVISIONS

Section 9.1       Survival of Representations and Warranties...................................................A-48
Section 9.2       Notices......................................................................................A-48
Section 9.3       Interpretation...............................................................................A-49
Section 9.4       Counterparts.................................................................................A-50
Section 9.5       Entire Agreement; No Third-Party Beneficiaries...............................................A-50

Section 9.6       Governing Law................................................................................A-50
Section 9.7       Assignment...................................................................................A-50
Section 9.8       Severability.................................................................................A-50
Section 9.9       Enforcement of this Agreement................................................................A-50

                                    EXHIBITS

Exhibit A             Form of Voting Agreement
Exhibit B             Form of Indemnity Escrow Agreement
Exhibit C             Form of Company Affiliate Letter
Exhibit D             Form of Parent Affiliate Letter
Exhibit E             Form of FIRPTA Statement
Exhibit F             Form of FIRPTA Notification

                             TABLE OF DEFINED TERMS

Defined Term                                     Section
------------                                     -------

Affiliate                                        Section 3.16
Agreement                                        Introduction
Audited Financial Statements                     Section 3.5
Average Closing Price                            Section 1.5(g)(iii)
Balance Sheet                                    Section 3.5
Balance Sheet Date                               Section 3.5
Benefits Date                                    Section 5.16(a)
Blue Sky Laws                                    Section 2.4
Certificates                                     Section 1.6
Certificate of Merger                            Section 1.2
Claim Notice                                     Section 8.4(a)
Claiming Party                                   Section 8.4(a)
Closing                                          Section 1.14
Code                                             Recitals
Company                                          Introduction
Company Affiliate Letter                         Section 5.4(a)
Company Agreements                               Section 3.22
Company Ancillary Agreements                     Section 3.3(a)
Company Business Personnel                       Section 3.14
Company Bylaws                                   Section 3.2(a)
Company Charter                                  Section 1.4
Company Common Stock                             Recitals
Company Letter                                   Section 3.2(c)
Company Multiemployer Plan                       Section 3.12(c)
Company Permits                                  Section 3.7
Company Plan                                     Section 3.12(c)
Company Preferred Stock                          Recitals
Company Series A Preferred Stock                 Section 3.2(a)
Company Stockholders                             Section 1.6
Company Stockholder Agreements                   Section 3.2(a)
Company Stock Options                            Section 3.2(a)
Company Stock Plan                               Section 3.2(a)
Company Value                                    Section 1.5(g)(ii)
Confidentiality Agreement                        Section 5.3
Constituent Corporations                         Introduction
Copyrights                                       Section 3.15(a)(iii)
DGCL                                             Section 1.1
Dissenting Shares                                Section 1.5(e)
Domain Names                                     Section 3.15(a)(iv)
Effective Time                                   Section 1.2
Encumbrance                                      Section 3.6(c)(vii)

Environmental Laws                               Section 3.13
ERISA                                            Section 3.12(a)
ERISA Affiliate                                  Section 3.12(c)
Exchange Act                                     Section 2.4
Exchange Agent                                   Section 1.6
Exchange Ratio                                   Section 1.5(g)(i)
Expense                                          Section 8.1(c)
Financial Statements                             Section 3.5
GAAP                                             Section 2.5
Gains Taxes                                      Section 5.9
Governmental Entity                              Section 2.4
Indemnity Agent                                  Section 8.1(a)
Indemnity Agreement                              Recitals
Indemnity Shares                                 Section 1.6
Individual Option Agreement                      Section 3.2(a)
Intellectual Property                            Section 3.15(a)
Joint Venture                                    Section 3.2(d)
Knowledge of Parent                              Section 2.7
Knowledge of the Company                         Section 3.7
Leased Real Property                             Section 3.18
Liquidation Preference Amount                    Section 1.5(g)(iv)
Loss                                             Section 8.1(c)
Material Adverse Change                          Section 2.4
Material Adverse Effect                          Section 2.4
Merger                                           Recitals
Merger Consideration                             Section 1.5(f)
Nasdaq                                           Section 1.5(g)(iii)
Objection                                        Section 8.4(c)
Parent                                           Introduction
Parent Affiliate Letter                          Section 5.4(b)
Parent Ancillary Agreements                      Section 2.3
Parent Bylaws                                    Section 2.4
Parent Common Stock                              Recitals
Parent Group Members                             Section 8.1(c)
Parent Letter                                    Section 2.4
Parent Preferred Stock                           Section 2.2
Parent SEC Documents                             Section 2.5
Parent Stock Plans                               Section 2.2
Parent Successor Plan                            Section 5.16(b)
Parent Transactions                              Section 2.2
Past IP                                          Section 3.15(a)
Patent Rights                                    Section 3.15(a)(i)
Permitted Encumbrance                            Section 3.6(c)(vii)
Person                                           Section 3.16
Proxy Statement                                  Section 2.6

Registered Intellectual Property                 Section 3.15(e)
Registration Statement                           Section 2.3
Rule 145 Affiliates                              Section 5.4(a)
Securities Act                                   Section 2.3
Share Issuance                                   Section 2.3
Software                                         Section 3.15(a)(vi)
State Takeover Approvals                         Section 2.4
Stockholder Meeting                              Section 5.1
Stockholder Representatives                      Section 8.6(a)
Sub                                              Introduction
Subsidiary                                       Section 2.2
Substitute Option                                Section 5.6
Surviving Corporation                            Section 1.1
Takeover Proposal                                Section 4.2(a)
Taxes                                            Section 3.9(e)
Tax Return                                       Section 3.9(e)
Termination Fee                                  Section 5.5(b)
Trademarks                                       Section 3.15(a)(ii)
Trade Secrets                                    Section 3.15(a)(v)
Transmittal Letter                               Section 1.6
Unaudited Financial Statements                   Section 3.5
Voting Agreements                                Recitals
Worker Safety Laws                               Section 3.13

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of December 21, 1999 (this "Agreement"), among Tellabs, Inc., a Delaware corporation ("Parent"), Oriole Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and Salix Technologies, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").


                              W I T N E S S E T H:


          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $.01 par value, of the Company ("Company Common Stock"), and each issued and outstanding share of preferred stock, $.01 par value, of the Company ("Company Preferred Stock"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, $.01 par value, of Parent ("Parent Common Stock");

          WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

          WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith and certain stockholders of the Company are entering into agreements with Parent dated as of the date hereof (the "Voting Agreements"), in the form of the attached Exhibit A, pursuant to which, among other things, each such stockholder has agreed to vote in favor of this Agreement and the Merger;

          WHEREAS, in order to induce Parent and Sub to enter into this Agreement, before the Closing, Parent, the Indemnity Agent (as hereinafter defined) and the Stockholder Representatives (as hereinafter defined) shall enter into the Indemnity Escrow Agreement (the "Indemnity Agreement") substantially in the form of the attached Exhibit B;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

          Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a Constituent Corporation in the Merger; provided that such substituted corporation is a Delaware corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement and since its inception has engaged in no other business activities. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

          Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

          Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

          Section 1.4 Charter and Bylaws; Directors and Officers. (a) At the Effective Time, the Restated Certificate of Incorporation, as amended, of the Company (the "Company Charter"), as in effect immediately prior to the Effective Time, shall be amended so that Article Fourth reads in its entirety as follows:
"The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value per share". As so amended, the Company Charter shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.

          (b) The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

          (a) Each issued and outstanding share of common stock, $.01 par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) All shares of Company Common Stock or Company Preferred Stock that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock or Company Preferred Stock owned by Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Subject to the provisions of Section 1.8 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 1.5(b)) shall be converted into such number of validly issued, fully paid and nonassessable shares of Parent Common Stock as shall equal the product of the Exchange Ratio (as hereinafter defined) multiplied by one. Such shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive: (i) subject to Section 1.6, certificates representing the shares of Parent Common Stock into which such shares are converted, (ii) dividends and other distributions in accordance with
Section 1.7, and (iii) any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor in accordance with Section 1.8.

          (d) Subject to the provisions of Section 1.8 hereof, each share of the Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 1.5(b)) shall be converted into such number of validly issued, fully paid and nonassessable shares of Parent Common Stock as shall equal to the greater of:

          (i) the quotient, rounded down to the nearest thousandth, of $1.592475 divided by the Average Closing Price (as hereinafter defined);

          (ii) the lesser of the quotient, rounded down to the nearest thousandth, of (x) $1.592475 plus the Participation Amount (as defined in Section B.3. of Article Fourth of the Company Charter), divided by the Average Closing Price, or (y) the product of three multiplied by $1.592475 and then divided by the Average Closing Price; or

          (iii) the product of the Exchange Ratio multiplied by one, representing the amount allocable per share had all shares of Company Series A Preferred Stock been converted immediately before the Effective Time.

          (e) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time which are held of record by stockholders who shall not have voted such shares in favor of the Merger and who shall have demanded properly in writing and perfected appraisal of such shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive Parent Common Stock and cash as set forth in
Section 1.5(c) or Section 1.5(d), as the case may be, but the holders thereof instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of his or its shares in accordance with Section 262(d) of the DGCL or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish his or its entitlement to appraisal rights as provided in Section 262 of the DGCL, if so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his or its shares or such holder shall otherwise lose his or its appraisal rights, then, in any such case, each share of Company Common Stock or Company Preferred Stock, as the case may be, held of record by such holder or holders shall automatically be converted into and represent only the right to receive Parent Common Stock and cash as set forth in Section 1.5(c) or Section 1.5(d), as the case may be, upon surrender of the certificate or certificates representing such Dissenting Shares.

          (f) In calculating the consideration payable under this Section 1.5, Parent shall be entitled to rely on the representations and warranties contained in Section 3.2 and the certificate delivered pursuant to Section 6.3(h). If such representations, warranties and certificate are not correct, Parent shall have the right to adjust the Exchange Ratio accordingly and, notwithstanding anything else to the contrary contained in this Agreement, in no event shall the aggregate merger consideration payable by Parent, Sub or the Surviving Corporation to the holders of equity interests in the Company (including, without limitation, holders of options) in connection with the Merger or the transactions contemplated hereby exceed the number of shares of Parent Common Stock having an aggregate value of $300,000,000 based on the Average Closing Price ("Merger Consideration").

          (g) For purposes of this Agreement:

          (i) "Exchange Ratio" shall mean the quotient, rounded down to the nearest thousandth, of the Company Value divided by the Average Closing Price;

          (ii) "Company Value" shall mean the quotient, rounded down to the nearest thousandth, of (A) $300,000,000 minus the Liquidation Preference Amount (as hereinafter defined), divided by (B) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a fully-diluted basis (assuming the exercise of all Company Stock Options (as hereinafter defined);

          (iii) "Average Closing Price" shall mean $63.98, the average, rounded down to the nearest cent, of the last reported sales price per share of Parent

     Common Stock on The Nasdaq National Market ("Nasdaq") for the ten trading days immediately preceding the date of this Agreement; and

          (iv) "Liquidation Preference Amount" shall mean an amount equal to (a) the number of shares of Parent Common Stock to be issued pursuant to
     Section 1.5(d) times the Average Closing Price.

          (h) In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock or any change or conversion of Parent Common Stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

          Section 1.6 Delivery of Certificates and Payment of Cash. At or after the Effective Time, each holder of record of a certificate or certificates (collectively, the "Certificates") representing shares of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Company Stockholders"), may surrender such Certificate or Certificates to Parent's designee as the exchange agent (the "Exchange Agent"), together with a letter of transmittal in the form prepared by Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and shall contain instructions for use in effecting the surrender of such Certificates in exchange for the property described in the next sentence) (the "Transmittal Letter"). Parent shall promptly deliver or cause to be delivered upon surrender for cancellation to the Exchange Agent of all Certificates held by any Company Stockholder, together with the Transmittal Letter, duly executed, in exchange therefor (i) to such Company Stockholder, (x) one or more certificates representing ninety percent (90%) of the aggregate number of whole shares of Parent Common Stock into which the Company Common Stock or the Company Preferred Stock represented by the Certificate or Certificates so surrendered shall have been converted pursuant to Section 1.5(c) or Section 1.5(d), as the case may be, and (y) ninety percent (90%) of the cash in lieu of any fractional share in accordance with Section 1.8, and one hundred percent (100%) of certain dividends and other distributions in accordance with
Section 1.7; and (ii) in accordance with Section 8.1, to the Indemnity Agent (as hereinafter defined), for deposit in the Indemnity Fund (as defined in the Indemnity Agreement), (x) one or more certificates representing the remaining ten percent (10%) of such number of whole shares of Parent Common Stock (all such shares held by the Indemnity Agent being collectively referred to as the "Indemnity Shares") and (y) ten percent (10%) of the cash in lieu of any fractional share in accordance with Section 1.8, and one hundred percent (100%) of certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

          Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any Person (as hereinafter defined) entitled by reason of the Merger to receive a certificate representing

Parent Common Stock until such Person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such Person pursuant to Section 1.8 until such Person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, one hundred percent (100%) of the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, one hundred percent (100%) of the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and
(iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8; provided, that to the extent such dividends or other distributions relate to stock splits or other similar events, one hundred percent (100%) of such dividends or distributions with respect to the Indemnity Shares shall be deposited by Parent with the Indemnity Agent and shall be included in the Indemnity Fund in accordance with the Indemnity Agreement. In no event shall the Person entitled to receive such dividends or other distributions or cash in lieu of fractional shares be entitled to receive interest on such dividends or other distributions or cash in lieu of fractional shares. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Parent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent.

          Section 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, (x) each holder of Company Common Stock or Company Preferred Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid ninety percent (90%) of an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the last reported sale price per share of Parent Common Stock on Nasdaq on the date of the Effective Time (or, if the shares of Parent Common Stock do not trade on Nasdaq on such date, the first date of trading of shares of Parent Common Stock on Nasdaq after the Effective Time) by (ii) the fractional interest of a share of Parent Common Stock to which such holder would otherwise be entitled, and (y) the remaining ten percent (10%), rounded down to the nearest cent, will be paid to the Indemnity Agent for deposit in the Indemnity Fund.

          Section 1.9 Abandoned Property. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock or Company Preferred Stock for any shares of Parent Common Stock, cash and dividends and distributions payable in accordance with this Article I which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          Section 1.10 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Preferred Stock represented by such Certificates.

          Section 1.11 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock or Company Preferred Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

          Section 1.12 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Parent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate (i) the shares of Parent Common Stock, (ii) any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to
Section 1.8 and (iii) any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

          Section 1.13 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either

Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

          Section 1.14 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.


                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub represent and warrant to the Company as follows:

          Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted and to consummate the transactions provided for in this Agreement.

          Section 2.2 Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $.01 par value (the "Parent Preferred Stock"). At the close of business on November 5, 1999, (i) 403,257,607 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in the treasury of Parent or by Subsidiaries of Parent, (iii) no shares of Parent Preferred Stock were issued or outstanding, (iv) 19,833,458 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options, warrants or other rights to purchase or otherwise acquire shares of Parent Common Stock under Parent's benefit plans or other arrangements or pursuant to any plans or arrangements assumed by Parent in connection with any acquisition, business combination or similar transaction (collectively, the "Parent Stock Plans"), (v) 38,378 stock appreciation rights granted pursuant to the Parent Stock Plans were outstanding, and (vi) no shares of Parent Common Stock were reserved for issuance in connection with acquisitions, mergers or other business combinations involving Parent or its subsidiaries (the "Parent Transactions"). As of the date of this Agreement, except as set forth above and except for the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All of the shares of Parent Common Stock issuable upon conversion of Company Common Stock and Company Preferred Stock at the Effective Time in accordance with Section 1.5(c) or
Section 1.5(d) of this Agreement, as the case may be, will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

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          For purposes of this Agreement, "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.

          Section 2.3 Authority. The Boards of Directors of Parent and Sub have declared the Merger advisable and fair to and in the best interest of Parent and Sub, respectively, and their respective stockholders, and approved and adopted this Agreement in accordance with the DGCL. The Board of Directors of Parent has approved the issuance of Parent Common Stock in connection with the Merger (the "Share Issuance") and has approved the other agreements to be entered into by it as contemplated hereby (such other agreements, the "Parent Ancillary Agreements"). Parent has the requisite corporate power and authority to enter into this Agreement and the Parent Ancillary Agreements, to effect the Share Issuance, and to consummate the transactions contemplated hereby and thereby. Sub has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the Parent Ancillary Agreements by Parent, and the consummation by Parent and Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of appropriate Merger documents as required by the DGCL. This Agreement and the consummation of the transactions contemplated hereby have been approved by the sole stockholder of Sub. This Agreement has been duly executed and delivered by Parent and Sub. The Parent Ancillary Agreements executed as of the date hereof have been duly executed and delivered by Parent. Assuming the valid authorization, execution and delivery by the other parties thereto and the validity and binding effect hereof and thereof on the other parties thereto, this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, and each of the Parent Ancillary Agreements, upon execution and delivery thereof by Parent, will constitute the valid and binding obligation of Parent enforceable against it in accordance with its terms, except to the extent as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Share Issuance and the filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by Parent's Board of Directors.

          Section 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
2.4 have been obtained and all filings and obligations described in this Section
2.4 have been made, except as set forth in Section 2.4 of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated therein as the Parent Letter

                                       A-9

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(the "Parent Letter"), the execution and delivery of this Agreement by Parent and Sub, and the Parent Ancillary Agreements by Parent, do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or the Amended and Restated Bylaws of Parent (the "Parent Bylaws") or the Certificate of Incorporation or Bylaws of Sub, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries,
(iii) any loan or credit agreement, note, bond, mortgage, indenture, guaranty, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iv) any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair or delay the ability of Parent or Sub to perform their respective obligations hereunder or, in the case of Parent, under the Parent Ancillary Agreements, or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or the Parent Ancillary Agreements by Parent or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Parent Ancillary Agreements, except for (i) in connection, or in compliance, with the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (iv) such filings as may be required in connection with the taxes described in Section 5.9, (v) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and Nasdaq, (vi) applicable requirements, if any, under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair or delay the ability of Parent or Sub to perform its obligations hereunder or, in the case of Parent, under the Parent Ancillary Agreements, prevent the consummation of any of the transactions contemplated hereby or thereby.

          For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any event, change or effect that individually or when taken together with all other such events, changes or effects is or could reasonably be expected to be materially adverse to the business, prospects,

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assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or the Company, as the case may be.

          Section 2.5 SEC Documents and Other Reports. Parent has filed all required documents with the SEC between January 1, 1999 and the date hereof (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles ("GAAP"), Parent has not, since January 1, 1999, made any change in the accounting practices or policies applied in the preparation of financial statements included in the Parent SEC Documents.

          Section 2.6 Registration Statement and Proxy Statement. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement/prospectus included therein relating to the Stockholder Meeting (as hereinafter defined) (together with any amendments or supplements thereto, the "Proxy Statement") will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholder Meeting any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed by Parent with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement will comply (with respect to Parent and Sub) as to form in all material respects with the provisions of the Securities Act.



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          Section 2.7  Actions and Proceedings. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of its or their present or former officers, directors, employees, or, to the Knowledge of Parent, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement and the Parent Ancillary Agreements. For purposes of this Agreement, "Knowledge of Parent" means the actual knowledge of the individuals identified in Section 2.7 of the Parent Letter.

          Section 2.8 Required Vote of Parent Stockholders. No vote of the security holders of Parent is required by law, the Parent Charter or the Parent Bylaws or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

          Section 2.9 Pooling of Interests; Reorganization. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has (i) taken or agreed to take any action or failed to take any action which action or failure to act would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or (ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. The letter of representation to be provided by Parent to Ernst & Young, LLP in connection with the pooling letter to be delivered by Ernst & Young, LLP under Section 6.3(c) will be correct in all material respects.

          Section 2.10 Brokers. No broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

          Section 2.11 Operations of Sub. Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          Section 2.12 Absence of Undisclosed Liabilities. Except for liabilities (i) reflected in the Parent SEC Documents, (ii) incurred in the ordinary course of business consistent with past practice since October 1, 1999,
(iii) incurred in connection with this Agreement or the transactions contemplated hereby or in connection with other acquisitions or business combinations involving Parent or any of its Subsidiaries, or (iv) disclosed in the Parent Letter, neither Parent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature which, individually or in the aggregate, could have a Material Adverse Effect on Parent.

          Section 2.13 Operations and Obligations. Except as described in the Parent SEC Documents and except in connection with matters publicly announced by Parent, between October 2, 1999 and the date hereof, (i) except as a result of the transactions contemplated by this Agreement or in connection with other acquisitions or business combinations involving Parent or any of its Subsidiaries, there has been no Material Adverse Change with respect to Parent, and (ii) except as a result of the transactions contemplated by this Agreement or in connection with other acquisitions or business combinations involving Parent or any of its Subsidiaries, there has not been any material revaluation by Parent of any of its assets including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable, in each of the foregoing cases which would have a Material Adverse Effect.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Sub as follows:

          Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted and to consummate the transactions provided for in this Agreement. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

          Section 3.2 Capital Structure. (a) The authorized capital stock of the Company consists of 17,250,000 shares of Company Common Stock and 5,250,000 shares of Company Preferred Stock, all of which have been designated as Company Series A Convertible Preferred Stock (the "Company Series A Preferred Stock"). At the close of business on December 14, 1999, (i) 4,854,963 shares of Company Common Stock, and 5,023,626 shares of Company Series A Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights and of which 166,800 shares of Company Common Stock were issued pursuant to four restricted stock purchase agreements to which the Company is a party (the "RSPAs"), (ii) no shares of Company Common Stock and no shares of Company Series A Preferred Stock were held in the treasury of the Company or by Subsidiaries of the Company and (iii) 2,491,657 shares of Company Common Stock were reserved for issuance pursuant to outstanding options to purchase shares of Company Common Stock pursuant to the Company's Omnibus Stock Plan (the "Company Stock Plan"), and 11,250 shares of Company Common Stock were reserved for issuance pursuant to that certain option agreement dated as of January 1, 1998, between Gene Carlock and the Company (the "Individual Option Agreement") (all of such options being referred to herein collectively as the "Company Stock Options"). All Company Stock Options, the Individual Option Agreement and all shares of Company Common Stock issuable upon the exercise of such options are free and clear of any preemptive rights. The Company Stock Plan and the Individual Option Agreement are the only benefit plans of the Company under which any securities of the Company are issuable. Since December 14, 1999, except as set forth above and except for the issuance of shares of Company Common Stock upon the exercise of the Company Stock Options or upon the conversion of shares of Company

Preferred Stock, in each case, in accordance with the terms thereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth in Section 3.2(a) of the Company Letter (as hereinafter defined), there will be no acceleration in the vesting of the Company Stock Options as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. Except as set forth in Section 3.2(a) of the Company Letter and except upon conversion of the outstanding shares of Company Preferred Stock, there are no options, warrants, calls, rights, puts or agreements to which the Company is a party or by which any of them is bound obligating the Company to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any additional shares of capital stock (or other voting securities or equity equivalents) of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, put or agreement. Except as set forth in Section 3.2(a) of the Company Letter, the Company is not a party to, and does not otherwise have any Knowledge of the current existence of, any stockholder agreement, voting trust agreement or any other contract, agreement, arrangement, commitment, plan or understanding relating to the voting, dividend, ownership or transfer rights (including any restricting transfers) of any shares of capital stock of the Company (collectively, the "Company Stockholder Agreements"). True and complete copies of the Company Charter and Bylaws of the Company, as amended (the "Company Bylaws"), and all Company Stockholder Agreements have been delivered to Parent. True and complete copies of the Company Stock Plan, the Individual Option Agreement and the RSPAs are attached to Section 3.2(a) of the Company Letter.

          (b) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          (c) Section 3.2(c)(i) of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated the Company Letter (the "Company Letter") sets forth the name and address of each holder of record of shares of capital stock of the Company outstanding on the date hereof, together, in each case, with the number of shares of Company Common Stock and the number of shares of Company Series A Preferred Stock held by such holder. Section 3.2(c)(ii) of the Company Letter also sets forth each option to purchase Company Common Stock issued by the Company, together, in each case, with the number of shares issuable upon exercise thereof, the grant date, the exercise price, the expiration date and the name and address of the record owner thereof. Section 3.2(c)(iii) of the Company Letter sets forth each RSPA, together, in each case, with the number of shares issued thereunder and the name and address of the owner thereof. Section 3.2(c)(iv) of the Company Letter sets forth the number of shares of Company Common Stock issuable upon conversion of a share of Company Series A Preferred Stock. True and complete copies of the Individual Option Agreement, the Company Stock Plan and each instrument governing or granting any Company Stock Options have been delivered by the Company to Parent.

          (d) The Company has never had any Subsidiaries or Joint Ventures. For purposes of this Agreement, "Joint Venture" means, any corporation, limited liability company, partnership, joint venture, trust, association or other entity which is not a Subsidiary of the Company, as the case may be, and in which (a) the Company, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests, or (b) the Company is a general partner.

          Section 3.3 Authority. (a) The Board of Directors of the Company has declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement in accordance with the DGCL, approved the Voting Agreements and approved the other agreements to be entered into by it as contemplated hereby (such other agreements, the "Company Ancillary Agreements"), resolved to recommend the approval and adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval and adoption. The Company has the requisite corporate power and authority to enter into this Agreement and the Company Ancillary Agreements, to consummate the transactions contemplated by the Company Ancillary Agreements and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to (x) approval of this Agreement by the stockholders of the Company and (y) the filing of appropriate Merger documents as required by the DGCL. This Agreement has been duly executed and delivered by the Company. The Company Ancillary Agreements executed as of the date hereof have each been duly executed and delivered by the Company and no other corporate action on the part of the Company is necessary in connection therewith. Assuming the valid authorization, execution and delivery by the other parties thereto and the validity and binding effect hereof and thereof on the other parties thereto, this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, and each of the Company Ancillary Agreements upon execution and delivery thereof by the Company will constitute the valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          (b) Upon the execution and delivery by the Stockholder Representatives of the Indemnity Agreement, the Indemnity Agreement will constitute the valid and binding obligation of the Company Stockholders and Stockholder Representatives, enforceable against the Company Stockholders and Stockholder Representatives, in accordance with its terms. The Stockholder Representatives have the requisite power and authority to enter into the Indemnity Agreement and to fulfill the terms thereof contemplated thereby. The parties acknowledge that the representations in this Section 3.3(b) are being made by the Company and not by the stockholders.

          Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.4 have been obtained and all filings and obligations described in this Section
3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement and the

Company Ancillary Agreements by the Company do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any material violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of the Company under, any provision of (i) the Company Charter or the Company Bylaws, (ii) any loan or credit agreement, note, bond, mortgage, indenture, guaranty, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its properties or assets, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets. Except as set forth in Section 3.4 of the Company Letter, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the Company Ancillary Agreements by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Company Ancillary Agreements, except for
(i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) such filings, authorizations, orders and approvals as may be required by state takeover laws, (iii) such filings as may be required in connection with the taxes described in Section 5.9, (iv) applicable requirements, if any, of Blue Sky Laws, and (v) applicable requirements, if any, under foreign laws.

          Section 3.5 Financial Statements. Section 3.5 of the Company Letter contains (i) the balance sheet (the "Balance Sheet") of the Company as of June 30, 1999 (the "Balance Sheet Date") and the related statement of operations, stockholders' equity and cash flows for the year then ended, together with the appropriate notes to such financial statements, accompanied by the report thereon of Arthur Andersen LLP, independent public accountants (the "Audited Financial Statements"), and (ii) the unaudited balance sheet of the Company as of September 30, 1999 and the related unaudited statement of operations, stockholders' equity and cash flows for the quarter then ended, together with the appropriate notes to such financial statements (the "Unaudited Financial Statements" and together with the Audited Financial Statements, the "Financial Statements"). Except as disclosed in the notes thereto, the Financial Statements have been prepared in conformity with GAAP consistently applied and fairly present in all material respects the financial position of the Company at the dates of such balance sheets and the results of its operations and cash flows for the respective periods indicated (subject, in the case of the Unaudited Financial Statements, to any adjustments described therein and customary year-end adjustments which will not in the aggregate be material).




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



          Section 3.6  No Dividends; Absence of Certain Changes or Events.

          (a) Except as set forth in Section 3.6(a) of the Company Letter, the Company has never declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders (and no record date with respect to any of the foregoing has occurred) or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest.

          (b) Since the Balance Sheet Date there has been:

          (i) no Material Adverse Change with respect to the Company; and

          (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any material assets or business of the Company.

          (c) Except as set forth in Section 3.6(c) of the Company Letter, since the Balance Sheet Date, the Company has conducted its business in all material respects only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, except as set forth in Section 3.6(c) of the Company Letter, since the Balance Sheet Date, the Company has not:

          (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

          (ii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities;

          (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

          (iv) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any Company Agreement;

          (v) undertaken or committed to undertake capital expenditures exceeding $50,000 for any single project or related series of projects or $150,000 in the aggregate;

          (vi) made charitable donations in excess of $10,000 in the aggregate;


                                      A-17

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          (vii) sold, leased (as lessor), transferred or otherwise disposed of
     (including any transfers from the Company to any of the stockholders of the Company or any of their respective Affiliates (as hereinafter defined)), or mortgaged or pledged, or imposed or suffered to be imposed any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind (an "Encumbrance"), on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for (A) liens for taxes and other governmental charges and assessments which are not yet due and payable, (B) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (C) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection (each, a "Permitted Encumbrance");

          (viii) canceled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

          (ix) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

          (x) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

          (xi) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

          (xii) instituted any increase in any compensation payable to any employee, director or consultant of the Company or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company except, in the case of employees other than directors or officers, salary increases in connection with annual or periodic compensation reviews in the ordinary course of business consistent with the Company's past practice;

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          (xiii) made any tax election or settled or compromised any material federal, state, local or foreign income tax liability;

          (xiv) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, took any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (xv) made any change in the accounting principles and practices used by the Company from those applied in the preparation of the Financial Statements; or

          (xvi) entered into or become committed to enter into any other material transaction except in the ordinary course of business consistent with past practice.

          (d) Except as set forth in Section 3.6(d) of the Company Letter, the Company is not subject to any material liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred in the ordinary course of its business consistent with past practice after the Balance Sheet Date.

          Section 3.7 Governmental Permits. Except as set forth in Section 3.7 of the Company Letter, the Company owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (herein collectively called "Company Permits"). Complete and correct copies of all of the material Company Permits have been delivered or made available by the Company to Parent.

          The Company has fulfilled and performed its obligations under each of the material Company Permits, and each of the material Company Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Effective Time, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Entity.

          For purposes of this Agreement, "Knowledge of the Company" means the actual knowledge of the individuals identified on Section 3.7 of the Company Letter.

          Section 3.8 Registration Statement and Proxy Statement. None of the information to be supplied by the Company for inclusion in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement or at the time of

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



the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Stockholder Meeting any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required at that time to be described in the Proxy Statement or the Registration Statement, the Company shall deliver to Parent a description of such event in order to permit Parent promptly to file an appropriate amendment or supplement with the SEC and, as required by law, disseminate an appropriate amendment or supplement to the stockholders of the Company. The Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the DGCL.

          Section 3.9 Tax Matters. (a) Except as set forth in Section 3.9(a) of the Company Letter, (i) the Company has timely filed (taking into account extensions properly obtained) all Tax Returns (as hereinafter defined) required to have been filed; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid;
(iii) all Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid, shown as a liability or reserved on the Unaudited Financial Statements or, with respect to periods after the date thereof, have been accrued on the books of the Company in accordance with past practice; (iv) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes, which waiver or request is currently in effect; (v) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vii) all Tax indemnity arrangements (in each case to which the Company is or becomes a party) will terminate prior to the Effective Time and the Company will have no liability thereunder on or after the Effective Time; (viii) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (ix) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; and (x) the charges, accruals and reserves in respect of Taxes on the balance sheet included in the Unaudited Financial Statements are adequate to provide for all unpaid Taxes as of the Balance Sheet Date.

          (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

          (c) Except as set forth in Section 3.9(c) of the Company Letter, as a result of the transactions contemplated by this Agreement, but excluding the effect of any agreements between Parent and any employee of the Company, neither the Company nor Parent has made, or will be obligated to make, a payment to an individual that would be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

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          (d) None of the Company or any predecessor of the Company is (and none thereof has ever been), a member of (i) any "affiliated group" (as defined in
Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) or (ii) any other group of corporations or entities which files or has filed Tax Returns on a combined, consolidated or unitary basis. The Company is not, and has not been, a "United States real property holding corporation" for purposes of Sections 897 and 1445 of the Code.

          (e) For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          Section 3.10 Actions and Proceedings. Except as set forth in Section
3.10 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company, or against or involving any of the present or former directors, officers, employees, or, to the Knowledge of the Company, consultants, agents or stockholders of the Company, as such, or any of its or their properties, assets or business or any Company Plan (as hereinafter defined). Except as set forth in
Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its present or former directors, officers, employees, or, to the Knowledge of the Company, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any Company Plan. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its present or former officers, directors, employees, or, to the Knowledge of the Company, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement and the Company Ancillary Agreements.

          Section 3.11 Certain Agreements. Except as set forth in Section 3.11 of the Company Letter, the Company is not a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company, is or will be entitled to receive cash from the Company in lieu of or in exchange for such option or shares.

          Section 3.12 ERISA. (a) Each Company Plan (as hereinafter defined) is listed in Section 3.12(a) of the Company Letter, true and complete copies of which have heretofore been delivered or made available by the Company to Parent. Except as set forth in Section 3.12(a) of the Company Letter, (i) each Company Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations. Neither the Company nor any of its ERISA Affiliates (as hereinafter defined) has ever maintained a Company Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. At no time has the Company or any of its ERISA Affiliates been obligated to contribute to a Company Multiemployer Plan (as hereinafter defined).

          (b) Except as listed in Section 3.12(b) of the Company Letter, with respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate or Company Plan fiduciary could be subject to any material liability under the terms of such Company Plans, ERISA, the Code or any other applicable law, other than liabilities for benefits payable in the normal course. Except as set forth in Section 3.12(b) of the Company Letter, all Company Plans that are intended to be qualified under
Section 401(a) of the Code have received determination, opinion or notification letters from the Internal Revenue Service to the effect that such Company Plans are so qualified, or a timely application for such determination is now pending, and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Except as disclosed in Section 3.12(b) of the Company Letter, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

          (c) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to
Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

          (d) Section 3.12(d) of the Company Letter contains a list, and the Company has heretofore delivered or made available to Parent a true and complete copy, of all (i) severance, employment and consulting agreements with employees and consultants of the

Company and each of its ERISA Affiliates and (ii) severance programs and policies of the Company and each of its ERISA Affiliates with or relating to its employees.

          Section 3.13 Worker Safety and Environmental Laws. The properties, assets and past and present operations of the Company have been and are in all material respects in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws").

          Section 3.14 Labor Matters. The Company is not a party to any collective bargaining agreement or labor contract. Except as disclosed in
Section 3.14 of the Company Letter, the Company has not engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company which may interfere with the respective business activities of the Company.

          Section 3.15 Intellectual Property; Software. (a) For purposes of this Agreement, the term "Intellectual Property" means the intellectual property owned by, licensed to, or used by the Company that relates to the Company's business, including without limitation:

          (i) all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto ("Patent Rights");

          (ii) all United States, state and foreign trademarks, service marks, logos, trade dress and trade names (including without limitation all assumed or fictitious names under which the Company is conducting its business or has within the previous five years conducted its business), and any other source-identifying designations or devices, including without limitation any combinations and variations thereof, and associated goodwill, whether registered or unregistered, and pending applications to register the foregoing ("Trademarks");

          (iii) all United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same ("Copyrights");

          (iv) all Internet domain names and registrations thereof ("Domain Names");

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          (v) all confidential ideas, trade secrets, computer software, including without limitation source code, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information ("Trade Secrets"); and

          (vi) all computer software programs and software systems, including without limitation all databases, compilations, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code, object code or human readable form ("Software").

provided, however, that "Intellectual Property" shall not include any intellectual property that meets both of the following conditions ("Past IP"):
(1) such intellectual property is no longer used or otherwise relied upon in any way by the Company; and (2) Company does not have any material outstanding obligation or liability of any kind to any third party with respect to such intellectual property.

          (b) Section 3.15(b) of the Company Letter contains a list of all material agreements, commitments, contracts, understandings, licenses, sublicenses, assignments and indemnities, which govern the Company's rights or obligations with respect to any Intellectual Property, showing in each case the parties thereto. Correct and complete copies of all written items identified in
Section 3.15(b) of the Company Letter have been delivered or made available by the Company to Parent.

          (c) Except as disclosed in Section 3.15(c) of the Company Letter, the Company either: (i) owns the entire right, title and interest in and to the Intellectual Property, free and clear of any Encumbrance; or (ii) has the perpetual, unrestricted and royalty-free right to use the same, free and clear of any Encumbrance.

          (d) (i) The Company is not in breach of and is not aware of any allegation (communicated orally or in writing) that the Company is in breach of any provision of any material agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity which relates to any Intellectual Property or any other intellectual property of any third party; (ii) neither the Company nor any of its employees or agents has through any act or omission impaired or otherwise materially adversely affected the Company's rights in any of the Intellectual Property; (iii) nothing with respect to the Intellectual Property, the Past IP and materials identified in Section 3.15(b) of the Company Letter, nor any agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity which relates to any other intellectual property of any third party, shall restrict the Company's right, power and authority to execute and deliver this Agreement and the Company Ancillary Agreements, to consummate the transactions contemplated hereby and thereby, and to comply with or fulfill the terms, conditions or provisions hereof or thereof; and (iv) the transactions contemplated by this Agreement and the Company Ancillary Agreements shall have no adverse effect on the validity and enforceability of any of the Intellectual Property, and right, title and interest thereto of the Company immediately after the Effective Time shall be identical to that of the Company immediately prior to the Effective Time.

          (e) Section 3.15(e) of the Company Letter includes a complete list of all registered Intellectual Property and applications to register Intellectual Property, which are owned in whole or in part by the Company (collectively, the "Registered Intellectual Property"). Correct and complete copies of all Registered Intellectual Property have been delivered or made available by the Company to Parent, along with any correspondence or filings related to the foregoing applications to register Intellectual Property. Except as disclosed by
Section 3.15(e) of the Company Letter, all Registered Intellectual Property: (i) is wholly owned by the Company; and (ii) is either pending or in force, and in good standing to the knowledge of the Company, and without challenge of any kind.

          (f) Except as disclosed in Section 3.15(f) of the Company Letter: (i) the Intellectual Property owned by the Company is, to the knowledge of the Company, valid and enforceable; and (ii) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property owned by the Company, and to the Knowledge of the Company, there is no basis for any such action.

          (g) Each of the employees, agents, consultants, contractors or others who have contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of the Company: (i) has assigned to the Company, or is under a valid obligation to assign to the Company, all right, title and interest in such Intellectual Property; (ii) is a party to a valid "work-made-for-hire" agreement under which the Company is deemed to be the original owner/author of all copyrightable subject matter included in such Intellectual Property; (iii) otherwise has by operation of law vested in the Company all right, title and interest in such Intellectual Property by virtue of his employment relationship with the Company; or (iv) has granted to the Company a license or other legally enforceable right granting the Company perpetual, unrestricted and royalty-free rights to use such Intellectual Property.

          (h) (i) The Company (including any predecessors-in-interest thereof) has not infringed any copyright, mask work right, trademark, service mark, trade name, patent, patent right, trade secret, or any other proprietary right which would result in a material obligation or liability of any kind to any third party, nor does any such infringement result in any way from the operations, products (including without limitation software, equipment, machinery or other devices, and the manufacture, sale or use thereof), processes, methods or activities of the business of the Company; and (ii) no claim of any such infringement has been noticed to or otherwise asserted against the Company (communicated orally or in writing), and the Company has no Knowledge of any basis for such a claim.

          (i) Except as disclosed in Section 3.15(i) of the Company Letter: (i) the Company has used and will continue to use all reasonable efforts to ensure that the Software developed by or for the Company, or which is otherwise material to the Company or its products, operates in accordance with specifications; and (ii) the Software developed by or for the Company, or which is otherwise material to the Company's products, is Year 2000 compliant, in that such Software will not fail to correctly process date fields and related logic, or otherwise lose functionality, due solely to the change in century.


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          Section 3.16 Availability of Assets and Legality of Use. Except as
disclosed in Section 3.16 of the Company Letter, the assets owned or leased by the Company constitute all the assets used in its business (including, but not limited to, all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and serviceable condition and are generally suitable for the uses for which intended. There are no material services provided by any of the stockholders of the Company or any of their Affiliates to the Company utilizing either (i) assets not owned by the Company as of the Effective Time or (ii) Persons not employed by the Company. For purposes of this Agreement, "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this Agreement, "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust or unincorporated organization.

          Section 3.17 Real Property. The Company does not own any real property or hold any option to acquire any real property.

          Section 3.18 Real Property Leases. Section 3.18 of the Company Letter sets forth a list and brief description of each lease or similar agreement under which the Company is lessee of, or holds or operates, any real property owned by any third Person (the "Leased Real Property"). The Company has the right to quiet enjoyment of all the real property described in such Section of which it is the lessee for the full term of each such lease or similar agreement (and any related renewal option) relating thereto, and the leasehold or other interest of the Company in such real property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Complete and correct copies of all such leases or similar agreements have been delivered or made available by the Company to Parent.

          Section 3.19 Personal Property Leases. Section 3.19 of the Company Letter contains a brief description of each lease or other agreement or right, whether written or oral, under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on notice of 30 days or less, or which involves the payment by the Company of rentals of less than $50,000 per year.

          Section 3.20 Title to Assets. Except as set forth in Section 3.20 of the Company Letter, the Company has good title to all of its assets reflected on the Balance Sheet as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances.

          Section 3.21 Contracts. Except as set forth in Section 3.21 of the Company Letter, the Company is not a party to or bound by:

          (i) any contract for the purchase, sale or lease of real property;

          (ii) any contract for the purchase of goods or raw materials requiring one or more payments by the Company in excess of $60,000 individually or in the aggregate;

          (iii) any contract for the sale of goods or services after August 1, 1994;

          (iv) any contracts relating to the marketing, distribution or manufacturing of products, services, processes or technology, or any OEM contract after August 1, 1994 involving in excess of $25,000;

          (v) any contract for the purchase, licensing or development of software to be used by the Company, other than contracts for the purchase or licensing of shrink-wrap, off-the-shelf software;

          (vi) any guarantee of the obligations or liabilities of customers, suppliers, officers, directors, employees, Affiliates of the Company, or any other Persons;

          (vii) any agreement which provides for, or relates to, the incurrence by the Company of debt for borrowed money or the extension of credit by the Company to any other Person;

          (viii) any agreement or understanding with a third party that restricts the Company from carrying on its business anywhere in the world;

          (ix) any contract which provides for, or relates to, any confidentiality arrangement or any non-competition arrangement with any Person, including any current or former officer or employee of the Company;

          (x) any contract or group of related contracts for capital expenditures in excess of $100,000 for any single project or related series of projects;

          (xi) any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;

          (xii) any contract which involves payments or receipts by the Company of more than $100,000; or

          (xiii) any contract for any purpose (whether or not made in the ordinary course of the business or otherwise not required to be listed or described in Section 3.21 of the Company Letter) which is material to the Company or its business.

          Section 3.22 Status of Contracts. Except as set forth in Section 3.22 of the Company Letter, each of the leases, contracts and other agreements listed in Sections 3.12, 3.15, 3.18, 3.19 and 3.21 of the Company Letter (collectively, the "Company Agreements") constitutes a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect and (except as set forth in Section 3.4 of the Company Letter and except for those Company Agreements which by their terms will expire prior to the Effective Time or are otherwise terminated prior to the Effective Time in accordance with the provisions hereof) will continue in full force and effect after the Effective Time, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. The Company has fulfilled and performed in all material respects its obligations under each of the Company Agreements, and the Company is not in, nor, to the Knowledge of the Company, alleged to be in, breach or default under, nor, to the Knowledge of the Company, is there or is there alleged to be any basis for termination of, any of the Company Agreements and, to the Knowledge of the Company, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company, to the Knowledge of the Company, by any such other party. Complete and correct copies of each of the Company Agreements have heretofore been delivered or made available by the Company to Parent.

          Section 3.23 Insurance. The Company maintains policies of fire and casualty, liability (general, products and other liability), workers' compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are insured against by similarly situated companies engaged in the same or a substantially similar business. Section 3.23 of the Company Letter sets forth a list of insurance maintained, owned or held by the Company. The Company shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Effective Time. The Company has complied with each such insurance policies and has not failed to give any notice or to present any claim thereunder in a due and timely manner.

          Section 3.24 Takeover Statutes and Charter Provisions. To the Knowledge of the Company, no state takeover statutes or charter or bylaw provisions are applicable to the Merger, this Agreement, the Voting Agreements, the Parent Ancillary Agreements and the Company Ancillary Agreements, and the transactions contemplated hereby and thereby.

          Section 3.25 Required Vote of Company Stockholders. The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock, and (ii) 60% of the outstanding shares of Company Series A Preferred Stock, voting as separate classes, is required to adopt this Agreement. No other vote of the securityholders of the Company is required by law, the Company Charter or the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby and by the Parent Ancillary Agreements and the Company Ancillary Agreements.

          Section 3.26 Pooling of Interests; Reorganization. To the Knowledge of the Company, the Company has not (i) taken or agreed to take any action or failed to take any action which action or failure to act would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or
(ii) taken any action or failed to take any action which action

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or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. The letter of representation provided or to be provided by the Company to Arthur Andersen LLP in connection with the pooling letter to be delivered by Arthur Andersen under
Section 6.3(c) has been and will be correct in all material respects.

          Section 3.27 Brokers. No broker, investment banker or other Person, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          Section 3.28 Hart-Scott-Rodino. The Company is its own sole "ultimate parent entity" (as defined in 16 C.F.R.ss. 801.1(a)(3) (1998)). The "Person" (as defined in 16 C.F.R.ss. 801.1(a)(1) (1998)) of which the Company is included does not have "annual net sales" (as defined in 16 C.F.R.ss.801.11 (1998)) or "total assets" (as defined in 16 C.F.R.ss.801.11 (1998)) of $10,000,000 or more.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          Section 4.1 Conduct of Business Pending the Merger. Except as expressly permitted by clauses (i) through (xvii) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock pursuant to the Company

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     Stock Options outstanding as of the date of this Agreement, in each case, in accordance with their current terms, (B) the issuance of shares of Company Common Stock upon conversion of shares of Company Preferred Stock in accordance with their current terms and (C) the issuance of Company Stock Options pursuant to the Company Stock Plan relating to not more than 160,000 shares of Company Common Stock in the aggregate, in connection with the hiring of new employees in the ordinary course of business consistent with past practice; provided, that a newly hired employee shall not be granted options for more than 20,000 shares of Company Common Stock;

          (iii) amend its charter or bylaws;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company;

          (v) sell, lease, license, mortgage, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice;

          (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than cash management activities carried on in the ordinary course of business consistent with past practice and not material to the Company, and except for advances to employees for travel and related business expenses consistent with Company policies and past practices;

          (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company;

          (viii) enter into, adopt or amend any severance plan, agreement or arrangement, Company Plan or employment or consulting agreement, including, without limitation, the Company Stock Options;

          (ix) increase the compensation payable or to become payable to its directors, officers or employees or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any current or former director or officer of the Company, except, (A) in case of employees other than directors or officers, as may be in the ordinary course of business consistent with the Company's past practice in connection with annual compensation reviews or (B) as described in Section 4.1(ix) of the Company Letter, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend or

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     take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

          (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (xi) make any change to accounting policies or procedures (other than actions required to be taken by GAAP);

          (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (xiii) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability, except as described in Section 4.1(xiii) of the Company Letter;

          (xiv) enter into, amend or terminate (a) any agreement or contract material to the Company, (b) any noncompetition agreement, (c) any agreement pursuant to which any third party is granted marketing, distribution, manufacturing or any other rights with respect to any Company product, services, processes or technology or (d) any OEM contract; or make or agree to make any new capital expenditure or expenditures other than the capital expenditures specifically described in Section 4.1(xiv) of the Company Letter;

          (xv) waive or release any material right or claim, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business consistent with past practice;

          (xvi) initiate, settle or compromise any litigation or arbitration proceeding; or

          (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.


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          Section 4.2  No Solicitation. (a) The Company shall not, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined), (ii) enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer, or any expression of interest, by any Person other than Parent or Sub relating to the Company's willingness or ability to receive or discuss a proposal or offer for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, a substantial portion of the voting securities of, or a substantial portion of the assets of the Company, other than the transactions contemplated by this Agreement.

          (b) The Company shall advise Parent orally (within one business day) and in writing (as promptly as practicable) of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal, (ii) the material terms of such Takeover Proposal and (iii) the identity of the Person making any such Takeover Proposal or inquiry. The Company will keep Parent informed of the status and details of any such Takeover Proposal or inquiry.

          Section 4.3 Third-Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Takeover Proposal or standstill agreement to which the Company is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

          Section 4.4 Pooling of Interests; Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries, if any, shall (a) knowingly take or fail to take any action which action or failure to act would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or (b) knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Between the date of this Agreement and the Effective Time, Parent and the Company each shall take, or cause to be taken, all actions reasonably necessary in order for the Merger to be treated as a "pooling of interests" for accounting purposes.



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                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

          Section 5.1 Stockholder Meeting. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting") for the purpose of considering the approval of this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and shall use all reasonable efforts to solicit such approval by its stockholders and such Board of Directors shall not withdraw or modify, or propose to withdraw or modify in a manner adverse to Parent, such recommendation. The Company agrees to submit this Agreement to its stockholders for approval whether or not the Board of Directors of the Company determines at any time subsequent to the date hereof that this Agreement is no longer advisable and recommends that the stockholders of the Company reject it. The Company agrees to deliver to the holders of Company Preferred Stock all notices required to be delivered to them in connection with the Merger.

          Section 5.2 Preparation of the Registration Statement and the Proxy Statement. Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. Parent shall also take any action reasonably required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock and the holders of Company Preferred Stock as may be reasonably requested in connection with any such action.

          Section 5.3 Access to Information. The Company shall afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all of its employees, customers, properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as the other may reasonably request. Parent shall afford to the accountants, counsel, financial advisors and other representatives of the Company reasonable access to the executive officers of Parent during normal business hours during the period from the date of this Agreement through the Effective Time. No investigation pursuant to this Section
5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the

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Confidentiality Agreement, dated April 1, 1999 between Parent and the Company
(the "Confidentiality Agreement").

          Section 5.4 Compliance with the Securities Act. (a) Section 5.4(a) of the Company Letter contains a list identifying all Persons who, at the time of the Stockholder Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each Person who is identified in such list to execute and deliver to Parent within 30 days of the date hereof a written agreement in substantially the form of Exhibit C hereto (the "Company Affiliate Letter"). Prior to the Effective Time, the Company shall amend and supplement Section 5.4(a) of the Company Letter and use its reasonable best efforts to cause each additional Person who is identified as a Rule 145 Affiliate of the Company to execute the Company Affiliate Letter. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by affiliates of the Company pursuant to this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Letter.

          (b) Section 5.4(b) of the Parent Letter contains a list identifying those Persons who may be, at the time of the Stockholder Meeting, affiliates of Parent under applicable SEC accounting releases with respect to pooling of interests accounting treatment. Parent shall use its reasonable best efforts to enter into a written agreement in substantially the form of Exhibit D hereto (the "Parent Affiliate Letter") within 30 days of the date hereof with each of such Persons identified in the foregoing list. Prior to the Effective Time, Parent shall amend and supplement Section 5.4(b) of the Parent Letter and use its reasonable best efforts to cause each additional Person who is identified therein as an affiliate of Parent to execute the Parent Affiliate Letter.

          Section 5.5  Fees and Expenses. (a) Except as provided in this Section
5.5 and Section 5.9, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including, without limitation, filing fees under the Securities
Act) shall be divided equally between Parent and the Company.

          (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by Parent pursuant to Section 7.1(e) or Section 7.1(f), then, in each case, the Company shall (without prejudice to any other rights that Parent may have against the Company for a breach of this Agreement) pay to Parent a fee (the "Termination Fee") of $9,000,000 in cash, such payment to be made promptly, but in no event later than one business day following such termination.

          Section 5.6 Company Stock Plan. At the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time pursuant to the Company Stock Plan or the Individual Option Agreement shall become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option") (decreased to the nearest

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full share) determined by multiplying (i) the number of shares of Company Common
Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. After the Effective Time, except as provided above in this
Section 5.6, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Stock Option immediately prior to or at the Effective Time. The Company shall take all necessary action to implement the provisions of this Section 5.6. As soon as reasonably practicable, and in no event later than twenty days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Stock subject to such Substitute Options, or shall cause such Substitute Options to be deemed to be issued pursuant to a Parent Stock Plan for which shares of Parent Common Stock have been previously registered pursuant to an appropriate registration form.

          Section 5.7 Reasonable Best Efforts; Pooling of Interests. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the taking, together with their respective accountants, of all actions reasonably necessary in order to obtain a favorable determination (if required) from the SEC that the Merger may be accounted for as a pooling of interests in accordance with GAAP and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

          (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

          (c) Nothing contained in this Agreement, including without limitation this Section 5.7, shall limit or restrict Parent's and its subsidiaries' ability to enter into and effect Parent Transactions or its or their activities in connection with Parent Transactions.

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          Section 5.8  Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with Nasdaq.

          Section 5.9 Real Estate Transfer and Gains Tax. Parent and the Company agree that either the Company or the Surviving Corporation will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company shall be determined by Parent in its reasonable discretion.

          Section 5.10 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Company Ancillary Agreements, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

          Section 5.11 Indemnification of Directors and Officers. (a) For six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time.

          (b) This Section 5.11 shall survive the closing of all the transactions contemplated hereby, is intended to benefit the indemnified parties under Section 5.11 and their respective heirs and personal representatives (each of which shall be entitled to enforce this Section 5.11 against the Parent and the Surviving Corporation, as the case may be, as a third-party beneficiary hereof).

          Section 5.12 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company,

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as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The Company shall use its reasonable best efforts to give prompt notice to Parent of any change or event which would be reasonably likely to have a Material Adverse Effect on the Company. The delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 5.13 Stock Exchange Listing. Parent shall use its reasonable best efforts to have authorized for quotation on Nasdaq, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger.

          Section 5.14 Indemnity Agreement. No later than immediately prior to the Effective Time, the Company will cause the Stockholder Representatives to execute and deliver the Indemnity Agreement to Parent and the Indemnity Agent, with such changes thereto as may be requested by the Indemnity Agent that are reasonably acceptable to Parent.

          Section 5.15 Loans to Company. As soon as practicable following the date hereof, Parent and the Company shall negotiate in good faith the terms of standard loan agreements providing for the following: (i) commencing February 1, 2000, and ending no later than 70 days after the termination of the Merger Agreement, Parent shall loan to the Company up to $1,000,000 in principal amount per month to the extent needed for working capital, (ii) Parent shall not be obligated to lend to the Company more than $3,000,000 in the aggregate, (iii) any such loan shall bear interest at the rate of 11.5% per annum and shall be due and payable on the earlier of (A) 90 days following the termination of the Merger Agreement, (B) June 30, 2000 or (C) the occurrence of any bankruptcy event or material default involving the Company. In the event of any material breach by the Company of this Agreement, Parent shall not have any obligation to make any additional loans to the Company and all outstanding loans shall become payable upon such breach.

          Section 5.16 Employee Benefit Plans. (a) Subject to Section 5.16 of the Company Letter, as soon as practicable after the Effective Time (the "Benefits Date"), Parent shall provide, or shall cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are substantially similar to those made generally available to similarly situated employees of Parent. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Company), Parent shall provide, or cause to be provided, substantially the same employee benefit plans, programs and arrangements of the Company provided to employees of the Company as of the date hereof.

          (b) Upon the inclusion of employees of the Company in any benefits plan maintained or sponsored by Parent or its Subsidiaries, including, without limitation, any plan or arrangement providing vacation benefits, each Company employee shall receive credit for service prior to the Effective Time with the Company and predecessors to the same extent such service was counted under any similar or corresponding Company plans for the purposes of determining eligibility to participate, vesting and the level of benefits provided. If any such Company

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employees or their dependents are included in any medical, dental or health plan other than the plan or plans they participated in at the Effective Time (each, a "Parent Successor Plan"), any such Parent Successor Plan shall (i) waive all limitations as to pre-existing conditions and waiting periods, and (ii) provide each such employee or dependent with credit for any co-payments or deductibles paid prior to date of inclusion in the Parent Successor Plan in satisfying any applicable deductible or out-of-pocket requirements under such Parent Successor Plan.


                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

          Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law.

          (b) Quotation of Stock. The Parent Common Stock issuable in the Merger shall have been authorized for quotation on Nasdaq, subject to official notice of issuance.

          (c) Certain Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have, individually or in the aggregate, a Material Adverse Effect on Parent or the Company, shall have been obtained, shall have been made or shall have occurred.

          (d) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, if any, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

          (e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

          Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

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          (a) Performance of Obligations; Representations and Warranties. Each
of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (b) Tax Opinion. The Company shall have received an opinion of Piper Marbury Rudnick & Wolfe LLP, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

          In rendering such opinion, Piper Marbury Rudnick & Wolfe LLP may rely upon the representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

          Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its

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Director of Finance to such effect. Notwithstanding anything contained herein to the contrary, for the purposes of this Section 6.3(a), a Material Adverse Change under Section 3.6(b)(i) shall not include (i) any change that results from the public announcement of the Merger and the transactions contemplated by this Agreement or (ii) the matters excluded pursuant to Section 6.3(a) of the Company Letter.

          (b) Tax Opinion. Parent shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

          In rendering such opinion, Sidley & Austin may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

          (c) Accounting. The Company shall have received the written letter, dated the Effective Time, of Arthur Andersen LLP, stating that the Company is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC. Parent shall have received the written letter, dated the Effective Time, of Ernst & Young LLP, stating that Parent is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC, and that the Merger will qualify for pooling of interests accounting if consummated in accordance with the terms of this Agreement. Each of such written letters will be in form and substance reasonably satisfactory to the Parent.

          (d) Consents. The Company shall have obtained the consent or approval of each Person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any material loan or credit agreement, note, mortgage, indenture, lease or other material agreement or instrument by which the Company is bound.

          (e) No Litigation or Injunction. There shall not be instituted or pending any suit, action or proceeding by any Governmental Entity relating to this Agreement, any of the Company Ancillary Agreements or Parent Ancillary Agreements or any of the transactions contemplated herein or therein. No action or proceeding shall have been commenced seeking any temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or seeking any other legal restraint or prohibition preventing the consummation of the Merger other than any of the foregoing which shall have been dismissed with prejudice.


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          (f) Ancillary Agreements. The Indemnity Agreement shall have been executed by the Stockholder Representatives and the Indemnity Agent and delivered to Parent and shall be in full force and effect.

          (g) Capital Structure Certificate. The Company shall have delivered a certificate of its Chief Executive Officer and its Director of Finance setting forth all of the information that would have been required to have been included in Section 3.2(c) of the Company Letter if the Agreement were dated as of the Effective Time.

          (h) Dissenting Stockholders. The Dissenting Shares shall include (i) no shares of Company Preferred Stock and (ii) no more than five percent (5%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Secretary to such effect.

          (i) Stockholder Approval. This Agreement shall have been duly approved by holders of (i) a majority of the shares of the Company Common Stock (ii) 60% of the shares of the Company Series A Preferred Stock, each acting as a separate class. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Secretary to such effect.

          (j) FIRPTA Certificate. The Company shall have delivered, not more than 20 days prior to the Closing Date, a statement in accordance with Treas. Reg. ss.ss. 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a "United States real property holding corporation" for purposes of Section 897 and 1445 of the Code, and neither Parent nor Sub shall have actual knowledge that such statement is false or shall have received a notice that the statement is false pursuant to Treas. Reg. ss. 1.445-4. The form of such statement is attached hereto as Exhibit E. In addition, the Company shall have delivered on the Closing Date the notification to the Internal Revenue Service, in accordance with the requirements pursuant to Treas. Reg. ss. 1.897-(h)(2), of delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of the Company. The Company acknowledges that Parent may cause the Company to file such notification with the Internal Revenue Service on or after the Closing Date. The form of such notification is attached hereto as Exhibit F.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

          Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or
Parent:

          (a) by mutual written consent of Parent and the Company;


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          (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within thirty business days following receipt by such other party of written notice from the non-breaching party of such failure to comply;

          (c) by either Parent or the Company if there has been (i) a material breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within thirty business days following receipt by the breaching party from the non-breaching party of written notice of the breach;

          (d) by Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on April 15, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, further, if by April 15, 2000, the Merger shall not have been effected because the condition set forth in Section 6.1(e) shall not have been satisfied, such date shall be automatically extended to May 15, 2000;

          (e) by Parent if the stockholders of the Company do not approve this Agreement at the Stockholder Meeting or at any adjournment or postponement thereof; or

          (f) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have qualified, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so, (ii) any Person (other than Parent or its Affiliates) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock, (iii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

          The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or

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on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

          Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3 and the entirety of Section 5.5, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

          Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII

                                 INDEMNIFICATION

          Section 8.1 Indemnity Fund. (a) Promptly after the Effective Time, the Indemnity Shares shall be registered in the name of, and be deposited with, Harris Trust and Savings Bank (or another institution selected by Parent with the reasonable consent of the Company) as Indemnity Fund and collateral agent (the "Indemnity Agent"). Such deposit shall constitute the initial Indemnity Fund and shall be governed by the terms set forth herein and in the Indemnity Agreement. All dividends and distributions in respect of the Indemnity Shares, whether in cash, additional Parent Common Stock or other property, received by the Indemnity Agent shall be distributed currently to the Company Stockholders in accordance with the Indemnity Agreement; provided, that stock dividends made to effect stock splits or similar events shall be retained by the Indemnity Agent as part of the Indemnity Fund. The Indemnity Fund shall be available to indemnify, hold harmless and reimburse any Parent Group Member from any Loss or Expense indemnifiable under this Article VIII and as provided in the Indemnity Agreement.

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          (b) Nothing in this Agreement shall limit the liability of the Company for any breach of any representation, warranty or covenant if this Agreement shall be terminated, provided that resort to the Indemnity Fund shall be the exclusive remedy of the Parent Group Members for any such breaches and misrepresentations following the Effective Time other than for fraud.

          (c) As used in this Agreement, (i) "Expense" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals), (ii) "Loss" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, and (iii) "Parent Group Members" means Parent and its Affiliates and their respective successors and assigns, including, after the Effective Time, the Surviving Corporation.

          Section 8.2  Indemnification from Indemnity Fund. (a) Subject to
Section 8.1, from and after the Effective Time, each Parent Group Member shall be indemnified, held harmless and reimbursed from the Indemnity Fund from and against any and all Loss and Expense incurred by such Parent Group Member in connection with or arising from:

          (i) any breach or failure to perform by the Company of any of its agreements, covenants or obligations in this Agreement; or

          (ii) any breach of any warranty or the inaccuracy of any representation of the Company contained in Article III or any certificate delivered by or on behalf of the Company pursuant to Article VI of this Agreement;

provided, however, that the Indemnity Fund shall be used to indemnify and hold harmless hereunder with respect to the matters set forth in clause (ii) of this
Section 8.2(a) (other than Sections 3.1, 3.2, 3.3, 3.20 and 3.28, the certificate delivered pursuant to Section 6.3(a) to the extent it relates to such Sections, and the certificates delivered pursuant to Sections 6.3(g) and 6.3(h), as to which this proviso shall not apply) only in the event that the aggregate amount (without duplication) of Loss and Expense borne by the Parent Group Members with respect thereto exceeds $250,000 and then only to the extent of such excess. Any payment pursuant to this Section 8.2 shall be made in the form of a transfer from the Indemnity Fund to the applicable Parent Group Member(s) pursuant to the Indemnity Agreement.

          (b) The Company acknowledges that Parent and the Company have agreed that Parent will acquire all of the outstanding capital stock of the Company on a fully diluted basis in exchange for the Merger Consideration. The Company further acknowledges that the information set forth in the certificate delivered pursuant to Section 6.3(g) will be used as the basis for determining the Exchange Ratio. In the event of any inaccuracy in the certificate delivered pursuant to Section 6.3(g), Parent will be entitled (but not obligated) to recalculate the Exchange Ratio and receive a sufficient number of shares of Parent Common Stock from the Indemnity

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Fund in order that the total number of shares of Parent Common Stock issued and outstanding by virtue of this Agreement would be as would have resulted if such certificate had been true and correct in all respects at the Effective Time.

          (c) The indemnification provided for in this Article VIII shall terminate one year after the Effective Time or earlier, in whole or in part, if Parent determines that such earlier termination is required to comply with the requirements for accounting for the Merger as a pooling of interests and gives the Indemnity Agent and the Stockholder Representatives notice to such effect (and no claims shall be made by any Parent Group Member under this Section 8.2 thereafter), except that such indemnification shall continue as to any Loss or Expense in connection with which a Claim Notice is given in accordance with the requirements of Section 8.4 on or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 8.2, as to which the indemnification obligation hereunder shall continue until the liability to be satisfied from the Indemnity Fund shall have been determined pursuant to this Article VIII, and all Parent Group Members shall have been reimbursed out of the Indemnity Fund for such Loss or Expense in accordance with the terms hereof.

          Section 8.3 Termination of Indemnity Fund. Upon termination of the indemnification obligations under this Article VIII and reimbursement of the Parent Group Members of Losses and Expenses payable in respect thereof hereunder, the Indemnity Fund shall terminate and shall be distributed in accordance with the Indemnity Agreement after payment of any amounts therefrom due to the Indemnity Agent.

          Section 8.4  Notice and Determination of Claims.

          (a) If any Parent Group Member wishes to make a claim for indemnification to be satisfied from the Indemnity Fund, such Parent Group Member (individually or collectively, the "Claiming Party") shall so notify the Indemnity Agent in writing (the "Claim Notice") of the facts giving rise to such claim for indemnification hereunder. The Claim Notice shall be accompanied by a certificate of the Claiming Party attesting to the Claiming Party's contemporaneous delivery of a duplicate copy of the Claim Notice to the Stockholder Representatives (as hereinafter defined). Such Claim Notice shall describe in reasonable detail (to the extent then known) the Loss or Expense and the method of computation of such Loss or Expense and contain a reference to the provisions of this Agreement in respect of which such Loss or Expense shall have occurred. If the Claiming Party is not Parent, the Claim Notice must be accompanied by a certificate from Parent confirming that the Claiming Party is a Parent Group Member. At the time of delivery of any Claim Notice to the Indemnity Agent, a duplicate copy of such Claim Notice shall be delivered by the Claiming Party to the Stockholder Representatives.

          (b) Unless the Stockholder Representatives shall have delivered an Objection in accordance with Section 8.4(c), the Indemnity Agent shall, on the twentieth day (or such earlier day as the Stockholder Representatives shall authorize in writing to the Indemnity Agent) after receipt of a Claim Notice with respect to indemnification for a specified amount, deliver to Parent, for its account or for the account of each Parent Group Member named in the Claim Notice, such


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portion of the Indemnity Fund, valued in accordance with the Indemnity
Agreement, with a value equal to the specified amount.

          (c) Until the twentieth day following delivery of a Claim Notice, the Stockholder Representatives may deliver to the Indemnity Agent a written objection (an "Objection") to the claim made in such Claim Notice. At the time of delivery of any Objection to the Indemnity Agent, a duplicate copy of such Objection shall be delivered to the Claiming Party.

          (d) Upon receipt of an Objection properly made, the Indemnity Agent shall (i) deliver to Parent, for its account or for the account of each Parent Group Member named in the Claim Notice, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to that portion of the amount subject to the Claim Notice, if any, which is not disputed by the Stockholder Representatives and (ii) designate and segregate out of the Indemnity Fund a portion thereof, valued in accordance with the Indemnity Agreement, with a value equal to the amount subject to the Claim Notice which is disputed by the Stockholder Representatives. Thereafter, the Indemnity Agent shall not dispose of such segregated portion of the Indemnity Fund until the Indemnity Agent shall have received a certified copy of the final decision of the arbitrators as contemplated by Section 8.5, or the Indemnity Agent shall have received a copy of the written agreement between the Claiming Party and the Stockholder Representatives resolving such dispute and setting forth the amount, if any, which such Claiming Party is entitled to receive. The Indemnity Agent will deliver to Parent, for its account or for the account of each Parent Group Member entitled to payment, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to the amount that the Claiming Party is entitled to receive as set forth in the arbitration decision after the expiration of ten (10) business days from the receipt of such decision or, in the event that the amount to which the Claiming Party is entitled is established pursuant to an agreement between the Claiming Party and the Stockholder Representatives, promptly after the Indemnity Agent's receipt of such agreement.

          Section 8.5  Resolution of Conflicts; Arbitration.

          (a) The Claiming Party shall deliver a written response to the Stockholder Representatives in respect of any Objection properly delivered by the Stockholder Representatives. If after twenty (20) days following delivery of such response there remains a dispute as to any claims, the Stockholder Representatives and the Claiming Party shall attempt in good faith for sixty
(60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representatives and the Claiming Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and shall be furnished to the Indemnity Agent. The Indemnity Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock or other property from the Indemnity Fund in accordance with the terms thereof.

          (b) If no such agreement can be reached after good faith negotiation, either the Claiming Party or the Stockholder Representatives may, by written notice to the other, demand arbitration of the matter unless the amount of the Loss or Expense is at issue in pending litigation

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with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Stockholder Representatives shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in the related Claim Notice shall be binding, and conclusive, and notwithstanding anything in this
Section 8.5, the Indemnity Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Indemnity Fund in accordance therewith.

          (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

          Section 8.6 Stockholder Representatives. (a) The "Stockholder Representatives" shall be Daniel Simpkins, Peter Barris and Patrick Kerins, who may be replaced by the Company prior to the Effective Time. Each of the Stockholder Representatives shall be constituted and appointed as agent for and on behalf of the Company Stockholders to give and receive notices and communications, to authorize delivery to Parent Group Members of the Parent Common Stock or other property from the Indemnity Fund in satisfaction of claims by Parent Group Members, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representatives for the accomplishment of the foregoing. The Persons designated to serve as the Stockholder Representatives may be changed by the holders of a majority in interest of the Indemnity Fund from time to time upon not less than 10 days' prior written notice to Parent and the Indemnity Agent. No bond shall be required of the Stockholder Representatives, and the Stockholder Representatives shall receive no compensation for their services. Any expenses incurred by the Stockholder Representatives in connection with their services hereunder shall be reimbursed from the Indemnity Fund upon presentation of appropriate expense documentation as and to the extent provided in Section 6 of the Indemnity Agreement.

          (b) The Stockholder Representatives shall not be liable to the Company Stockholders for any act done or omitted hereunder or under the Indemnity Agreement as Stockholder Representatives while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Stockholders Representatives and hold them harmless from and against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders Representatives and arising out of or in connection with the acceptance and administration of their duties hereunder.



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          (c) The Stockholder Representatives shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          Section 8.7 Actions of the Stockholder Representatives. A decision, act, consent or instruction of the Stockholder Representatives shall constitute a decision of all Company Stockholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Indemnity Fund and shall be final, binding and conclusive upon each such Company Stockholder, and the Indemnity Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholder Representatives as being the decision, act, consent or instruction of each and every such Company Stockholder. The Indemnity Agent and each Parent Group Member are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representatives. For purposes of this Agreement and the Indemnity Agreement any action by a majority of the then Stockholder Representatives shall be deemed to be the action of and binding upon all of the Stockholder Representatives.

          Section 8.8 Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Indemnity Fund, Parent shall notify the Stockholder Representatives of such claim, and the Stockholder Representatives shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claims without the consent of the Stockholder Representatives, which consent shall not be unreasonably withheld. In the event that the Stockholders Representatives have consented to any such settlement, the Stockholders Representatives shall have no power or authority to object under
Section 8.4 or any other provision of this Article VIII to the amount paid in such settlement.


                                   ARTICLE IX

                               GENERAL PROVISIONS

          Section 9.1 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Parent Tax Certificate and Company Tax Certificate referred to elsewhere, which shall survive indefinitely) shall terminate on the first anniversary of the Effective Time. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty made in this Agreement or in any instrument delivered pursuant to this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

          Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or on the business day received (or the next business day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a

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confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to

                       Tellabs, Inc.
                       4951 Indiana Avenue
                       Lisle, Illinois 60532
                       Attention: General Counsel
                       Facsimile No.:  (630) 512-7293

              with a copy to:

                       Sidley & Austin
                       Bank One Plaza
                       10 South Dearborn Street
                       Chicago, Illinois 60603
                       Attention: Thomas A. Cole
                                  Imad I. Qasim
                       Facsimile No.:  (312) 853-7036

          (b) if to the Company, to

                       Salix Technologies, Inc.
                       904 Wind River Lane, #101
                       Gaithersburg, Maryland 20878
                       Attention: _______________
                       Facsimile No.:  (301) 990-____

              with a copy to:

                       Piper Marbury Rudnick & Wolfe LLP
                       1200 Nineteenth Street, N.W.
                       Washington, D.C. 20036
                       Attention: Edwin M. Martin, Jr.
                       Facsimile No.:  (202) 223-2085

          Section 9.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.11 and of Section 5.9, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 9.7 Assignment. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

          Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

          Section 9.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                  TELLABS, INC.



                                  By:  __________________________
                                       Name:
                                       Title:



                                  ORIOLE MERGER CORP.



                                  By:  ___________________________
                                       Name:
                                       Title:



                                  SALIX TECHNOLOGIES, INC.



                                  By:  ___________________________
                                       Name:
                                       Title:

                                                                         ANNEX B

                            FORM OF VOTING AGREEMENT


                  VOTING AGREEMENT, dated as of December 21, 1999 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Salix Technologies, Inc., a Delaware corporation (the "Company"), for the benefit of Tellabs, Inc., a Delaware corporation ("Parent").

                                    RECITALS

                  WHEREAS, Parent, Oriole Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of December 21, 1999 (the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock"), and each issued and outstanding share of Preferred Stock, par value $.01 per share, of the Company ("Company Preferred Stock") not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock");

                  WHEREAS, the Stockholder owns of record and/or holds stock options to acquire (whether or not vested) that number of shares of Company Common Stock and Company Preferred Stock appearing on the signature page hereof (such shares of Company Common Stock and Company Preferred Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

                  WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

                  1. Covenants of Stockholder. Until the termination of the Stockholder's obligations in accordance with Section 4, Stockholder agrees as follows:

                  (a) At the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

                  (b) The Stockholder shall not, nor shall the Stockholder permit any affiliate, director, officer, employee or other representative of the Stockholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

                  (c) The Stockholder shall cooperate with Parent to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

                  2. Representations and Warranties. The Stockholder represents and warrants to Parent as follows:

                  (a) The Stockholder is the record and beneficial owner of, and has good title to, the Subject Shares. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement and except for the Company Stockholder Agreements set forth in Section 3.2(a) of the Company Letter.

                  (b) This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require the Stockholder to make or obtain any regulatory filing or approval.

                  3. Affiliate Letter. The Stockholder agrees to execute and deliver on a timely basis an Affiliate Letter in the form of Exhibit C to the Merger Agreement, when and if requested by Parent.

                  4. Termination. The obligations of the Stockholder hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to Section 7.1 thereof or the Effective Time; provided that in the event the Merger Agreement is terminated pursuant to Section 7.1(e) or 7.1(f) thereof, the obligations of the Stockholder hereunder shall terminate 180 days following the termination of the Merger Agreement. No such termination shall relieve the Stockholder from any liability in connection with this Agreement incurred prior to such termination.

                  5. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                  6. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain and deliver to Parent the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

                  7. Remedies. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

                  8. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction. If in the opinion of Parent's independent accountants, any provision hereof would cause the Merger to be ineligible for "pooling of interest" accounting treatment, it shall be deemed to be ineffective and inapplicable.

                  9. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Parent.

                  10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  11. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

                  12. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  13. No limitation on Actions of the Stockholder as Director. In the event the Stockholder is a director of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company.

                                              Name:


                                              By:
                                                 -------------------------------
                                              (Title, if applicable):


                                              Number of shares of Company
                                              Common Stock owned on the
                                              date hereof:
                                                          ----------------

                                              Number of shares of Company
                                              Preferred Stock owned on
                                              the date hereof:
                                                              ------------



Accepted and Agreed to
as of the date set forth above:

TELLABS, INC.


By:
   ------------------------
   Name:
   Title:

                                                                         ANNEX C

                           INDEMNITY ESCROW AGREEMENT

                  This INDEMNITY ESCROW AGREEMENT (the "Indemnity Agreement"), is dated as of, ____, among Tellabs, Inc., a Delaware corporation ("Parent"), Daniel Simpkins, Peter Barris and Patrick Kerins (the "Stockholder Representatives"), and Harris Trust and Savings Bank, an Illinois banking corporation, as indemnity and escrow agent (the "Indemnity Agent").


                              W I T N E S S E T H:

                  WHEREAS, Salix Technologies, Inc., a Delaware corporation (the "Company"), Oriole Merger Corp., a Delaware corporation ("Sub"), and Parent are parties to that certain Agreement and Plan of Merger, dated as of December 21, 1999 (the "Merger Agreement"), pursuant to which Sub shall be merged with and into the Company (the "Merger"), with the Company surviving as a wholly owned subsidiary of Parent (as such, the "Surviving Corporation");

                  WHEREAS, under the Merger Agreement all Parent Group Members (as defined in the Merger Agreement) shall be indemnified, held harmless and reimbursed as provided in Article VIII of the Merger Agreement;

                  WHEREAS, to ensure that funds will be available to indemnify, hold harmless and reimburse the Parent Group Members as required by Article VIII of the Merger Agreement, Section 8.1 of the Merger Agreement provides that in connection with the Merger, promptly after the Effective Time (as defined below) 10% of the aggregate number of whole shares of Parent Common Stock (as defined below) into which the Company Common Stock (as defined in the Merger Agreement) and the Company Preferred Stock (as defined in the Merger Agreement) are to be converted into, in accordance with Article I of the Merger Agreement (such shares being referred to herein as the "Indemnity Shares" and such indemnity shares, together with any cash in lieu of fractional shares being referred to herein as the "Indemnity Amount") shall be deposited with the Indemnity Agent in an escrow account established pursuant to this Indemnity Agreement and held and subsequently disbursed in accordance with the terms of this Indemnity Agreement (such Indemnity Amount, together with such cash in lieu of fractional shares and any dividends or other distributions received thereon being herein collectively referred to as the "Indemnity Fund").

                  WHEREAS, the Merger Agreement provides for the Stockholder Representatives to act in accordance herewith in connection with this Indemnity Agreement and the indemnification obligations contained in the Merger Agreement; and

                  WHEREAS, the Indemnity Agent has agreed to hold the Indemnity Fund pursuant to the terms of this Indemnity Agreement;

                  NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.       Definitions.

                  Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. In addition the following terms shall have the following meanings:

                  "Effective Time" means the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger.

                  "Average Closing Price" means $63.98.

2.       Deposit and Use of Indemnity Amount.

         a. Promptly after the Effective Time, the Indemnity Amount shall be deposited by Parent in escrow with the Indemnity Agent. The Indemnity Agent shall establish a separate subaccount for each Company Stockholder ("Subaccount") and credit to such Subaccount the number of Indemnity Shares and cash in lieu of fractional shares set forth opposite the name of such Company Stockholder on Annex A hereto.

         b. Immediately after receipt from Parent of the Indemnity Amount, the Indemnity Agent shall confirm to the Parent and the Stockholder Representatives such receipt in writing.

         c. The Indemnity Agent agrees to hold, pay and disburse the Indemnity Fund and to act as Indemnity Agent in accordance with the terms, conditions and provisions of this Indemnity Agreement.

         d. All dividends and distributions in respect of the Indemnity Shares, whether in cash, additional Parent Common Stock or other property received by the Indemnity Agent shall be distributed currently to the Company Stockholders; provided that stock dividends made to effect stock splits or similar events shall be retained by the Indemnity Agent as part of the Indemnity Fund and credited proportionately to the Subaccounts to which the Indemnity Shares are credited. In the event the Indemnity Shares are reclassified or otherwise changed into or exchanged for other securities, property or cash pursuant to any merger, consolidation, sale of assets and liquidation or other transaction, the securities, cash or other property received by the Indemnity Agent in respect of the Indemnity Shares shall be retained by it as part of the Indemnity Fund, credited proportionately to the Subaccounts to which the Indemnity Shares are credited and, in the case of securities, registered in the name of the Indemnity Agent or its nominee. All cash, property, Parent Common Stock and other securities received and retained by the Indemnity Agent as described in this Subsection 2(d) are referred to herein as "Distributions". The provisions of this Section 2 shall apply to successive Distributions.

         e. Each Company Stockholder shall have the right to vote all Indemnity Shares credited to such Company Stockholder's Subaccount. The Indemnity Agent will forward to each Company Stockholder to whose Subaccount any Indemnity Shares are credited all notices of stockholders' meetings, proxy statements and reports to stockholders received by the Indemnity Agent in respect thereof and will either (i) vote the Indemnity Shares credited to such Company Stockholder's

                  Subaccount only in accordance with written instructions received from such Company Stockholder, or (ii) forward to such Company Stockholder a signed proxy enabling the Company Stockholder to vote such Indemnity Shares. The Indemnity Agent shall be reimbursed for the cost of such forwarding in accordance with Section 8(d).

3.       Release of Indemnity Shares for Sale.


         a. Subject to Section 3(d), a Company Stockholder may deliver to the Indemnity Agent and to Parent a written notice (a "Sale Notice") directing the Indemnity Agent to deliver all or a specified number of the Indemnity Shares (the "Sold Shares") credited to such Company Stockholder's Subaccount to a broker or dealer for purposes of sale, against receipt by the Indemnity Agent of the proceeds of such sale, after deducting the commissions and other charges of the broker or dealer effecting such sale (the "Sale Proceeds"). The Sale Notice shall state: (i) that a specified number of Indemnity Shares have been sold to or through the broker-dealer named therein,
                  (ii) the sale price per share and the aggregate Sale Proceeds, and (iii) the date of payment for and delivery of the Sold Shares, which shall not be less than five business days after delivery of the Notice of Sale.

         b. If the Sale Proceeds, after deducting the commissions and other charges of the broker or dealer effecting such sale, as set forth in the Sale Notice, are less than 100% of the Current Market Value (as defined in Section 5(b)) of the Sold Shares as of the date of sale, the Indemnity Agent shall not deliver the Sold Shares unless it receives, in addition to the Sale Proceeds, after deducting the commissions and other charges of the broker or dealer effecting such sale, cash in an amount equal to the difference between the Current Market Value of the Sold Shares as of the date of sale and such Sale Proceeds.

         c. The Sale Proceeds and additional cash, if any, received by the Indemnity Agent in respect of Sold Shares shall be retained in the Indemnity Fund in accordance with this Agreement and credited to the Subaccount of the selling Company Stockholder.

         d. Sold Shares subject to transfer restrictions for securities law purposes, in connection with the accounting for the Merger as a pooling of interests or otherwise, as indicated by a legend placed on the certificates representing such Sold Shares, shall not be transferred pursuant to Section 3 except in accordance with the Company Affiliate Letter or any other agreement creating such restriction, as the case may be, executed by the Company Stockholder requesting such sale.

4.       Disposition of Indemnity Amount.


         a. Each Parent Group Member shall be entitled to receive payment directly from the Indemnity Agent out of the Indemnity Fund in the amount which, at any time and from time to time, such Parent Group Member is entitled to be indemnified, reimbursed and held harmless from the Indemnity Fund as provided in
                  Article VIII of the Merger Agreement (including, without limitation, Sections 8.4 and 8.5 thereof), the terms of which are incorporated herein by reference and a copy of which is attached hereto as Annex B.

         b. The Indemnity Agent shall not dispose of all or any portion of the Indemnity Fund other than as provided in this Indemnity Agreement.

5.       Payment and Valuation.


         a. Payments, deliveries or designations from the Indemnity Fund made pursuant to any Claim Notice shall be made, on a Subaccount by Subaccount basis, first from any cash, second from any Permitted Investments, and third from any Indemnity Shares. For purposes of such payment, delivery or designation, Indemnity Shares and Permitted Investments shall be valued at the Current Market Value of such Indemnity Shares and Permitted Investments as determined in accordance with Section 5(b) hereof. To the extent that any payment, delivery or designation is made pursuant to this Indemnity Agreement in the form of securities, such payment, delivery or designation shall be rounded to the nearest whole number of such securities, and no fractional securities shall be paid, delivered or designated.

         b. The "Current Market Value" of shares of Parent Common Stock in the Indemnity Fund as of any date shall be the Average Closing Price. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock or any change or conversion of Parent Common Stock into other securities, appropriate and proportionate adjustments, if any, shall be made to the Current Market Value. The "Current Market Value" of any other security, including any Permitted Investment, in the Indemnity Fund shall be the average of the closing prices of such security for each of the ten trading days immediately preceding such date. The closing price of any such security on any trading day shall be: (i) if such security is listed on a national market securities exchange or quoted in the NASDAQ National Market System, the last reported sale price, or if no sale occurred on that day the mean between the closing bid and asked prices, of such security on such exchange (or the principal exchange if listed on more than one) or in the NASDAQ National Market System, as the case may be, (ii) if such security is not listed or quoted as described in clause (i), the mean between the reported high bid and low asked prices of such security on such date as reported in the financial press or by the National Quotation Bureau Incorporated, or (ii) if neither clause (i) nor clause
                  (ii) applies, the market value of such security on such day as determined in good faith by the Board of Directors of Parent. Upon request of the Indemnity Agent, the Parent shall deliver to it a notice setting forth its good faith calculation of the Current Market Value of the Sold Shares or the Indemnity Shares, which calculation shall be binding on all parties.

         c. Payments and deliveries pursuant to a Claim Notice shall be charged to and withdrawn from each Subaccount in proportion to the respective balances in each, unless the Indemnity Agent is restrained, enjoined or stayed by law or court order from withdrawing assets from a Subaccount, in which case the amount which would have been drawn from such Subaccount shall be allocated pro rata among and withdrawn from the remaining Subaccounts as to which the Indemnity Agent is not so restrained, enjoined or stayed. If the Indemnity Agent ceases to be so restrained, enjoined or stayed, then, to the extent practicable, such remaining Subaccounts from which such amount was withdrawn shall be credited, pro rata, with the amount of such withdrawal through a deduction from the Subaccount that was the subject of such restraint, injunction or stay.

6.       Delivery of Indemnity Amount Upon Termination.


         a. On the first anniversary of the Effective Time, or earlier, if Parent so elects, in whole or in part, pursuant to Section 8.2(c) of the Merger Agreement in a written notice delivered to the Indemnity Agent and the Stockholder Representatives (the "Distribution Date"), the Indemnity Agent shall deliver to the Exchange Agent (or, if the agreement appointing the Exchange Agent shall then have terminated, to Parent) an amount (the "Distribution Amount") equal to (A) the amount remaining in the Indemnity Fund, less (B) any amount designated as subject to a Claim pursuant to such Claim Notice to the extent such Claim has not been resolved prior to such date, and less (C) any amount previously designated in writing by the Stockholder Representatives to the Indemnity Agent (with a copy delivered to Parent) as amounts that should be withheld to cover their expenses incurred in connection with their activities hereunder (to the extent the Indemnity Agent shall then have received written notice from the Stockholder Representatives to such effect in accordance with Section 9(b)). Upon its receipt of such Distribution Amount, the Exchange Agent or Parent, as the case may be, shall disburse the Distribution Amount from each Subaccount to the Company Stockholder for which such Subaccount was established. No certificates or scrip representing fractional shares of Parent Common Stock or any other security shall be issued upon the disbursement of the Distribution Amount. In lieu of any such fractional share, each Company Stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock or other security upon disbursement of the Distribution Amount will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Current Market Value of such Parent Common Stock or such other securities (in the case of such other securities, as of the Distribution Date) by (ii) the fractional interest to which such holder would otherwise be entitled.

         b. Any amounts retained in escrow after the Distribution Date shall be held by the Indemnity Agent and shall first be used to indemnify the Parent Group Members, subject to the terms and conditions of this Indemnity Agreement, and upon resolution and payment out of the Indemnity Fund of all pending Claims, any remaining amounts in escrow shall be transferred to the Stockholder Representatives with respect to out of pocket expenses incurred by them in connection with their activities hereunder (to the extent the Indemnity Agent shall then have received written notice from the Stockholder Representatives to such effect in accordance with Section 9(b)), and any remaining shares shall be distributed to the Exchange Agent (or, if the agreement appointing the Exchange Agent shall then have terminated, to Parent), who shall disburse such portion in the manner set forth in Section 6(a).

         c. Upon distribution of the entire amount of the Indemnity Fund, the Indemnity Agent shall give the Exchange Agent or Parent, as the case may be, notice to such effect. Such notice shall be given to the following address, or to such other address as Parent may designate:

                  Tellabs, Inc.
                  4951 Indiana Avenue
                  Lisle, Illinois 60532
                  Attention: General Counsel

                  Upon such distribution, this Indemnity Agreement shall be terminated.

         d. At any time prior to final termination of this Indemnity Agreement, the Indemnity Agent shall, if so instructed in a writing signed by Parent and the Stockholder Representatives, release from the Indemnity Fund to Parent or the Exchange Agent, as directed, the portion of the Indemnity Fund specified in such writing.

7.       Permitted Investments; Interest.


         The Indemnity Agent is hereby authorized and directed to hold the Indemnity Fund in a segregated escrow account and to disburse such Indemnity Fund only in accordance with the terms of this Indemnity Agreement. From the date hereof until the date of disbursement of the Indemnity Fund pursuant to
Section 6 of this Indemnity Agreement, the Indemnity Agent is authorized and directed to invest and reinvest the cash portion, if any, of the Indemnity Fund in any of the following investments (each a "Permitted Investment") in each case pursuant to joint instructions of the Parent and the Stockholder
Representatives: (i) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by the United States of America or any agency or instrumentality thereof; (ii) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by any state or municipality within the United States of America, or any political subdivision, agency or instrumentality thereof, rated "A" or better by either Standard & Poor's Corporation or Moody's Investors Service Inc.; (iii) readily marketable commercial paper maturing within one hundred eighty (180) days after the date of issuance thereof which has the highest credit rating of either Standard & Poor's Corporation or Moody's Investors Service, Inc.; or (iv) 6 month certificates of deposit issued by any bank incorporated and doing business pursuant to the laws of the United States of America or any state thereof having combined capital and surplus of at least $500,000,000. In the event the Indemnity Agent does not receive joint instructions from Parent and the Stockholder Representatives to invest or reinvest the cash portion of the Indemnity Fund, the Indemnity Agent agrees to invest and reinvest such funds in Harris Insight Money Market Fund, or a successor or similar fund agreed to by Parent and the Stockholder Representatives in writing, which invests in direct obligations of, or obligations fully guaranteed as to principal and interest by the United States Government and repurchase agreements with respect to such securities. Permitted Investments and interest accruing on, and any profit resulting from, such investments shall be added to, and become a part of, the Indemnity Fund pursuant to this Indemnity Agreement and shall be allocated among the Subaccounts of the Company Stockholders based on the Permitted Investments credited to the Subaccount of each. For purposes of this Indemnity Agreement, "interest" on the Indemnity Fund shall include all proceeds thereof and investment earnings with respect thereto. All Permitted Investments shall be registered in the name of the Indemnity Agent. The Indemnity Agent shall have full power and authority to sell any and all Permitted Investments held by it under this Indemnity Agreement as necessary to make disbursements under this Indemnity Agreement, and may use its Bond Department to effect such sales. The Indemnity Agent, Parent, the Surviving Corporation and the Stockholder Representatives shall not be responsible for any unrealized profit or realized loss realized on such investments.

8.       Liability and Compensation of Indemnity Agent.


         a. The duties and obligations of the Indemnity Agent hereunder shall be determined solely by the express provisions of this Indemnity Agreement, and no implied duties or obligations shall be read into this Indemnity Agreement against the Indemnity Agent. The Indemnity Agent shall, in determining its duties hereunder, be under no obligation to refer to any other documents between or among the parties related in any way to this Indemnity Agreement (except to the extent that this Indemnity Agreement specifically refers to or incorporates by reference provisions of any other document), it being specifically understood that the following provisions are accepted by all of the parties hereto. Parent shall indemnify and hold the Indemnity Agent harmless from and against any and all liability and expense which may arise out of any action taken or omitted by the Indemnity Agent in accordance with this Indemnity Agreement, except such liability and expense as may result from the gross negligence or willful misconduct of the Indemnity Agent. The reasonable costs and expenses of the Indemnity Agent to enforce its indemnification rights under this Section 8(a) shall also be paid by Parent. Parent shall be entitled to be reimbursed out of the Indemnity Fund for fifty percent (50%) of any amount that Parent is required to pay to the Indemnity Agent pursuant to this Section 8(a), payable in the manner set forth in Section 5 hereof. This right to indemnification shall survive the termination of this Indemnity Agreement and removal or resignation of the Indemnity Agent. With respect to any claims or actions against the Indemnity Agent which are indemnified by Parent under this Section 8, Parent shall have the right to retain sole control over the defense, settlement, investigation and preparation related to such claims or actions; provided that (i) the Indemnity Agent may employ its own counsel to defend such a claim or action if it reasonably concludes, based on the advice of counsel, that there are defenses available to it which are different from or additional to those available to Parent and (ii) neither Parent nor the Indemnity Agent shall settle or compromise any such claim or action without the consent of the other, which consent shall not be unreasonably withheld or delayed.

         b. The Indemnity Agent shall not be liable to any person by reason of any error of judgment or for any act done or step taken or omitted by it, or for any mistake of fact or law or anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence or willful misconduct.

         c. The Indemnity Agent shall be entitled to rely on, and shall be protected in acting in reliance upon, any instructions or directions furnished to it in writing signed by both Parent and all the then Stockholder Representatives pursuant to any provision of this Indemnity Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by any Parent Group Member or the Stockholder Representatives, and believed by the Indemnity Agent to be genuine and to have been signed and presented by the proper party or parties. In performing its obligations hereunder, the Indemnity Agent may consult with counsel to the Indemnity Agent and shall be entitled to rely on, and shall be protected in acting in reliance upon, the advice or opinion of such counsel.

         d. The Indemnity Agent shall be entitled to its customary fee for the performance of services by the Indemnity Agent hereunder for each year or portion thereof that any portion of the Indemnity Fund remains in escrow and shall be reimbursed for reasonable costs and expenses incurred by it in connection with the performance of such services (such fees, costs and expenses are hereinafter referred to as the "Indemnity Agent's Compensation"). The Indemnity Agent shall render statements to Parent setting forth in detail the Indemnity Agent's Compensation and the basis upon which the Indemnity Agent's Compensation was computed. The Indemnity Agent's Compensation shall be paid by Parent. To the extent Indemnity Agent's Compensation is not paid by Parent, the foregoing shall be paid from the Indemnity Fund after written notice from the Indemnity Agent to Parent. Parent shall be entitled, upon submitting a written request to the Indemnity Agent, to be reimbursed out of the Indemnity Fund for fifty percent (50%) of any amount that Parent is required to pay to the Indemnity Agent pursuant to such reimbursement obligation, payable in the same manner set forth in Section 5 hereof for payment of claims.

         e.       The Indemnity Agent may resign at any time by giving sixty
                  (60) days written notice to Parent and the Stockholder Representatives; provided that such resignation shall not be effective unless and until a successor Indemnity Agent has been appointed and accepts such position pursuant to the terms of this Section 8. In such event, Parent and the Stockholder Representatives shall appoint a successor Indemnity Agent or, if Parent and the Stockholder Representatives are unable to agree upon a successor Indemnity Agent within sixty (60) days after such notice, the Indemnity Agent shall be entitled to
                  (i) appoint its own successor, provided that such successor is a reputable national banking association or (ii) at the equal expense of Parent and the Stockholder Representatives, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. Such appointment, whether by Parent and the Stockholder Representatives, on the one hand, or the Indemnity Agent, on the other hand, shall be effective on the effective date of the aforesaid resignation (the "Indemnity Transfer Date"). On the Indemnity Transfer Date, all right title and interest to the Indemnity Fund, including interest thereon, shall be transferred to the successor Indemnity Agent and this Indemnity Agreement shall be assigned by the Indemnity Agent to such successor Indemnity Agent, and thereafter, the resigning Indemnity Agent shall be released from any further obligations hereunder. The Indemnity Agent shall continue to serve until its successor is appointed, accepts the Indemnity Agreement and receives the transferred Indemnity Fund.

         f. The Indemnity Agent shall not have any right, claim or interest in any portion of the Indemnity Fund except in its capacity as Indemnity Agent hereunder.

         g. It is understood and agreed that in the event any disagreement among Parent and the Stockholder Representatives results in adverse claims or demands being made in connection with the Indemnity Fund, or in the event the Indemnity Agent in good faith is in doubt as to what action it should take hereunder, the Indemnity Agent shall retain the Indemnity Fund until the Indemnity Agent shall have received (i) an enforceable final order of a court of competent jurisdiction which is not subject to further appeal directing delivery of the Indemnity Fund or (ii) a written agreement executed by Parent and the Stockholder Representatives directing delivery of the Indemnity Fund, in which event Indemnity Agent shall disburse the Indemnity Fund in accordance with such order or agreement. Any court order referred to in clause (i) immediately above shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Indemnity

                  Agent to the effect that said court order or judgment is final and enforceable and is not subject to further appeal. The Indemnity Agent shall act on such court order and legal opinion without further question.

9.       Stockholder Representatives.


         a. Pursuant to the Merger Agreement, the Stockholder Representatives shall act as agents of the Company Stockholders and are entitled to give and receive notices and communications, to authorize delivery to the Parent Group Members of the Parent Common Stock or other property from the Indemnity Fund in satisfaction of claims by the Parent Group Members, to object to such deliveries in accordance with the terms of this Indemnity Agreement, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representatives for the accomplishment of the foregoing. The persons designated to be Stockholders Representatives may be changed in accordance with the provisions set forth in the Merger Agreement.

         b. At least five (5) days prior to the Distribution Date, the Stockholder Representatives shall deliver notice to the Indemnity Agent and Parent setting forth the amount of the reasonable expenses incurred by the Stockholder Representatives in connection with their duties under the Merger Agreement and hereunder (the "Stockholder Representatives' Expenses"), which expenses shall be reimbursed from the Indemnity Fund in accordance with the provision of Section 6(b) hereof.

         c. Neither Parent, any Parent Group Member nor the Indemnity Agent shall be responsible or liable for any acts or omissions of any Stockholder Representative in such Stockholder Representative's capacity as such, and each of them may rely on any action or writing of all the then Stockholder Representatives as being binding on all Stockholder Representatives for all purposes.

         d. A decision, act, consent or instruction of the Stockholder Representatives shall constitute a decision of all Company Stockholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Indemnity Fund and shall be final, binding and conclusive upon each such Company Stockholder, and the Indemnity Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholder Representatives as being the decision, act, consent or instruction of each and every such Company Stockholder. The Indemnity Agent and each Parent Group Member are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representatives. For purposes of this Indemnity Agreement any action by all of the then Stockholder Representatives shall be deemed to be the action of and binding upon all of the Stockholder Representatives.

10.      Taxes.


                  All dividends, distributions, interest and gains earned or realized on the Indemnity Fund ("Earnings") and credited to a Subaccount shall be accounted for by the Indemnity Agent separately from the Indemnity Fund and, notwithstanding any provisions of this Agreement, shall be treated as having been received by the Company Stockholders to whose Subaccount the Earning are credited for tax purposes. Annex A hereto sets forth a list of each Company Stockholder's address and Taxpayer Identification Number. The Indemnity Agent annually shall file information returns with the United States Internal Revenue Service and payee statements with the Company Stockholders, documenting such Earnings. The Company Stockholders shall provide to the Indemnity Agent all forms and information necessary to complete such information returns and payee statements. In the event the Indemnity Agent becomes liable for the payment of taxes, including withholding taxes, relating to Earnings or any payment made hereunder, the Indemnity Agent may deduct such taxes from the Indemnity Fund.

11.      Representations and Warranties.


         a. Each of Parent and the Indemnity Agent represents and warrants to each of the other parties hereto that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; that it has the power and authority to execute and deliver this Indemnity Agreement and to perform its obligations hereunder; that the execution, delivery and performance of this Indemnity Agreement by it has been duly authorized and approved by all necessary action; that this Indemnity Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and that the execution, delivery and performance of this Indemnity Agreement by it will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or it or its properties or assets may be bound.

         b. Each Stockholder Representative represents to each of the other parties hereto that he has the power and authority to execute and deliver this Indemnity Agreement and to perform his obligations hereunder; that this Indemnity Agreement constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms; and that the execution, delivery and performance of this Indemnity Agreement by him will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which he is a party or his properties or assets may be bound.

12.      Benefit; Successor and Assigns.


                  This Indemnity Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable by any party hereto without the written consent of all of the other parties hereto; provided, however, that Parent may assign its rights and delegate its obligations hereunder to any successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of Parent's stock or assets and that the Indemnity Agent may assign its rights hereunder to a successor Indemnity Agent appointed hereunder. Except for the persons specified in the preceding sentence, this Indemnity Agreement is not intended to confer on any person not a party hereto any rights or remedies hereunder.

13.      Termination.


         a. This Indemnity Agreement may be terminated prior to the Effective Time on the occurrence of either the following events:

                  i. the mutual written agreement of each of the parties hereto;

                  ii. the termination of the Merger Agreement.

         b. Following the Effective Time, this Indemnity Agreement may only be terminated following the delivery of all amounts held in the Indemnity Fund and the delivery of notice by the Indemnity Agent as contemplated by Section 6(c) hereof.

14.      Notices.


                  All notices and other communications hereunder shall be in writing and shall be deemed given when actually received and shall be given by a nationally recognized overnight courier delivery service, certified first class mail or by facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to the Indemnity Agent:


                  Harris Trust and Savings Bank
                  311 West Monroe Street
                  Chicago, Illinois 60606
                  Attention:  Escrow Division/Marianne Tinerella
                  Facsimile No.: (312) 461-3525
                  Telephone No.: (312) 461-2420

                  If to Parent or any Parent Group Member, to it at:

                  Tellabs, Inc.
                  4951 Indiana Avenue
                  Lisle, Illinois  60532
                  Attention: General Counsel
                  Facsimile No.: (630) 512-7293
                  Telephone No.: (630) 512-7193

                  With copy to:

                  Sidley & Austin
                  Bank One Plaza
                  10 South Dearborn Street
                  Chicago, IL  60603
                  Attention: Imad I. Qasim
                  Facsimile No.: (312) 853-7036
                  Telephone No.: (312) 853-7094

                  If to the Stockholder Representatives:

                  ---------------------------------------

                  ---------------------------------------

                  ---------------------------------------

                  Attention:
                            -----------------------------
                  Facsimile No.: (___) ___-____
                  Telephone No.: (___) ___-____

                  With copy to:

                  ---------------------------------------

                  ---------------------------------------

                  ---------------------------------------

                  Attention:
                            -----------------------------
                  Facsimile No.: (___) ___-____
                  Telephone No.: (___) ___-____

or such other address as the Indemnity Agent, Parent or the Stockholder Representatives, as the case may be, shall designate in writing to the parties hereto; provided that the Stockholder Representatives may not specify more than one address at any time.

15.      Governing Law.


                  This Indemnity Agreement shall be governed by and construed in accordance with the (i) laws (as opposed to conflicts of law provisions) of the State of Illinois applicable to contracts made and performed wholly therein and
(ii) with respect to corporate law governing the Merger, solely by the law of the State of Delaware.

16.      Counterparts.


                  This Indemnity Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.      Headings.


                  The section headings contained in this Indemnity Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Indemnity Agreement.

18.      Partial Invalidity.


                  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

19.      Entire Agreement; Modification and Waiver.


                  This Indemnity Agreement and the Merger Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings relating to the subject matter hereof. Notwithstanding the preceding sentence, the parties hereto acknowledge that the Indemnity Agent is not a party to nor is it bound by the Merger Agreement. No amendment, modification or waiver of this Indemnity Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. No course of dealing between the parties to this Indemnity Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Indemnity Agreement. No delay by any party to or any beneficiary of this Indemnity Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to or any beneficiary of this Indemnity Agreement of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Indemnity Agreement as of the date first above written.

                                                 HARRIS TRUST AND SAVINGS BANK


                                                 By:
                                                    ----------------------------

                                                 Its:
                                                     ---------------------------

                                                 TELLABS, INC.


                                                 By:
                                                    ----------------------------

                                                 Its:
                                                     ---------------------------




                                                 -------------------------------
                                                 Daniel Simpkins,
                                                 as Stockholder Representative




                                                 -------------------------------
                                                 Peter Barris,
                                                 as Stockholder Representative



                                                 -------------------------------
                                                 Patrick Kerins,
                                                 as Stockholder Representative

                                                                         ANNEX D

                            DELAWARE CODE ANNOTATED

                             TITLE 8. CORPORATIONS

                       CHAPTER 1. GENERAL CORPORATION LAW

                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

ss.262  Appraisal rights.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 aNd 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.

Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Tellabs by-laws require Tellabs to indemnify its current and former officers and directors and those who serve or have served, at Tellabs' request, as a director, officer, employee, fiduciary or agent of another enterprise from expenses, liabilities and losses (including attorneys fees) actually and reasonably incurred in connection with any action suit or proceeding in which they or any of them are or are threatened to be made parties by reason of their having acted in such capacity. This indemnification inures to the benefit of such person's heirs, executors and administrators. However, in certain circumstances, Tellabs is required to indemnify such persons for any action, suit or proceeding that is initiated by them only if such action, suit or proceeding is authorized by the Tellabs Board. The right to indemnification under the Tellabs by-laws is a contract right and, subject to certain conditions, includes the right to be paid by Tellabs the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition. The Tellabs by-laws further provide that the indemnification and payment of expenses incurred in the by-laws is not exclusive of any other rights to which those seeking indemnification may be entitled.

         Section 145 of the Delaware corporation statute authorizes indemnification by Tellabs of directors and officers under the circumstances provided in the provisions of the Tellabs by-laws described above, and requires such indemnification for expenses actually and reasonably incurred to the extent a director or officer is successful in the defense of any action, or any claim, issue or matter therein.

         Tellabs has purchased insurance which purports to insure Tellabs against certain costs of indemnification which may be incurred by it pursuant to the Tellabs by-laws and to insure the officers and directors of Tellabs, and of its subsidiary companies, against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The following is a list of Exhibits included as part of this registration statement. Tellabs agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. Items marked with an asterisk are filed herewith. Items marked with a double asterisk will be filed by amendment

             2.1  -- Agreement and Plan of Merger dated as of December 21, 1999 among Tellabs, Inc., Oriole Merger Corp. and SALIX Technologies, Inc. (included as Annex A to the proxy statement and prospectus).
             2.2  -- Form of Voting Agreement dated as of December 21, 1999 between Tellabs and certain stockholders of SALIX Technologies, Inc. (included as Annex B to the proxy statement and prospectus).
             2.3  -- Form of Indemnity Escrow Agreement between Harris Trust and
                     Savings Bank and the Stockholder Representatives (included as Annex C to the proxy statement and prospectus).
             4.1  -- Restated Certificate of Incorporation of Tellabs, Inc.,
                     dated June 24, 1992, as amended through the date hereof is hereby incorporated by reference to Exhibit No. 4.1 to Tellabs' Registration Statement on Form S-4 filed on
                     July 21, 1998.
             4.2  -- Amended and Restated By-Laws of Tellabs, Inc., as amended
                     January 27, 1993, is hereby incorporated by reference to Exhibit No. 3.2 to Tellabs' Annual Report on Form 10-K for the year ended January 1, 1993.
             4.3  -- The instruments defining the rights of holders of long-term debt securities of Tellabs and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K. Tellabs hereby agrees to furnish copies of these instruments to the SEC upon request.
           **5.1  -- Opinion of James M. Sheehan, Assistant General Counsel of
                     Tellabs Operations, Inc., as to the legality of the securities being registered.

                  -- Opinion of Sidley & Austin, as to certain United States federal income tax consequences of the merger.
           **8.2  -- Opinion of Piper Marbury Rudnick & Wolfe LLP, as to certain
                     United States federal income tax consequences of the merger.
           *23.1  -- Consent of Ernst & Young LLP
           *23.2  -- Consent of Grant Thornton LLP
           *23.3  -- Consent of Arthur Andersen LLP
           *23.4  -- Consent of PricewaterhouseCoopers LLP
           *23.5  -- Consent of KPMG LLP
          **23.6  -- Consent of James M. Sheehan (included in Exhibit 5.1 to this Registration Statement).
          **23.7  -- Consent of Sidley & Austin (included in Exhibit 8.1 to this
                     Registration Statement).
          **23.8  -- Consent of Piper Marbury Rudnick & Wolfe LLP (included in
                     Exhibit 8.2 to this Registration Statement).
           *24.1  -- Powers of Attorney
           *99.1 -- Form of proxy card to be mailed to holders of SALIX common stock and preferred stock.

     (b) Not applicable.

     (c) Not Applicable.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lisle, State of Illinois on January 20, 2000.

                                  TELLABS, INC.

                                  By:  /s/ Michael J. Birck
                                       -------------------------------------
                                       Michael J. Birck
                                       President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                                  CAPACITY                               DATE
------------------------------------------------------------------------------------------------------
/s/ Michael J. Birck                President, Chief Executive Officer and Director   January 20, 2000
----------------------------------  (Principal Executive Officer)
Michael J. Birck

*                                   Executive Vice President and Director             January 20, 2000
----------------------------------  (Principal Financial Officer)
Peter A. Guglielmi


*                                  Vice President                                     January 20, 2000
---------------------------------- (Principal Accounting Officer)
Robert E. Swininoga

*                                  Director                                           January 20, 2000
----------------------------------
John D. Foulkes, Ph.D.

*                                  Director                                           January 20, 2000
----------------------------------
Brian J. Jackman

*                                  Director                                           January 20, 2000
----------------------------------
Frederick A. Krehbiel

*                                  Director                                           January 20, 2000
----------------------------------
Stephanie Pace Marshall, Ph.D.

*                                  Director                                           January 20, 2000
----------------------------------
William F. Souders

*                                  Director                                           January 20, 2000
----------------------------------
Jan H. Suwinski

* By: /s/ Michael J. Birck
      ----------------------------
            Michael J. Birck
            As Attorney-in-Fact


                                INDEX TO EXHIBITS


             2.1  -- Agreement and Plan of Merger dated as of December 21, 1999 among Tellabs, Inc., Oriole Merger Corp. and SALIX Technologies, Inc. (included as Annex A to the proxy statement and prospectus).
             2.2  -- Form of Voting Agreement dated as of December 21, 1999 between Tellabs and certain stockholders of SALIX Technologies, Inc. (included as Annex B to the proxy statement and prospectus).
             2.3  -- Form of Indemnity Escrow Agreement between Harris Trust and
                     Savings Bank and the Stockholder Representatives (included as Annex C to the proxy statement and prospectus).
             4.1  -- Restated  Certificate of Incorporation of Tellabs,  Inc.,
                     dated June 24, 1992, as amended through the date hereof is hereby incorporated by reference to Exhibit No. 4.1 to Tellabs' Registration Statement on Form S-4 filed on
                     July 21, 1998.
             4.2  -- Amended and Restated By-Laws of Tellabs, Inc., as amended
                     January 27, 1993, is hereby incorporated by reference to Exhibit No. 3.2 to Tellabs' Annual Report on Form 10-K for the year ended January 1, 1993.
             4.3  -- The instruments defining the rights of holders of long-term debt securities of Tellabs and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K. Tellabs hereby agrees to furnish copies of these instruments to the SEC upon request.
           **5.1  -- Opinion of James M. Sheehan, Assistant General Counsel of
                     Tellabs Operations, Inc., as to the legality of the securities being registered.
           **8.1  -- Opinion of Sidley & Austin, as to certain United States federal income tax consequences of the merger.
           **8.2  -- Opinion of Piper Marbury Rudnick & Wolfe LLP, as to certain
                     United States federal income tax consequences of the
                     merger.
           *23.1  -- Consent of Ernst & Young LLP
           *23.2  -- Consent of Grant
                     Thornton LLP
           *23.3  -- Consent of Arthur Andersen LLP
           *23.4  -- Consent of PricewaterhouseCoopers LLP
           *23.5  -- Consent of KPMG LLP
          **23.6  -- Consent of James M. Sheehan (included in Exhibit 5.1 to this Registration Statement).
          **23.7  -- Consent of Sidley & Austin (included in Exhibit 8.1 to this
                     Registration Statement).
          **23.8  -- Consent of Piper Marbury Rudnick & Wolfe LLP (included in
                     Exhibit 8.2 to this Registration Statement).
           *24.1  -- Powers of Attorney
           *99.1  -- Form of proxy card to be mailed to holders of SALIX common stock and preferred stock.
          ----------------------
               *  Filed herewith
              **  To be filed by amendment.